                              SYRATECH CORPORATION
                             175 McCLELLAN HIGHWAY
                     EAST BOSTON, MASSACHUSETTS 02128-9114

                                                                          , 1997

Dear Fellow Stockholders:

     You are invited to attend a Special Meeting of Stockholders of Syratech Corporation ("Syratech") to vote on the proposed merger (the "Merger") of Syratech with THL Transaction I Corp., a corporation that has been organized by Thomas H. Lee Company. Details of the Merger are discussed in the enclosed Syratech Corporation Proxy Statement/Prospectus (the "Proxy Statement"), the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

     At the special meeting, Syratech stockholders will be asked to approve and
adopt the Restated Agreement and Plan of Merger, dated November   , 1996,
effective as of October 23, 1996 (the "Merger Agreement") and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as ANNEX I to the enclosed Proxy Statement.

     At its meeting on October 22, 1996, Syratech's Board of Directors, by unanimous vote of those present and voting, determined, among other things, that the transactions contemplated by the Merger Agreement, including the Merger, taken together, are advisable and in the best interests of Syratech and its stockholders; and the Board recommends that holders of Syratech Common Stock vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching its decision, the Board of Directors considered, among other things, the written opinion of Merrill Lynch & Co., Inc., to the effect that the cash consideration to be received in the Merger by Syratech's stockholders (other than with respect to shares to be retained, shares to be cancelled pursuant to the Merger Agreement and dissenting shares) is fair to the holders of Syratech Common Stock from a financial point of view.

     Holders of Syratech Common Stock will be entitled to appraisal rights under Delaware law in connection with the Merger as described in the accompanying Proxy Statement.

     The special meeting will be held at Syratech's Corporate Headquarters, 175
McClellan Highway, East Boston, Massachusetts 02128, on March   , 1997,
beginning at 9:00 a.m., Eastern Standard Time.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

                                          Very truly yours,

                                          LEONARD FLORENCE
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                              SYRATECH CORPORATION
                             175 MCCLELLAN HIGHWAY
                        EAST BOSTON, MASSACHUSETTS 02128
                                 (617) 561-2200
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH    , 1997
                            ------------------------

To the Stockholders of Syratech Corporation

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Syratech Corporation, a Delaware corporation ("Syratech"), will be held at Syratech's Corporate Headquarters located at 175 McClellan Highway, East Boston,
Massachusetts 02128, on March   , 1997, beginning at 9:00 a.m., Eastern Standard
Time for the following purposes, which are more fully described in the accompanying Proxy Statement/Prospectus (the "Proxy Statement"):

          1. To consider and vote upon a proposal to approve and adopt the
     Restated Agreement and Plan of Merger, dated November   , 1996, effective
     as of October 23, 1996 (the "Merger Agreement"), between Syratech and THL Transaction I Corp., a Delaware corporation ("THL I") organized by Thomas
     H. Lee Company, and the transactions contemplated thereby, including the merger of THL I with and into Syratech (the "Merger"). Pursuant to the Merger, each share of Syratech Common Stock, $0.01 par value per share ("Syratech Common Stock") (other than (i) shares of Syratech Common Stock held by Syratech or any wholly-owned subsidiary thereof, which will be canceled and retired, and (ii) shares of Syratech Common Stock, the holders of which have duly perfected their appraisal rights) will be entitled, at the election of the holder thereof and subject to the terms described herein, either (a) to receive $32.00 in cash or (b) to retain one share of Syratech Common Stock. The right to retain Syratech Common Stock will be limited in the case of each stockholder (other than any person listed as an executive officer in Syratech's 1996 Proxy Statement (each a "Management Stockholder")) to 35%, and in the case of each Management Stockholder to 25%, of such stockholder's shares of Syratech Common Stock, other than Leonard Florence who is required by the Merger Agreement to retain 714,400 shares of Syratech Common Stock. In addition, because no more than an aggregate of 781,250 shares of Syratech Common Stock may be retained by existing Syratech stockholders (other than Management Stockholders), the right to retain shares of Syratech Common Stock may be subject to proration, as set forth in the Merger Agreement and described in the accompanying Proxy Statement. A copy of the Merger Agreement (including the principal exhibits thereto) is attached as ANNEX I to the accompanying Proxy Statement.

          2. To transact such other and further business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The affirmative vote of a majority of the outstanding shares of Syratech Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting, and any adjournments or postponements
thereof, is             , 1997 (the "Record Date"). Only holders of record of
shares of Syratech Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of Syratech stockholders entitled to vote at the Special Meeting will be available for examination by any holder of Syratech Common Stock, for proper purposes, during normal business hours, at Syratech's corporate offices, 175 McClellan Highway, East Boston, Massachusetts 02128, commencing two business days after the date of this Notice of Special Meeting and continuing through the date of the Special Meeting.

     Holders of Syratech Common Stock have a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for their shares in cash by complying with the provisions of Delaware law, including Section 262 of the Delaware General Corporation Law. The full text of Section 262 of the Delaware General Corporation Law relating to the rights of stockholders to dissent from the Merger is attached as ANNEX III to the accompanying Proxy Statement.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF SYRATECH COMMON STOCK YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LEONARD FLORENCE
                                          Chairman of the Board, President and
                                          Chief Executive Officer
            , 1997
                            ------------------------

                  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND
            RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
                            ------------------------

             STOCKHOLDERS ELECTING TO RETAIN SYRATECH COMMON STOCK
              SHOULD RETURN THE ENCLOSED FORM OF NON-CASH ELECTION
                   TOGETHER WITH DULY ENDORSED SYRATECH STOCK
               CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT.

                              SYRATECH CORPORATION

                           PROXY STATEMENT/PROSPECTUS
                            ------------------------

     This Proxy Statement/Prospectus (the "Proxy Statement") is being furnished to stockholders of Syratech Corporation, a Delaware corporation ("Syratech" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders of the Company, including any adjournments or postponements thereof, scheduled to be
held on March   , 1997 at 9:00 a.m., Eastern Standard Time, at Syratech's
Corporate Headquarters located at 175 McClellan Highway, East, Boston, Massachusetts 02128 (the "Special Meeting"). This Proxy Statement relates to the proposed merger (the "Merger") of THL Transaction I Corp., a Delaware corporation ("THL I") that has been organized by Thomas H. Lee Company, with and into the Company pursuant to the Restated Agreement and Plan of Merger, dated
November   , 1996, effective as of October 23, 1996 (the "Merger Agreement"), between THL I and the Company, and the transactions contemplated thereby.

     Pursuant to the Merger, each share of Syratech Common Stock, par value $0.01 per share ("Syratech Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) shares of Syratech Common Stock held by Syratech or any wholly owned subsidiary thereof and (ii) shares of Syratech Common Stock, the holders of which shall have duly perfected their appraisal rights) will be entitled, at the election of the holder thereof and subject to the terms described herein, either (a) to receive $32.00 in cash or (b) to retain one fully paid and nonassessable share of Syratech Common Stock. The right to retain Syratech Common Stock will be limited in the case of each stockholder (other than any person listed as an executive officer in Syratech's 1996 Proxy Statement (each a "Management Stockholder")) to 35%, and in the case of each Management Stockholder to 25%, of such stockholder's shares of Syratech Common Stock, other than Leonard Florence who is required by the Merger Agreement to retain 714,400 shares of Syratech Common Stock. In addition, because no more than an aggregate of 781,250 shares of Syratech Common Stock may be retained by existing stockholders (other than Management Stockholders), the right to retain Syratech Common Stock may be subject to proration as set forth in the Merger Agreement and described in this Proxy Statement. See "THE MERGER -- Merger Consideration."

     This Proxy Statement also constitutes a prospectus of the Company with respect to the shares of Syratech Common Stock to be retained by stockholders in the Merger.

     The Merger requires the approval at the Special Meeting of the holders of not less than a majority of the shares of Syratech Common Stock entitled to vote thereon. Holders of Syratech Common Stock will be entitled to appraisal rights under Delaware law in connection with the Merger as described herein. See "DISSENTING STOCKHOLDERS' RIGHTS."

     At its meeting on October 22, 1996, the Board of Directors of Syratech (the "Board"), by unanimous vote of those present and voting (the three Directors present at the meeting who are also officers of the Company having abstained from voting), approved the Merger and determined, among other things, that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are advisable and in the best interests of Syratech and its stockholders and resolved to recommend that holders of Syratech Common Stock approve the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement.

     Syratech Common Stock is listed for trading on the New York Stock Exchange,
Inc. (the "NYSE") under the symbol "SYR." On           , 1997, the last reported
sale price of Syratech Common Stock was $     per share. On October 22, 1996,
the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Syratech Common Stock as reported on the NYSE was $26 1/4 per share. If the Merger is approved, the Company anticipates that it will seek to have Syratech Common Stock delisted from the NYSE. See "RISK FACTORS -- Delisting; Loss of Liquidity."

     This Proxy Statement, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to stockholders of the Company
on or about           , 1997.
                            ------------------------

SEE "SPECIAL FACTORS/RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION
       OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF
           SYRATECH COMMON STOCK IN CONNECTION WITH THEIR
                  CONSIDERATION OF THE MERGER.
                            ------------------------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED
     BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT
     PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

        The date of this Proxy Statement/Prospectus is           , 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     2
FORWARD-LOOKING STATEMENTS............................................................     3
SUMMARY...............................................................................     4
  The Special Meeting.................................................................     4
  The Merger..........................................................................     6
  Selected Consolidated Historical Financial Data of Syratech Corporation.............    13
  Price of Syratech Common Stock......................................................    16
INTRODUCTION..........................................................................    17
SPECIAL FACTORS/RISK FACTORS..........................................................    17
  Purposes of the Merger, Structure...................................................    17
  Timing of the Transaction...........................................................    17
  Advantages of the Merger............................................................    18
  Disadvantages of the Merger.........................................................    18
  Federal Income Tax Consequences.....................................................    20
  Effect on Affiliate.................................................................    21
  Fairness of the Transaction.........................................................    21
  Reports, Opinions, etc..............................................................    22
  Non-Cash Election and Proration into Cash...........................................    22
  Forecasts...........................................................................    22
  Competition.........................................................................    22
  Difficulty in Achieving Post-Merger Business Strategy...............................    22
  Dependence Upon Key Personnel.......................................................    23
  Retail Industry.....................................................................    23
  Seasonality.........................................................................    23
  Foreign Sources of Supply...........................................................    23
  Price and Availability of Raw Materials.............................................    24
  Environmental Regulation............................................................    24
  Trademarks, Copyrights and Patents..................................................    24
  Labor Relations.....................................................................    24
THE COMPANY...........................................................................    25
  General.............................................................................    25
  Recent Acquisitions.................................................................    26
  Integration Strategy for Recent Acquisitions........................................    26
THE SPECIAL MEETING...................................................................    27
  Matters to Be Considered............................................................    27
  Required Votes......................................................................    28
  Voting and Revocation of Proxies....................................................    28
  Record Date; Stock Entitled to Vote; Quorum.........................................    28
  Solicitation of Proxies.............................................................    29
THE MERGER............................................................................    30
  Background of the Merger............................................................    30
  Reasons for the Merger; Recommendation of the Board.................................    36
  Opinion of Financial Advisor........................................................    37

                                                                                        PAGE
                                                                                        ----
  Certain Forecasts...................................................................    41
  Merger Consideration................................................................    43
  Non-Cash Election...................................................................    44
  Non-Cash Election Procedure.........................................................    44
  Effective Time......................................................................    44
  Conversion/Retention of Shares; Procedures for Exchange of Certificates.............    44
  Fractional Shares...................................................................    45
  Conduct of Business Pending the Merger..............................................    46
  Conditions to the Consummation of the Merger........................................    46
  Federal Income Tax Consequences.....................................................    46
  Anticipated Accounting Treatment....................................................    48
  Effect on Stock and Employee Benefit Matters........................................    48
  Interests of Certain Persons in the Merger..........................................    48
  Employment Agreements...............................................................    49
  NYSE De-Listing.....................................................................    51
  Resale of Syratech Common Stock Following the Merger................................    51
  Merger Financings...................................................................    51
  Conversion of THL I Stock...........................................................    52
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.................................    53
NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
  (IN THOUSANDS, EXCEPT SHARE DATA)...................................................    55
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER
  31, 1995 (IN THOUSANDS, EXCEPT SHARE DATA)..........................................    57
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS NINE MONTHS ENDED
  SEPTEMBER 30, 1996 (IN THOUSANDS, EXCEPT SHARE DATA)................................    59
DESCRIPTION OF SYRATECH CAPITAL STOCK.................................................    60
  General.............................................................................    60
  Syratech Common Stock...............................................................    60
  Syratech Common Stock Following the Merger..........................................    60
  Preferred Stock.....................................................................    60
CERTAIN PROVISIONS OF THE MERGER AGREEMENT............................................    61
  The Merger..........................................................................    61
  Representations and Warranties......................................................    61
  Certain Pre-Closing Covenants.......................................................    62
  No Solicitation of Alternative Transactions.........................................    63
  Certificate of Incorporation and By laws............................................    64
  Board of Directors and Officers of the Company Following the Merger.................    64
  Stock and Employee Benefit Plans....................................................    64
  Access to Information and Confidentiality...........................................    64
  Best Efforts........................................................................    64
  Indemnification and Insurance.......................................................    64
  Conditions to the Consummation of the Merger........................................    65
  Termination.........................................................................    66
  Amendment and Waiver................................................................    67
  Expenses and Certain Required Payments..............................................    67

                                                                                        PAGE
                                                                                        ----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT......................................................................    67
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    69
BUSINESS..............................................................................    76
REGULATORY APPROVALS..................................................................    86
THL I AND THOMAS H. LEE COMPANY.......................................................    87
DISSENTING STOCKHOLDERS' RIGHTS.......................................................    87
EXPERTS...............................................................................    88
  Financial Statements................................................................    88
  Legal Opinions......................................................................    89
OTHER INFORMATION AND STOCKHOLDER PROPOSALS...........................................    89
SYRATECH CORPORATION CONSOLIDATED FINANCIAL STATEMENTS................................   F-1
SCHEDULE I   Certain Information Regarding THL Transaction I Corp. and Thomas H. Lee
             Company
ANNEX I      Restated Agreement and Plan of Merger
ANNEX II     Opinion of Merrill Lynch & Co., dated October 23, 1996
ANNEX III    Excerpts from Delaware General Corporation Law Relating to
             Dissenters' Rights

                             AVAILABLE INFORMATION

     No person is authorized to give any information or to make any representations, other than as contained in this Proxy Statement, in connection with the Merger, and, if given or made, such information or representations may not be relied upon as having been authorized by Syratech, THL I or Thomas H. Lee Company. This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Proxy Statement also constitutes a Prospectus of the Company filed as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended. This Proxy Statement omits certain information contained in the Registration Statement and the Exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of Syratech Common Stock. Any statement herein concerning the provisions of any document is not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Syratech Corporation, 175 McClellan Highway East Boston, Massachusetts 02128-9114, Attention: Faye A. Florence, Esq., Vice President, Secretary and General Counsel, telephone: (617) 561-2200. In order to ensure timely delivery of the documents requested, any
such request should be made by           , 1997.

     The following documents previously filed by the Company (File No. 1-12624) with the Commission are incorporated in this Proxy Statement by reference:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

          (2) The Company's Proxy Statement, dated April 8, 1996 which was mailed to the Company's stockholders in connection with the Annual Meeting of Stockholders held on May 9, 1996.

          (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

          (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

          (5) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

          (6) The description of Syratech Common Stock set forth in the Company's Registration Statement on Form 8-A, filed on October 5, 1993, as amended.

          (7) The Company's Current Report on Form 8-K dated February 15, 1996, as amended by the Current Report on Form 8-K/A dated April 26, 1996; Current Report on Form 8-K dated April 2, 1996, as amended by the Current Report on Form 8-K/A dated August 26, 1996; Current Report on Form 8-K dated April 11, 1996; Current Report on Form 8-K dated June 27, 1996; Current Report on Form 8-K dated October 23, 1996; and Current Report on Form 8-K dated November 8, 1996.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Except for the historical information contained or incorporated by reference in this Proxy Statement, the matters discussed or incorporated by reference herein are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth under "Special Factors/Risk Factors" as well as the following: general economic and business conditions; industry capacity; industry trends; overseas expansion; the loss of major customers; changes in demand for the Company's products; the timing of orders received from customers; cost and availability of raw materials; dependence on foreign sources of supply; changes in business strategy or development plans; availability and quality of management; availability, terms and deployment of capital; and the seasonal nature of the business. SPECIAL ATTENTION SHOULD BE PAID TO SUCH FORWARD-LOOKING STATEMENTS INCLUDING, BUT NOT LIMITED TO, STATEMENTS RELATING TO (I) THE COMPANY'S ABILITY TO EXECUTE ITS GROWTH STRATEGIES AND TO REALIZE ITS GROWTH OBJECTIVES, (II) THE COMPANY'S PLANNED EXPANSION OF ITS PRODUCT OFFERINGS, (III) THE COMPANY'S ABILITY TO OBTAIN SUFFICIENT RESOURCES TO FINANCE ITS WORKING CAPITAL AND CAPITAL EXPENDITURE NEEDS AND PROVIDE FOR ITS KNOWN OBLIGATIONS, AND (IV) THE CONTINUATION OF, AND THE COMPANY'S ABILITY TO BENEFIT FROM, THE VENDOR CONSOLIDATION TREND IN THE RETAIL INDUSTRY DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to the more detailed information contained or incorporated by reference in this Proxy Statement and the ANNEXES hereto. Stockholders of the Company are urged to read this Proxy Statement and the ANNEXES hereto in their entirety.

     FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SYRATECH COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN RISKS RELATED TO CONTINUING TO HOLD SYRATECH COMMON STOCK, SEE "SPECIAL FACTORS/RISK FACTORS."

THE SPECIAL MEETING

Time and Place; Record Date...   A Special Meeting of the Stockholders of
                                 Syratech will be held on March   , 1997, at
                                 9:00 a.m. Eastern Standard Time at Syratech's
                                 Corporate Headquarters, 175 McClellan Highway,
                                 East Boston, Massachusetts 02128. Stockholders
                                 of record at the close of business on
                                             , 1997 (the "Record Date") will be
                                 entitled to notice of, and to vote at, the
                                 Special Meeting. The date of the mailing of
                                 this Proxy Statement to stockholders of the
                                 Company will be on or about             , 1997.
                                 At the close of business on the Record Date, there were outstanding and entitled to vote shares of Syratech Common Stock.

Matters to be Considered......   The purpose of the Special Meeting is to vote
                                 upon a proposal to approve and adopt the Merger
                                 Agreement and the transactions contemplated thereby, including the Merger, pursuant to which (a) THL I will merge with and into Syratech, (b) the stockholders of Syratech will receive the consideration described below in the Summary under "THE MERGER -- Effect of the
                                 Merger" and (c) the stock of THL I, all of which will be owned immediately prior to the Effective Time by affiliates of Thomas H. Lee
                                 Company, will be converted into 3,191,850 shares of Syratech Common Stock less the number of shares of Syratech Common Stock retained by existing stockholders (other than Leonard
                                 Florence). After the Effective Time, there will be 3,906,250 shares of Syratech Common Stock issued and outstanding (including 714,400 shares to be retained by Mr. Florence, 63,025 shares to be retained by Management
                                 Stockholders other than Leonard Florence and up to an aggregate of 781,250 shares of Syratech
                                 Common Stock retained by existing stockholders
                                 (other than Management Stockholders)); and, if the Warrants to be issued to lenders in connection with the financing of the transactions contemplated by the Merger
                                 Agreement are exercised in full after the Merger, there will be 4,155,585 shares of Syratech Common Stock issued and outstanding.

Required Votes................   Approval of the Merger Agreement requires the
                                 affirmative vote of stockholders holding a majority of the shares of Syratech Common Stock entitled to vote thereon. All of the directors and officers of the Company holding Syratech
                                 Common Stock have indicated that they intend to vote their shares of Syratech Common Stock in favor of the resolution to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

                                 See "THE SPECIAL MEETING -- Required Vote" and "THE MERGER -- Interests of Certain Persons in the Merger."

Voting of Proxies.............   Shares of Syratech Common Stock represented by
                                 a properly executed Proxy received in time for the Special Meeting will be voted in the manner specified in the Proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter.
                                 See "THE SPECIAL MEETING -- Required Vote." It is not expected that any matter other than the proposal to approve and adopt the Merger
                                 Agreement will be brought before the
                                 stockholders at the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

Adjournments; Revocability
  of Proxies..................   If the Special Meeting is adjourned, for
                                 whatever reason, the approval of the Merger
                                 Agreement shall be considered and voted upon by stockholders at the subsequent, reconvened meeting, if any. You may revoke your Proxy at any time prior to its exercise by (i) attending the Special Meeting and voting in person
                                 (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy), (ii) giving notice of revocation of your Proxy at the Special Meeting, or (iii) delivering (a) a written notice of revocation of your Proxy, or (b) a duly executed Proxy relating to the matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed, to the Secretary of Syratech, 175 McClellan Highway, East Boston,
                                 Massachusetts 02128-9114. Unless revoked in one of the manners set forth above, Proxies in the form enclosed will be voted at the Special
                                 Meeting in accordance with your instructions.

Solicitation of Proxies.......   The cost of soliciting Proxies will be borne by
                                 the Company. The Company may solicit Proxies
                                 and the Company's directors, officers and
                                 employees may also solicit Proxies by
                                 telephone, telegram or personal interview.
                                 These persons will receive no additional
                                 compensation for their services. Arrangements
                                 will be made to furnish copies of Proxy
                                 materials to fiduciaries, custodians and
                                 brokerage houses for forwarding to beneficial
                                 owners of Syratech Common Stock. Such persons
                                 will be reimbursed for their reasonable out-of-
                                 pocket expenses.                         WILL
                                 ASSIST IN THE SOLICITATION OF PROXIES BY THE
                                 COMPANY FOR A FEE OF $          , PLUS
                                 REASONABLE OUT-OF-POCKET EXPENSES. HOLDERS OF
                                 SYRATECH COMMON STOCK SHOULD NOT SEND STOCK
                                 CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE
                                 MERGER -- NON-CASH ELECTION" FOR INSTRUCTIONS
                                 FOR STOCKHOLDERS ELECTING TO RETAIN SHARES.

Security Ownership of
Management....................   As of September 30, 1996, directors and
                                 executive officers of the Company and their affiliates were beneficial owners of an aggregate of 3,675,427 shares of Syratech
                                 Common Stock (approximately 41.9% of the outstanding shares).

THE MERGER

Effect of the Merger..........   At the Effective Time, THL I will be merged
                                 with and into Syratech and Syratech will continue as the surviving corporation in the Merger. Subject to certain provisions as described herein with respect to shares owned by Syratech or any wholly owned subsidiary of Syratech, and with respect to Dissenting Shares
                                 (as defined under "Dissenting Stockholders'
                                 Rights" below), (i) each issued and outstanding share of Syratech Common Stock (other than
                                 Electing Shares (as defined below)) will be entitled to receive in cash from Syratech following the Merger an amount equal to $32.00
                                 (the "Cash Price") and (ii) subject to the limitations hereinafter set forth, each issued and outstanding share of Syratech Common Stock with respect to which an election to retain
                                 Syratech Common Stock has been made and not withdrawn in accordance with the Merger
                                 Agreement (an "Electing Share") will be
                                 entitled to retain one fully paid and
                                 nonassessable share of Syratech Common Stock (a
                                 "Non-Cash Election Share"). Each stockholder of
                                 Syratech (other than Leonard Florence) shall receive the Cash Price with respect to all of the stockholder's shares of Syratech Common
                                 Stock, unless such holder makes an election (a
                                 "Non-Cash Election") to take a portion of the consideration to be received by such holder in Non-Cash Election Shares. Stockholders (other than Management Stockholders) may make a Non-Cash Election to take up to 35% of such consideration in Non-Cash Election Shares;
                                 provided, that the aggregate number of shares of Syratech Common Stock to be retained at the Effective Time by stockholders (other than Management Stockholders, whose Non-Cash
                                 Election Shares will not be counted toward the Non-Cash Election Number, as defined below) shall not exceed 781,250 (the "Non-Cash
                                 Election Number"). The Merger Agreement permits stockholders (other than Management
                                 Stockholders) to retain up to an aggregate of 781,250 shares of Syratech Common Stock and contemplates that the remaining issued and outstanding shares of Syratech Common Stock
                                 (other than shares of Syratech Common Stock held by Management Stockholders) will be converted into cash, as described above. In addition, the Merger Agreement requires Leonard
                                 Florence to retain 714,400 shares, and receive cash for all other shares he owns. Management
                                 Stockholders other than Leonard Florence may retain up to 25% of their shares, which will reduce the number of shares to be acquired by the holders of common stock of THL I. Because no more than 781,250 shares may be retained by stockholders (other than Management
                                 Stockholders) in the Merger, stockholders who elect to retain shares may, due to proration, be required to retain fewer shares of Syratech
                                 Common Stock than is specified in their
                                 election. SEE "THE MERGER -- MERGER
                                 CONSIDERATION." Because the total number of issued and outstanding shares of Syratech
                                 Common Stock will decrease from approximately
                                 8,676,631 to 3,906,250, the maximum number of outstanding shares of Syratech Common Stock to be retained by existing stockholders (other than Management Stockholders) in the Merger
                                 (781,250 shares) will represent 20% of the shares out-standing immediately after the Merger, and the maximum number of shares to be owned by THL I
                                 (3,191,850) will represent approximately 81.7% of the shares outstanding immediately after the Merger if no stockholders make a Non-Cash
                                 Election. If the Warrants are exercised in full pursuant to their terms, the percentages specified herein will decline to 18.8% and 76.8%, respectively.

Recommendation of the Board of
  Directors...................   At its October 22, 1996 meeting, the Board of
                                 Directors of the Company, with all but two members in attendance, by unanimous vote of those members attending and voting (the three
                                 Directors present who are also officers of the Company having abstained) (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are advisable and in the best interests of the Company and its stockholders, and (ii), subject to the Board's fiduciary duties, resolved to recommend that the holders of Syratech Common Stock approve the Merger
                                 Agreement and the transactions contemplated thereby, including the Merger. See "THE
                                 MERGER -- Background of the Merger" and
                                 "-- Reasons for the Merger; Recommendation of the Board of Directors."

Opinion of Financial
Advisor.......................   On October 22, 1996, Merrill Lynch & Co.
                                 ("Merrill Lynch") delivered its verbal opinion, which was confirmed in writing on October 23, 1996, to Syratech's Board of Directors to the effect that, as of such date, the cash consideration to be received in the Merger by the holders of Syratech Common Stock (other than with respect to shares held by Leonard
                                 Florence, shares to be cancelled pursuant to the Merger Agreement and Dissenting Shares) is fair to such stockholders from a financial point of view. In arriving at its opinion, Merrill Lynch, among other things, reviewed certain information and conducted certain analyses with respect to Syratech Common Stock and the Merger. For information on the assumptions made, matters considered and limits of the review by Merrill Lynch, see "THE
                                 MERGER -- Opinion of Financial Advisor."
                                 Holders of Syratech Common Stock are urged to read in its entirety the opinion of Merrill
                                 Lynch, dated October 23, 1996, a copy of which appears as Annex II to this Proxy Statement.

Non-Cash Election.............   Subject to the Non-Cash Election Number, record
                                 holders of shares of Syratech Common Stock
                                 (other than Management Stockholders) will be entitled to make an unconditional Non-Cash
                                 Election, on or prior to the Election Date (as defined below), to retain Non-Cash Election
                                 Shares for up to 35% of their present holdings of Syratech Common Stock. If the number of Electing Shares of all stockholders (other than Management Stockholders) exceeds the Non-Cash
                                 Election Number, then (i) the number of such Electing Shares covered by each Non-Cash
                                 Election will be determined by multiplying the total number of such Electing Shares covered by such Non-Cash Election by a proration factor determined by dividing the Non-Cash Election
                                 Number by the total number of such Electing
                                 Shares and (ii) such number of Electing Shares will be so retained. All Electing Shares of stock-holders (other than Management Stockholders), other than those shares retained as described in the immediately preceding sentence, will be converted into the right to receive cash as if such shares were not Electing Shares. See also
                                 "THE MERGER -- Federal Income Tax
                                 Consequences -- Stockholders Receiving Cash" for a discussion of the tax consequences of receiving cash.

Non-Cash Election Procedure...   Holders of Syratech Common Stock electing to
                                 retain Non-Cash Election Shares must properly complete and sign the Non-Cash Election Form
                                 (the "Form of Election") accompanying this Proxy Statement, and such Form of Election, together with all of such Holder's certificates representing shares of Syratech Common Stock duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by
                                 (the "Exchange Agent") at one of the addresses listed on the Form of Election by 5:00 p.m., Eastern Standard Time, on the business day next preceding the date of the Special Meeting (the
                                 "Election Date") and must not be withdrawn. See
                                 "THE MERGER -- Non-Cash Election Procedure."

Fractional Shares.............   Fractional shares of Syratech Common Stock will
                                 not be issued in the Merger. Holders of
                                 Syratech's Common Stock otherwise entitled to a fractional share of Syratech's Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described in "THE MERGER -- Fractional Shares."

Conditions to the Merger......   The obligations of Syratech and THL I to
                                 consummate the Merger are subject to various conditions, including, without limitation, the approval of the Merger Agreement and the transactions contemplated thereby by the holders of the requisite number of shares of Syratech Common Stock, the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements
                                 Act of 1976, as amended (the "HSR Act"), the effectiveness of the Company's registration statement on Form S-4, and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "REGULATORY APPROVALS."

                                 THL I's obligations to effect the Merger are further subject to the continuing truth of the Company's representations made in the Merger Agreement, performance of material obligations of the Company under the Merger Agreement, the absence of pending or threatened material litigation intended to prevent the Merger, the satisfaction of certain environmental matters and the receipt of financing proceeds, on terms set forth in commitment letters attached to the Merger Agreement or such other terms as the Company and THL I reasonably agree and are not materially more onerous, in an amount sufficient to consummate the transactions contemplated by the Merger, including an amount sufficient to (i) pay the Cash Election Price,
                                 (ii) refinance Syratech's outstanding
                                 indebtedness, (iii) pay transaction fees associated with the Merger and (iv) provide for the Company's working capital needs following the Merger. If the Merger had been consummated as of September 30, 1996, financing proceeds, capital from THL I obtained by it from an equity contribution by its stockholders and existing cash on the Company's balance sheet, together aggregating approximately $377.1 million, would have been required to consummate such transactions. The equity contribution to be made to THL I will constitute approximately $102 million (less the value of the shares retained by stockholders other than Leonard Florence) of such $377.1 million. See "THE MERGER -- Merger Financing." The Company's obligations to effect the Merger are further subject to the continuing truth of THL I's representations made in the Merger Agreement, performance of all material obligations of THL I under the Merger Agreement and the absence of litigation intended to prevent the Merger. See "CERTAIN PROVISIONS OF THE MERGER
                                 AGREEMENT -- Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS." See "CERTAIN PROVISIONS OF THE MERGER
                                 AGREEMENT -- Expenses and Certain Required
                                 Payments."

Regulatory Approvals..........   On November 25, 1996, the Federal Trade
                                 Commission and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger. See
                                 "REGULATORY APPROVALS."

Merger Financing..............   Syratech is expected to enter into debt
                                 financing arrangements aggregating
                                 approximately $290 million, which will consist of both debt securities (the "Debt Securities") and a senior revolving credit facility (the
                                 "Revolving Credit Facility"). It is anticipated that the full proceeds of the Debt Securities and a portion of the proceeds available pursuant to the Revolving Credit Facility would be used to finance the conversion into cash of the shares of Syratech Common Stock currently outstanding which are not retained by existing stockholders, and to refinance Syratech's outstanding indebtedness. In addition, the
                                 Revolving Credit Facility would be used to provide for Syratech's working capital requirements at the time of the Merger. On
                                 October 23, 1996, THL I received commitment letters to provide such financing. See "THE
                                 MERGER -- Merger Financing."

Certain Federal Income Tax
  Consequences................   The receipt of cash by a stockholder pursuant
                                 to the Merger will, generally, be treated as a sale of stock generating capital gain equal to the cash received less the stockholder's basis in the stock sold. Syratech may, in certain circumstances, be required to withhold tax from cash paid to stockholders. See "THE MERGER --
                                 Federal Income Tax Consequences."

Treatment of Company
  Stock Options...............   At the Effective Time (x) each Company Stock
                                 Option granted under the 1986 and 1993 Stock
                                 Plans (as defined under "THE MERGER -- Effect on Stock and Employee Benefit Matters") outstanding immediately prior to the Effective
                                 Time will vest as a consequence of the Merger and will be canceled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Syratech Common Stock subject to such

                                 Company Stock Option and (2) the excess of $32 over the exercise price per share of Syratech Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time, and (y) each unexercised and outstanding Company Stock Option granted under the 1995 Stock Plan (as defined under "THE MERGER -- Effect on Stock and Employee Benefit Matters") shall be terminated and canceled without consideration, unless the holder of such Company Stock Option consents in writing to the amendment of such Company Stock Option to provide the holder thereof with the right to receive upon exercise of the Company Stock Option, a conditional deferred payment from the Company (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Syratech Common Stock subject to such Company Stock Option and
                                 (2) the excess, if any, of $32 over the
                                 exercise price per share of Syratech Common
                                 Stock subject to such Company Stock Option, payable in equal installments on each remaining vesting date of such Company Stock Option, subject to the continued employment with the Company of the holder of such Company Stock Option on such vesting dates. The Stock Plans will terminate as of the Effective Time, and following the Effective Time no holder of a Company Stock Option or participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company following the Merger.

Interests of Certain Persons
in the Merger.................   Certain directors and officers of the Company
                                 have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The
                                 Board of Directors is aware of the conflicts and considered them in addition to the other matters described under "THE MERGER -- Reasons for the Merger; Recommendation of the Board."
                                 Leonard Florence will be required and entitled to retain 714,400 of his shares of Syratech
                                 Common Stock which will not be subject to proration; such shares will constitute 18.3% of the shares of Syratech Common Stock outstanding immediately after the Merger. The other
                                 Management Stockholders will not be subject to proration with respect to the shares that they elect to retain. Four executive officers of the Company, Leonard Florence, Melvin L. Levine,
                                 Alan Kanter and E. Merle Randolph, are parties to Employment Agreements, and Faye A. Florence, also an executive officer, has a Retirement
                                 Benefit Agreement, each of which provides
                                 (among other things in the Employment
                                 Agreements) for the payment of retirement benefits to such person at the later of age 65 or termination of his or her employment equal to a multiple of a percentage of his or her average annual compensation for the three fiscal years ended immediately prior to termination of his or her employment. At the Effective Time, the Employment Agreement with
                                 Leonard Florence will be amended so as to (i) change his term of full-time employment from a rolling five-year term to a fixed five-year term, (ii) provide for a minimum base salary of $1,150,000 per annum, (iii) establish
                                 $1,150,000 as the minimum amount upon which his retirement benefit (and the survivor's benefit of his surviving spouse) will be computed and (iv) create contractual rights with respect to certain perquisites that he is accorded informally under his present arrangements with the Company. Additionally, at the Effective Time, the Employment Agreement with Melvin L. Levine will be amended to change his term of full-time employment from a rolling five-year term to a fixed five-year term. In addition, Thomas H.
                                 Lee Company and its affiliates will receive certain fees. See "THE MERGER -- Interests of
                                 Certain Persons in the Merger."

Termination of the Merger
  Agreement...................   The Merger Agreement may be terminated at any
                                 time prior to the Effective Time: (i) by mutual consent of THL I and Syratech; (ii) by either
                                 THL I or Syratech (a) if a court or other governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger; or (b) if the Merger shall not have been consummated on or before April 30, 1997
                                 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger
                                 Agreement at or prior to the Effective Time);
                                 or (iii) by THL I or Syratech in certain other situations, including in connection with an alternative transaction. Under certain circumstances related to a third party transaction, termination of the Merger
                                 Agreement prior to the Effective Time will result in the payment of a fee and expenses aggregating $9 million from the Company to THL
                                 I. See "CERTAIN PROVISIONS OF THE MERGER
                                 AGREEMENT -- Termination" and "-- Expenses and
                                 Certain Required Payments."

THL I.........................   THL I, a Delaware corporation, was organized by
                                 Thomas H. Lee Company in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger
                                 Agreement. The principal offices of THL I are located at c/o Thomas H. Lee Company, 75 State
                                 Street, Boston, Massachusetts 02109; telephone number (617) 227-1050.

Conversion of THL I Stock.....   As a result of the Merger, in connection with
                                 an equity contribution in THL I of
                                 approximately $102 million (less the value of the shares retained by stockholders other than Leonard Florence), Thomas H. Lee Equity Fund
                                 III, L.P. and certain affiliates of Thomas H.
                                 Lee Company will receive an aggregate of 3,191,850 shares of Syratech Common Stock, less the number of shares of Syratech Common Stock retained by stockholders other than Leonard
                                 Florence. These shares of Syratech Common Stock will represent a maximum of approximately 81.7% of the shares of Syratech Common Stock outstanding immediately after the Merger if no stockholders make a Non-Cash Election.

Dissenting Stockholders'
Appraisal Rights..............   Under Section 262 of the Delaware General
                                 Corporation Law (the "DGCL"), a stockholder of the Company may dissent from the Merger, demand appraisal of, and obtain payment for, the fair value of such holder's shares of Syratech
                                 Common Stock. In order
                                 to dissent, (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of such holder's intent to demand payment for such holder's shares of Syratech Common Stock if the Merger is effected and (ii) the dissenting stockholder must not vote in favor of the Merger. See "DISSENTING
                                 STOCKHOLDERS' RIGHTS" and ANNEX III.

Selected Financial Data.......   Set forth on the following pages are certain
                                 selected historical and pro forma financial and other data relating to Syratech and the Merger.
                                 The selected historical data should be read in conjunction with Syratech's historical financial statements, including the notes thereto, incorporated by reference in this Proxy Statement. The selected pro forma financial data should be read in conjunction with the Pro Forma Consolidated Financial
                                 Statements, including the notes thereto, appearing elsewhere in this Proxy Statement.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                            OF SYRATECH CORPORATION

     The following selected consolidated financial information as of December 31, 1991 through 1995 and for each of the years in the five-year period ended December 31, 1995 has been derived from the consolidated financial statements of the Company. The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, together with the notes thereto and the related report of Deloitte & Touche LLP, independent auditors, are included elsewhere herein. The following selected consolidated balance sheet data as of September 30, 1996 and income statement data for the nine-month periods ended September 30, 1995 and September 30, 1996 have been derived from the unaudited consolidated financial statements of the Company. Such unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Proxy Statement.

                                                                                                      NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                               ---------------------------------------------------   -------------------
                                                1991       1992       1993       1994       1995       1995       1996
                                               -------   --------   --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1):
Net sales....................................  $82,871   $103,735   $122,682   $147,291   $169,520   $118,619   $182,727
Cost of sales................................   55,280     70,361     84,643    104,600    119,836     85,294    130,303
                                               -------   --------   --------   --------   --------   --------   --------
Gross profit.................................   27,591     33,374     38,039     42,691     49,684     33,325     52,424
Selling, general and administrative
  expenses...................................   20,379     24,364     27,727     31,613     34,239     24,004     39,161
Other operating income.......................                                                                      5,057(2)
                                               -------   --------   --------   --------   --------   --------   --------
Income from operations.......................    7,212      9,010     10,312     11,078     15,445      9,321     18,320
Interest expense.............................   (2,474)    (2,757)      (948)      (559)      (287)      (212)   (2,083)
Interest income..............................       98         23         82         98      4,881      3,414        662
Other income.................................                                                                     11,900(3)
                                               -------   --------   --------   --------   --------   --------   --------
Income before income taxes and extraordinary
  item.......................................    4,836      6,276      9,446     10,617     20,039     12,523     28,799
Provision for income taxes...................    1,286      1,657      2,390      2,758      6,863      4,289     10,080
                                               -------   --------   --------   --------   --------   --------   --------
Income from continuing operations before
  extraordinary item.........................    3,550      4,619      7,056      7,859     13,176      8,234     18,719
Discontinued operations:
  Income from discontinued operations, net of
    income taxes.............................    5,948     10,284     10,838     12,068      2,572      2,572
  Gain on sale of Syroco, Inc., net of income
    taxes....................................                                               30,451     30,451
Extraordinary item insurance settlement, net
  of income taxes............................    1,126
                                               -------   --------   --------   --------   --------   --------   --------
Net income...................................  $10,624   $ 14,903   $ 17,894   $ 19,927   $ 46,199   $ 41,257   $ 18,719
                                               =======   ========   ========   ========   ========   ========   ========
Earnings Per Share:
  Continuing operations......................  $   .44   $    .55   $    .60   $    .67   $   1.12   $    .70   $   2.13
  Discontinued operations....................      .64       1.10        .92       1.02       2.79       2.79
  Extraordinary item.........................      .12
                                               -------   --------   --------   --------   --------   --------   --------
  Net income.................................  $  1.20   $   1.65   $   1.52   $   1.69   $   3.91   $   3.49   $   2.13
                                               =======   ========   ========   ========   ========   ========   ========
Weighted average common shares and common
  share equivalents outstanding..............    9,247      9,312     11,768     11,809     11,803     11,814      8,781
                                               =======   ========   ========   ========   ========   ========   ========

                                                                     DECEMBER 31,
                                              -----------------------------------------------------------     SEPTEMBER 30,
                                               1991         1992         1993         1994         1995           1996
                                              -------     --------     --------     --------     --------     -------------
BALANCE SHEET DATA:
Working capital.............................  $32,601     $ 87,458     $105,115     $125,136     $122,050       $ 118,686
Total assets................................   99,554      141,294      152,060      190,684      220,566         310,349
Total debt(4)...............................   27,481        6,446        5,060       15,379       51,735(5)       82,155
Stockholders' equity........................   52,228      112,381      131,005      152,100      146,596         165,509
Book value per share........................     7.37        10.55        11.25        13.01        16.91           19.08

                                                                                                          NINE MONTHS ENDED
                                                                   DECEMBER 31,                             SEPTEMBER 30,
                                              ------------------------------------------------------     -------------------
                                               1991       1992        1993        1994        1995        1995        1996
                                              ------     -------     -------     -------     -------     -------     -------
OTHER FINANCIAL DATA:
EBITDA(6)...................................  $9,711     $11,824     $13,363     $14,348     $18,698     $11,747     $16,687
Depreciation and amortization...............   2,499       2,814       3,051       3,270       3,253       2,426       3,424
Ratio of earnings to fixed charges(7).......     2.6x        2.9x        7.4x       10.2x       23.4x       19.4x        9.2x

---------------
(1) The income statement has been restated to reflect Syroco, Inc. as a discontinued operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Transactions."

(2) Consists of income from the sale of Farberware inventory, and other operating income, net of certain selling, general and administrative expenses.

(3) Consists of nonrecurring pre-tax income related to licensing the Farberware name on cookware and bakeware.

(4) Consists of long-term debt, notes payable and current maturities of long-term debt.

(5) Reflects temporary borrowings of $51,735 made on December 29, 1995 in connection with the purchase by the Company for retirement of 3,065 shares of Common Stock owned by affiliates of Katy Industries, Inc. (the "Katy Stock Repurchase"). These borrowings were paid on January 2, 1996.

(6) "EBITDA" is defined herein as income before income taxes, plus depreciation and amortization expense and interest expense less other income related to the sale of Farberware inventory, other operating income and the non-recurring pre-tax income related to licensing the Farberware name on cookware and bakeware. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

(7) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
                            OF SYRATECH CORPORATION

     The following table sets forth unaudited selected pro forma consolidated financial data of the Company, as adjusted to give effect to the Merger, the Rauch Acquisition, the Katy Stock Repurchase and the Company's disposal of Syroco, Inc. on April 11, 1995 (the "Syroco, Inc. Disposal"), which have been derived from, and should be read in conjunction with, the unaudited Pro Forma Condensed Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Proxy Statement. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." The selected pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger or other transactions had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                                                                       PRO FORMA UNAUDITED
                                                                ----------------------------------
                                                                 YEAR ENDED      NINE MONTHS ENDED
                                                                DECEMBER 31,       SEPTEMBER 30,
                                                                    1995               1996
                                                                ------------     -----------------
                                                                      (DOLLARS IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Net sales.....................................................    $228,439           $ 183,336
Cost of goods sold............................................     168,774             130,580
                                                                   -------             -------
  Gross profit................................................      59,665              52,756
Selling, general and administrative expenses..................      44,677              40,255
Other operating income........................................          --               5,057(1)
                                                                   -------             -------
  Income from operations......................................      14,988              17,558
Interest expense, net.........................................     (19,808)(2)         (17,634)(2)
Other income..................................................         157                  --
                                                                   -------             -------
  Loss before provision (benefit) for income taxes............      (4,663)                (76)
Provision (benefit) for income taxes..........................      (1,632)                (26)
                                                                   -------             -------
Income (loss) from continuing operations......................    $ (3,031)          $     (50)
                                                                   =======             =======
Loss per share from continuing operations.....................    $  (0.78)          $   (0.01)
                                                                   =======             =======
Weighted average common shares and common share equivalents
  outstanding.................................................       3,906               3,906
                                                                   =======             =======
SELECTED BALANCE SHEET DATA:
Working capital...............................................                       $ 191,309
Property, plant and equipment, net............................                          60,831
Total assets..................................................                         310,905
Total debt(3).................................................                         252,083
Stockholders' deficit.........................................                          (3,863)
Book value per common share...................................                           (0.99)
OTHER FINANCIAL DATA:
EBITDA(4).....................................................    $ 20,088           $  16,056
Depreciation and amortization.................................       4,943               3,555
Adjusted EBITDA(5)............................................                          17,508
Ratio of earnings to fixed charges(6).........................        0.8x                1.0x

---------------
(1) Consists of income from the sale of Farberware inventory and other operating income, net of certain selling, general and administrative expenses.

(2) The pro forma statements give effect to the recapitalization and the corresponding increase in debt levels and interest expense. Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement, the Company has estimated pro forma interest expense for purposes of this presentation. See "Pro Forma Condensed Consolidated Financial Statements" for additional information on assumed interest rates and the effects on certain income statement items of incremental changes in such assumed interest rates. The pro forma statements do not reflect the warrants which may be issued in connection with the financing of the transactions contemplated by the Merger Agreement.
(3) Consists of long-term debt and borrowings under the revolving line of credit.
(4) "EBITDA" is defined herein as income before income taxes, plus depreciation and amortization expense and interest expense less other income related to the sale of Farberware inventory and other operating income. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(5) "Adjusted EBITDA" is defined herein as EBITDA adjusted for certain items of expense which are not expected to be continuing costs to the Company. These items consist of Rauch salaries and related benefits of $454 and Silvestri expenses of $998 including showroom, warehouse and freight expenses.
(6) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, net and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor.

PRICE OF SYRATECH COMMON STOCK

     Syratech Common Stock is listed and traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "SYR." The following table sets forth, for the periods indicated, the high and low sales closing prices per share of Syratech Common Stock.

                                                                        HIGH       LOW
                                                                        ----       ----
     FISCAL 1994
       First Quarter (ended March 31, 1994)...........................  $19 1/4    $15 3/4
       Second Quarter (ended June 30, 1994)...........................   17 5/8     15 1/8
       Third Quarter (ended September 30, 1994).......................   18 7/8     15 5/8
       Fourth Quarter (ended December 31, 1994).......................   19         17
     FISCAL 1995
       First Quarter (ended March 31, 1995)...........................  $19 1/4    $15
       Second Quarter (ended June 30, 1995)...........................   19         16 3/4
       Third Quarter (ended September 30, 1995).......................   20 5/8     17 7/8
       Fourth Quarter (ended December 31, 1995).......................   23         19 3/4
     FISCAL 1996
       First Quarter (ended March 31, 1996)...........................  $26 3/8    $20 1/2
       Second Quarter (ended June 30, 1996)...........................   27 5/8     22 3/8
       Third Quarter (ended September 30, 1996).......................   24 1/2     22
       Fourth Quarter (to                )............................

     On October 22, 1996, the last trading day before public announcement of execution of the Merger Agreement, the last sale price of Syratech Common Stock as reported on the NYSE was $26 1/4 per share. The average of the closing prices for the 20 consecutive trading days ended October 22, 1996 was $24.59 per share.

     On           , 1996, the most recent practicable date prior to the printing of this Proxy Statement, the last sale price of Syratech Common Stock as
reported on the NYSE was $          per share.

     SYRATECH STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR SYRATECH COMMON STOCK.

                                  INTRODUCTION

     This Proxy Statement is being furnished to holders of Syratech Common Stock in connection with the solicitation of proxies by the Board of Directors of Syratech for use at the Special Meeting of Stockholders of Syratech Corporation to be held at Syratech's Corporate Headquarters located at 175 McClellan
Highway, East Boston, Massachusetts 02128 on March   , 1997, beginning at 9:00
a.m. Eastern Standard Time, and at any adjournments or postponements thereof. This Proxy Statement is accompanied by a form of Proxy for use at the Special Meeting. At the Special Meeting, Syratech stockholders will be asked to approve a Merger Agreement, pursuant to which THL I will merge with and into Syratech, and affiliates of Thomas H. Lee Company will become the owners of 3,191,850 shares of Syratech Common Stock, less the number of shares retained by stockholders (other than Leonard Florence), representing a maximum of approximately 81.7% of the issued and outstanding shares of Syratech Common Stock.

     This Proxy Statement also constitutes a prospectus of the Company with respect to the shares of Syratech Common Stock to be retained by stockholders pursuant to the Merger, which prospectus is part of a Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act").

     This Proxy Statement and the accompanying form of proxy are being mailed to
stockholders of the Company on or about               , 1997.

                          SPECIAL FACTORS/RISK FACTORS

     Holders of Syratech Common Stock should carefully consider the following factors in connection with their consideration of the Merger. See also "FORWARD-LOOKING STATEMENTS" elsewhere in this Proxy Statement.

PURPOSES OF THE MERGER, STRUCTURE

     The purposes of the Merger are to enable affiliates of the Thomas H. Lee Company to acquire control of the Company, and to enable existing stockholders of the Company to realize a substantial premium on the shares of Syratech Common Stock owned by them without paying sales commissions; and at the same time, to afford to those stockholders who wish to do so the opportunity to retain a limited participation in the Company's future growth.

     The transaction has been structured as a merger so that it can be accounted for as a recapitalization and so that stockholders of the Company will have an opportunity to vote for or against the transaction prior to any transfer of control.

TIMING OF THE TRANSACTION

     Neither the Board nor the Company's officers had considered a merger or business combination or any similar transaction prior to July, 1996. Discussions leading to the proposed Merger grew out of negotiations initiated by the Company relating to its possible acquisition of the interests of certain funds affiliated with Thomas H. Lee Company in FFSC, Inc. During April 1996, the Company purchased its Silvestri line from FFSC, Inc. See "THE
MERGER -- Background of the Merger" and "THE COMPANY -- Recent Acquisitions." When representatives of the Thomas H. Lee Company proposed a transaction that would result in a change of control, officers of the Company considered the proposal to be of sufficient merit to require its submission to the Board for its consideration. The Board, in turn, concluded that the proposal was worthy of exploration and appointed a Special Committee composed entirely of independent directors to examine the proposal; and it authorized the Special Committee to select and retain an investment banking firm to act as its financial advisor and legal counsel independent of the Company to act as its legal advisor. The financial advisor selected by the Special Committee was, in turn, authorized by the Company to make a limited solicitation of potential participants in alternative transactions -- a solicitation that in fact yielded no meaningful expressions of interest on the part of those solicited. The lack of interest by other potential buyers, coupled with an evaluation of the advantages and disadvantages of the Thomas H. Lee Company's proposal, led the Board to the conclusion that it would serve the best interests of the stockholders of the Company to make available to them the benefit of the one transaction at hand, i.e., the Thomas H. Lee Company's proposal. See "THE
MERGER -- Background of the Merger."

ADVANTAGES OF THE MERGER

     The principal advantage of the Merger is that it makes available to the stockholders of the Company an opportunity to realize a substantial premium on disposition of their shares without payment of sales commissions. In addition, the Merger permits stockholders to dispose of shares of Syratech Common Stock without confronting the obstacles of a ready and orderly disposition of Syratech Common Stock that results from the low historical volume of trading in Syratech Common Stock. At the same time the Merger, as structured, permits those stockholders who wish to do so to retain a limited portion of their shares in the Company and thus to participate in the future prospects of the Company.

DISADVANTAGES OF THE MERGER

     The Merger will result in significant changes in the affairs and financial condition of the Company, including the following:

     CONTROL BY THE THOMAS H. LEE COMPANY. Upon completion of the Merger, at least 60% and up to 81.7% of the outstanding shares of Syratech Common Stock will be held by affiliates of Thomas H. Lee Company, including Thomas H. Lee Equity Fund III, L.P. (the "Fund"), which will own at least 50%. Accordingly, the Fund will control the Company and have the power to elect all of its directors, appoint new management and to approve any action requiring the approval of the holders of Syratech Common Stock, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by the Fund will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the policies of the Company in effect prior to the Merger will continue after the Merger.

     DELISTING; LOSS OF LIQUIDITY. Following the consummation of the Merger, the Company anticipates that it will seek to have Syratech Common Stock, which currently is traded on the NYSE, delisted. Any delisting of Syratech Common Stock, together with the substantial decrease in the number of shares of Syratech Common Stock to be held by holders thereof other than affiliates of Thomas H. Lee Company and Management Stockholders, is expected to result in a substantial decrease in the liquidity of Syratech Common Stock, EVEN IF THE COMPANY CONTINUES TO BE A REPORTING COMPANY UNDER THE EXCHANGE ACT AND CONTINUES TO FILE THE PERIODIC REPORTS (INCLUDING ANNUAL AND QUARTERLY REPORTS) REQUIRED TO BE FILED THEREUNDER.

     Upon any such delisting, shares of Syratech Common Stock would trade only in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets," quotes for such shares would not be as readily available. As a result, it is anticipated that the shares will trade much less frequently relative to the trading volume of Syratech Common Stock prior to the Merger, and stockholders may experience difficulty selling such shares or obtaining prices that reflect the value thereof.

     SUBSTANTIAL LEVERAGE; STOCKHOLDERS' DEFICIT; LIQUIDITY. The Company is expected to enter into a syndicated senior secured revolving credit facility and issue debt securities (collectively, the "Merger Financings") to finance a substantial portion of the cash consideration to be paid to the stockholders of Syratech Common Stock in the Merger, to refinance the outstanding indebtedness of the Company and to provide for working capital requirements. Upon completion of the Merger Financings, the Company will have consolidated indebtedness that will be substantial in relation to its stockholders' equity and substantially greater than the Company's pre-Merger indebtedness. Upon consummation of the Merger, it is expected that based upon the Pro Forma Condensed Consolidated Financial Statements of Syratech Corporation as at September 30, 1996, the Company will have consolidated indebtedness of approximately $252 million. The increased indebtedness and higher debt-to-equity ratio of the Company in comparison to that of the Company on an historical basis may have the effect of reducing the flexibility of the Company to respond to changing business and economic conditions, as well as limiting capital expenditures. On a pro forma basis the Company's ratio of earnings to fixed charges would have been
0.8 to 1 for the year ended December 31, 1995 and 1.0 for the nine months ended September 30, 1996. It is expected that the Company will have a stockholders' deficit account ($3.9 million on a pro forma basis at September 30, 1996) considering the effects of the Merger because the redemption of certain shares of Common Stock, as well as approximately one-third of the Merger expenses, will reduce stockholders' equity. The Company expects that the definitive terms of the debt instruments in the Merger Financings will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments or acquisitions and pay dividends. See "-- Difficulty in Achieving Post-Merger Business Strategy."

     In addition, the substantial leverage will have a negative effect on the Company's net income. For the nine months ended September 30, 1996, the Company's net income (loss) from continuing operations on a pro forma basis as adjusted to give effect to the Merger and the Merger Financings, would have been ($0.05) million, compared to the historical amount for such period of $18.719 million. For the fiscal year ended December 31, 1995, the Company's net income
(loss) from continuing operations on a pro forma basis as adjusted to give effect to the Merger and the Merger Financings, would have been ($3.031 million), compared to the historical amount for such period of $13.176 million. Pro forma interest expense would have been $18.317 million and $19.808 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, as compared to $2.176 million and $1.592 million, respectively, for the same periods on an historical basis for the Company and Rauch.

     After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the revolving credit portion of the senior secured credit facility. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements, finance capital expenditures and finance the Company's strategic plans. The revolving credit facility will be available for the issuance of letters of credit. Substantially all of the credit facilities will be drawn in full upon consummation of the Merger. See "THE MERGER -- Merger Financings" and "FORWARD LOOKING STATEMENTS."

     Based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with amounts available under the credit facilities, will be adequate to meet its anticipated requirements for the foreseeable future for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company.

     DILUTION OF SYRATECH STOCKHOLDERS. Upon completion of the Merger, the existing stockholders of the Company (other than Management Stockholders) will own a maximum of 781,250 shares of Syratech Common Stock in the aggregate, or 20% of the outstanding shares, and affiliates of Thomas H. Lee Company will own a maximum of 3,191,850 shares of Syratech Common Stock in the aggregate, or 81.7% of the outstanding shares. In certain circumstances, providers of the debt facilities may hold Warrants, which will entitle the holders to purchase after the Effective Time up to 249,335 shares of Syratech Common Stock at an exercise price of $0.01 per share, subject to certain anti-dilution adjustments. The Warrants are exercisable at a nominal price for up to 9 years. If the Warrants were exercised in full by the payment of the aggregate exercise price, the present holders of Syratech Common Stock (other than Management Stockholders) would own, in the aggregate, a maximum of approximately 18.8% of the outstanding shares (as compared to 20% of the outstanding shares without giving effect to the exercise of the Warrants). In addition, such holders will experience a similar dilution in the proportionate voting power of such shares.

     Following the Merger, the Company also intends to grant to members of management, options to purchase up to 273,438 shares of Syratech Common Stock, the exercise of which would further dilute the holdings of such stockholders and also dilute the holdings of affiliates of Thomas H. Lee Company.

FEDERAL INCOME TAX CONSEQUENCES

     Characterization of the Merger for U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, THL I will be disregarded as a transitory entity, and the Merger of THL I with and into the Company will be treated as a sale of a portion of a tendering stockholder's Syratech Common Stock to affiliates of Thomas H. Lee Company and as a redemption of a portion of the stockholder's Syratech Common Stock by the Company.

     Stockholders Receiving Cash. To the extent that a stockholder is considered to have sold Syratech Common Stock to affiliates of the Thomas H. Lee Company, such stockholder will recognize either capital gain or loss (assuming the Syratech Common Stock is held by such stockholder as a capital asset) equal to the difference between the amount realized on the stockholder's deemed sale of Syratech Common Stock to affiliates of the Thomas H. Lee Company (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such Syratech Common Stock. Second, a stockholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the redemption of such stockholder's Syratech Common Stock by the Company and the stockholder's adjusted tax basis in such Syratech Common Stock, to the extent such redemption is treated as a sale or exchange under Section 302 of the Internal Revenue Code of 1986, as amended ("the Code") with respect to such stockholder. In each case, such gain or loss generally will be long-term capital gain or loss if the Syratech Common Stock is held as a capital asset by the stockholder for more than one year.

     Under Section 302 of the Code, a redemption of Syratech Common Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the stockholder, or (b) results in a "complete redemption" of the stockholder's interest in the Company.

     In determining whether either of those Section 302 tests is satisfied, stockholders must take into account not only the Syratech Common Stock that they actually own, but also any Syratech Common Stock they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to these constructive ownership rules, a stockholder is deemed to constructively own any Syratech Common Stock that is owned by certain related individuals or entities and any Syratech Common Stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The redemption of a stockholder's Syratech Common Stock will be "substantially disproportionate" with respect to such stockholder if the percentage of Syratech Common Stock actually and constructively owned by such stockholder immediately following the Merger is less than 80% of the percentage of Syratech Common Stock actually and constructively owned by such stockholder immediately prior to the Merger. Although it is anticipated that stockholders exercising their right to retain shares will satisfy the "substantially disproportionate" test, stockholders should consult their own tax advisors with respect to the application of this test to their particular facts and circumstances.

     The redemption of a stockholder's Syratech Common Stock will result in a "complete redemption" of a stockholder's interest in the Company if either (a) all the Syratech Common Stock actually and constructively owned by the stockholder is redeemed pursuant to the Merger or (b) all the Syratech Common Stock actually owned by the stockholder is redeemed pursuant to the Merger and the stockholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all Syratech Common Stock which otherwise would be considered to be constructively owned by such stockholder.

     Based on the limitation of the amount of Syratech Common Stock that stockholders are permitted to retain under the Non-Cash Election, it is expected that all stockholders will satisfy either the "substantially disproportionate" test or the "complete redemption" test, and accordingly will recognize a capital gain or loss with respect to the entire amount of cash received in exchange for their shares.

     THOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN THAT MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF SYRATECH COMMON STOCK PURSUANT TO THE MERGER.

EFFECT ON AFFILIATE

     Leonard Florence, who as of September 30, 1996 owned 32.9% of the outstanding Syratech Common Stock, may be deemed to be an affiliate of the Company. The Merger Agreement requires him to retain 714,400 shares of Syratech Common Stock, which will constitute approximately 18.3% of the outstanding Syratech Common Stock following the Merger. The shares to be retained by Mr. Florence are expected to then have a book value of $(0.99) each or an aggregate of $(707,256).

     It has been agreed that upon completion of the Merger, the existing employment agreement with Mr. Florence will be modified in ways that may be deemed beneficial to Mr. Florence. See "THE MERGER - Interests of Certain Persons in the Merger."

FAIRNESS OF THE TRANSACTION

     The Company and its Board reasonably believe that the Merger is fair to unaffiliated stockholders because (i) the consideration to be paid to stockholders for their Syratech Common Stock (a) represents a premium over current and historical market prices for such shares, (b) is approximately 168% of the net book value per share of Syratech Common Stock at September 30, 1996,
(c) is approximately seventeen (17) times projected 1996 earnings per share, and
(d) is approximately 188% of the $17 per share price at which affiliates of Katy Industries, Inc. (collectively the Company's largest stockholder) sold their block of 3,064,751 shares of Syratech Common Stock to the Company in December, 1995, (ii) Syratech Common Stock lacked market support and there was only limited trading of such shares on the New York Stock Exchange, (iii) the forecasted results of the Company's operations through 2001 and (iv) the opinion of the financial advisor to the Special Committee that the cash consideration to be received by unaffiliated stockholders in the Merger is fair from a financial point of view. The Board did not assign weights to each of the above factors.

     The Merger was not structured so that approval of at least a majority of unaffiliated stockholders is required.

     A majority of directors who are not employees of the Company has not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purpose of negotiating the terms of the Merger and/or preparing a report concerning the fairness of the transaction, but a Special Committee (composed entirely of non-employee directors) selected an independent financial and legal advisor to assist it in negotiating the terms of the Merger; and the financial advisor selected by the Special Committee has rendered an opinion concerning the fairness of the cash consideration to be received by unaffiliated stockholders in the Merger.

     The Merger has been approved by a majority of the directors of the Company who are not employees of the Company.

     No firm offer of which the Company is aware has been made by any unaffiliated person (other than the Lee Company) during the eighteen months preceding the date of the Merger Agreement for (A) a merger or consolidation,
(B) a sale or other transfer of the Company's assets or (C) the purchase of securities of the Company that would enable the purchaser to exercise control of the Company.

REPORTS, OPINIONS, ETC.

     The Board has received the opinion of Merrill Lynch & Co. to the effect that the cash consideration to be received by the holders of Syratech Common Stock (other than shares to be retained, shares to be cancelled and dissenting shares) pursuant to the Merger is fair to such stockholders from a financial point of view. Merrill Lynch was retained by the Special Committee of the Board after interviewing several other investment banking firms. See "THE
MERGER -- Opinion of Financial Advisor" and "-- Information Concerning the Company's Financial Advisor."

NON-CASH ELECTION AND PRORATION INTO CASH

     As described herein, a stockholder (other than a Management Stockholder) may make a Non-Cash Election in respect of up to 35% of such stockholder's holdings and thereby elect to retain shares of Syratech Common Stock in the Merger. However, if the aggregate number of Electing Shares of all stockholders (other than Management Stockholders) exceeds 781,250, such electing stockholder may receive cash for a portion of such holder's Syratech Common Stock as to which such holder had made a Non-Cash Election as a result of the proration procedures described herein under "THE MERGER -- Non-Cash Election." See "THE MERGER -- Federal Income Tax Consequences -- Stockholders Receiving Cash" for a discussion of the tax consequences of receiving cash.

FORECASTS

     The forecasts set forth under the "The Merger -- Certain Forecasts," while presented with numerical specificity, are based upon a number of estimates and assumptions which, though considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and upon assumptions with respect to future business strategies and decisions which are subject to change. The forecasts were not prepared with a view toward compliance with published guidelines of the Commission, the American Institute of Certified Public Accountants, any regulatory or professional agency or body or generally accepted accounting principles. Moreover, Deloitte & Touche LLP, the Company's independent public accountants, has not compiled or examined the forecasts and accordingly, does not express any opinion or any other form of assurance with respect thereto, assume no responsibility for and disclaim any association with the forecasts. While the Company believes the forecasts are based upon reasonable assumptions and estimates, actual results will vary and such variations may be material. Forecasts are necessarily speculative in nature, and it is usually the case that one or more of the assumptions underlying the forecasts will not materialize. Furthermore, the Company does not intend to update or revise the forecasts to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. Stockholders are cautioned not to place undue reliance on any of the forecasts included herein.

COMPETITION

     The tabletop, giftware and seasonal products markets are highly competitive. Competition is affected not only by the large number of domestic manufacturers, but also by the large volume of foreign imports. Several of the Company's competitors are larger and may have greater financial resources than the Company. The Company's products may compete indirectly with a broad range of products not offered by the Company. A number of factors affect competition in the sale of tabletop, giftware, seasonal and other products of the types manufactured, imported and sold by the Company. Among these are brand identification, style, design, packaging, price, quality, promotion and the level of service provided to customers. The importance of these competitive factors varies from customer to customer and from product to product. See "THE COMPANY -- Business -- Competition."

DIFFICULTY IN ACHIEVING POST-MERGER BUSINESS STRATEGY

     The post-merger business strategy that has been developed by the Company is based on the Company's operations and the operations of other companies in the tabletop and giftware industries. See "THE

COMPANY -- Post-Merger Business Strategy." After the Merger and after gaining experience with the Company's operations, the Company's management may decide to alter or discontinue certain parts of the post-Merger business strategy described herein and may adopt alternative or additional strategies. In addition, there can be no assurance that such a strategy, if implemented, will be successful or will improve operating results. Moreover, there can be no assurance that the successful implementation of such a strategy will result in improved operating results. Further, other conditions may exist, such as increased competition, or an economic downturn, which may offset any improved operating results that are attributable to such a strategy.

DEPENDENCE UPON KEY PERSONNEL

     The Company is currently dependent upon the ability and experience of its senior management team, including Leonard Florence, Chairman of the Board, President and Chief Executive Officer, E. Merle Randolph, Vice President, Treasurer and Chief Financial Officer, Melvin L. Levine, Vice President of Purchasing, and Alan R. Kanter, Vice President of Sales. The loss of any of these executives could adversely affect the Company. In connection with the Merger, these executives will continue to be employed by the Company pursuant to their current employment agreements with certain modifications. The terms of the employment agreements for these four executives will be five years in the case of Messrs. Florence and Levine and three years in the case of Messrs. Randolph and Kanter. The Company does not maintain policies of "key person" life insurance on the life of any of its executives.

RETAIL INDUSTRY

     The Company sells its products to retailers, including department and specialty stores, mass market merchandisers, catalogue showrooms, discount wholesalers, warehouse clubs, premium and incentive marketers, drug and supermarket chains, jewelers and home centers and through other channels of distribution. Certain of such retailers have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and some are currently operating under the protection of the federal bankruptcy laws.

     As is customary in the retail industry, the Company generally does not enter into written agreements with customers but relies on orders that are cancelable until shipment.

     The Company's business is sensitive to consumer spending patterns, which in turn are subject to prevailing economic conditions. Future economic recessions could have a material adverse effect on the Company's financial condition and results of operations.

SEASONALITY

     Historically, the Company has realized its highest sales and profit levels in its third and fourth quarters as a result of the buying patterns associated with the Christmas selling season. The Company expects that the recent Rauch and Silvestri acquisitions (hereinafter described) and the pending acquisition of certain assets of Potpourri Press will intensify the degree of seasonality that the Company historically has experienced as the vast majority of Rauch, Silvestri and Potpourri products are Christmas items.

FOREIGN SOURCES OF SUPPLY

     Many of the Company's products are manufactured to its specifications by foreign manufacturers located principally in Hong Kong, India, Korea, Taiwan, the People's Republic of China and Japan. In 1995, the Company purchased an aggregate of approximately $81 million of products from approximately 160 foreign manufacturers. No vendor accounted for 10% or more of such purchases in 1995. The Company does not have information on the financial condition of its major foreign vendors, all of which are privately held. Of the Company's foreign purchases in 1995, approximately 92% were from vendors located in the Far East and approximately 7% were from vendors located in India. The Company's arrangements with its manufacturers are subject to the risks of doing business abroad, including risks associated with economic or political instability in countries in which such manufacturers are located, labor strikes and risks associated with foreign currency and potential import restrictions. The Company also is subject to risks associated with the availability of, and time required for, the transportation of products from foreign countries, including shipping losses or lost sales that may result from delays or interruptions in shipping.

PRICE AND AVAILABILITY OF RAW MATERIALS

     Silver used by the Company in the manufacture of its tabletop and giftware products represents less than 5% of its Cost of Goods Sold. Collectively, the Company and its four major competitors in the sterling silver flatware market account for substantially all sterling silver flatware sales in the United States. Prices of silver are subject to fluctuation. The price of silver has ranged, according to the closing prices of Handy & Harman Inc. (the "Handy & Harman Price"), from $3.545 per troy ounce to $6.01 per troy ounce during the five-year period ended September 30, 1996. A prolonged significant increase in silver prices could have a material adverse effect on the Company's results of
operations. The Handy & Harman Price for a troy ounce of silver on             ,
1996 was $     . See "THE COMPANY -- Business -- Manufacturing and Raw
Materials."

ENVIRONMENTAL REGULATION

     The Company's silverplating, chrome plating, tool making and painting operations routinely involve the handling of waste materials that are classified as hazardous. The Company also refabricates certain materials used in its silverplating operations. The Company is subject to certain domestic federal, state, local and foreign laws and regulations concerning the containment and disposal of hazardous materials, and therefore, in the ordinary course of its business, the Company incurs compliance costs and may be required to incur clean-up costs. In addition, the Company's C.J. Vander facility is subject to many environmental regulations related to its plating operations in the United Kingdom. Actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect the demand for its products. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial and could have a material adverse effect on the Company.

TRADEMARKS, COPYRIGHTS AND PATENTS

     The Company markets its products under many well-recognized tradenames, including WALLACE SILVERSMITHS(@), INTERNATIONAL SILVER COMPANY(@), TOWLE SILVERSMITHS(@), FARBERWARE(@), TUTTLE STERLING(@), C.J. VANDER LTD.(TM), RAUCH INDUSTRIES, INC.(@), SILVESTRI(@), ROCHARD(@), ELEMENTS(@) and 1847 ROGERS BROS.(@) The success of the Company's various businesses depends in part on the Company's ability to exploit these tradenames as well as certain proprietary designs and trademarks on an exclusive basis in reliance upon the protections afforded by applicable copyright, patent and trademark laws and regulations. The loss of certain of the Company's rights to such designs, trademarks and tradenames or the inability of the Company effectively to protect or enforce such rights could adversely affect the Company.

LABOR RELATIONS

     The Company believes that its relationship with its employees is good. The Company's employees are not represented by labor unions; however, Rauch, which merged with the Company on February 15, 1996, was a subject of efforts by UNITE (the "Union") in the fall of 1995 to organize Rauch's employees. A scheduled Union election was postponed because the Union filed unfair labor practice charges against Rauch with the National Labor Relations Board (the "NLRB"). These charges, which related to allegations of threats and promises by Rauch officials and the termination of certain employees, were settled pursuant to an agreement between Rauch and the Union. On May 2, 1996, the NLRB approved the agreement and the Union's request that the petition for an election be withdrawn with prejudice.

                                  THE COMPANY

GENERAL

     Syratech designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products, including: sterling silver, silverplated and stainless steel flatware; sterling silver, silverplated and brass hollowware; picture frames and photo albums; glassware, woodenware and ceramics; fine porcelain boxes; figurines, waterglobes and Christmas ornaments, trim, lighting and tree skirts.

     The Company's net sales have grown from $82.9 million in 1991 to $169.5 million in 1995, a compounded annual growth rate of approximately 20%. For the nine months ended September 30, 1996, the Company had net sales of $182.7 million, an increase of 54.0% from the same period in 1995. Such growth was achieved primarily through the recent acquisitions, the addition of new products and product categories and expanded distribution of existing products. The addition of new products and product categories has been implemented through both internal development and the acquisition of complementary brands. The Company has grown these acquired brands into substantial product categories by expanding and improving their product lines and distributing them through the Company's distribution channels.

     The Company's strategic goal is to be the leading domestic supplier of tabletop, giftware and seasonal products to retailers. In order to achieve this goal, the Company intends to rely on what it believes to be certain competitive strengths, including its market leadership in key product categories, a broad portfolio of products with well-recognized tradenames, a significant presence within major distribution channels, strong relationships with retailers, its product development expertise and its manufacturing and sourcing capabilities.

     The Company offers a broad portfolio of tabletop, giftware and seasonal products both in terms of the different product categories and multiple retail price points through its "good-better-best" strategy. The Company believes that it is one of the leading domestic manufacturers and marketers of sterling silver flatware and sterling silver and silverplated hollowware, which products are sold under many well-recognized tradenames including Wallace Silversmiths(@), International Silver Company(@), Towle Silversmiths(@) and Tuttle Sterling(@). In addition, the Company believes it is one of the leading domestic manufacturers of Christmas ornaments which, together with other seasonal products, are sold under the Rauch(@), Silvestri(@) and Holiday Workshop(TM) tradenames.

     The Company's products are sold through approximately 30,000 customers, including retail specialty stores, such as jewelry, seasonal and nonseasonal giftware and collectible stores, department stores, mass market merchandisers, catalogue showrooms and warehouse clubs. The Company believes that the recent Rauch, Silvestri and Potpourri acquisitions (see "-- Recent Acquisitions" below) will strengthen the Company's presence across multiple distribution channels. In addition, the Company believes it has benefited from the vendor consolidation trend in the retail industry, which has resulted in increased demand for vendors that have the ability to make timely deliveries of a broad range of quality products and provide advertising and other sales support. The Company has a policy of not owning or operating Company outlet stores and believes that this policy further strengthens its relationships with its customers.

     The Company aims at delivering quality products at competitive prices to its customers. The Company relies both on its own domestic manufacturing capabilities and on over 160 vendors located primarily in the Asia Pacific Rim. The Company's products, including imported products, are designed by the Company's design team and independent designers in conjunction with the Company's product development and marketing team. In order to ensure quality, products are generally manufactured using Company-owned tools and dies.

     The Company's post-merger strategy for future growth focuses primarily on
(i) integrating its recent acquisitions, in particular Rauch, Silvestri and Potpourri, into the Company's marketing and distribution structure, (ii) continuing to expand the distribution of its existing product lines, both domestically and internationally, by adding new customers and increasing sales to existing customers, (iii) continuing to expand its product lines by introducing new products and product categories, (iv) enhancing its manufacturing, warehousing and distribution capabilities and productivity through investments in new facilities, tools and dies and machinery, rationalization of existing facilities and investments in technology, and (v) pursuing selected acquisitions of complementary product lines and businesses, thereby capitalizing on the Company's distribution capabilities. See "FORWARD-LOOKING STATEMENTS" and "RISK FACTORS -- Difficulty in Achieving Post-Merger Business Strategy."

RECENT ACQUISITIONS

     Rauch. Rauch Industries, Inc. ("Rauch"), a leading domestic manufacturer and marketer of Christmas and other seasonal products, in particular glass and satin tree ornaments, was acquired in February 1996 for approximately $49.6 million. Rauch distributes its products primarily to mass market merchandisers through its own sales force and independent representatives. The acquisition included Rochard, Inc. ("Rochard"), a marketer of fine porcelain boxes sold primarily to high-end specialty and department stores.

     Farberware. In April 1996, the Company acquired certain assets of Farberware Inc., including its name, trademarks and other intellectual property, inventory, tools and dies and machinery and equipment. The purchase price paid by the Company was $32.6 million, subject to adjustment. The Company has been selling the inventory initially purchased and subsequently acquired pursuant to a manufacturing services agreement and, in three separate transactions, has entered into licensing agreements for use by third parties of the Farberware tradename in connection with the sourcing, manufacturing and marketing of (a) certain cookware and bakeware products for a one-time payment of $25.5 million,
(b) certain electric products for home use for an annual royalty payment, and
(c) Commercial Products (defined as six specified urns and a specified convection oven plus other products to be developed with the prior approval of Farberware Inc.) for annual royalty payments. The Company and Lifetime Hoan Corporation together share the rights to receive royalties under certain other license agreements entered into and assigned to the Company by the prior owner of the Farberware tradename; and, in conjunction with Lifetime Hoan Corporation, the Company expects to continue to grant licenses and intends from time to time to market specific products under the Farberware tradename. See "FORWARD LOOKING STATEMENTS."

     Silvestri. In April 1996, the Company acquired certain inventory and intangibles of the Silvestri Division of FFSC, Inc. ("Silvestri") for approximately $8.6 million. The Silvestri product line consists of high-end Christmas ornaments, collectibles, lighting and trim, as well as other seasonal and nonseasonal giftware and decorative accessories, distributed primarily to specialty and department stores.

     C.J. Vander. In May 1996, the Company acquired C.J. Vander Ltd. ("C.J. Vander"), a manufacturer and marketer of prestigious sterling silver flatware and hollowware with manufacturing locations in Sheffield and London, England for approximately $0.8 million. C.J. Vander's products are distributed primarily to jewelry and other specialty stores in the United Kingdom and Europe.

     Potpourri. On November 11, 1996, a wholly-owned subsidiary of the Company entered into a Purchase Agreement with Potpourri Press, Inc. ("Potpourri"), a North Carolina-based manufacturer and marketer of Christmas products, pursuant to which the Company will acquire all of Potpourri's inventory, tangible property, intellectual property rights, certain key records (including customer lists, customer files, supplier information, catalogs) and certain contract rights (to be selected by the Company's subsidiary) for a maximum purchase price of $2.3 million. Incident to the purchase, the Company's subsidiary undertook certain obligations that are expected to require it to make additional payments aggregating approximately $0.05 million.

INTEGRATION STRATEGY FOR RECENT ACQUISITIONS

     The Company believes that significant opportunities for growth in sales and operating income exist if it can successfully integrate its recent acquisitions into the Company's sales and marketing organization and consolidate and rationalize certain operations. See "FORWARD LOOKING STATEMENTS."

     The Company plans to expand the distribution of Rauch, Silvestri and Potpourri products by marketing them through the Company's established distribution channels and also plans to add new products to their existing lines. By integrating Rauch, Silvestri and Potpourri with the Company's internally developed Holiday

Workshop line of seasonal products, the Company has significantly expanded its offerings in this product category, both in terms of types of product and retail price points, and strengthened its presence in major retail channels. In addition, the Company believes that such strengthened presence should provide it with substantial opportunities to cross-sell the Company's tabletop and giftware product lines through Rauch and Silvestri distribution channels. See "FORWARD LOOKING STATEMENTS" and "RISK FACTORS -- Difficulty in Achieving Post-Merger Business Strategy."

     In order to support the growth in its seasonal business, the Company is in the process of investing in excess of $15 million to expand its manufacturing, warehousing and distribution capabilities, primarily by consolidating warehouse and distribution facilities, building a new customer showroom and acquiring new tools and dies and machinery. These investments, along with the consolidation of certain selling, general and administrative functions, are also designed to generate significant cost savings.

     Through the acquisition of C.J. Vander, the Company believes that it will be able to expand the distribution of its Wallace and Towle sterling silver and silverplated product lines into the European market, primarily through C.J. Vander's existing distribution channels. In addition, the Company intends to expand the distribution of C.J. Vander products in the United States, in particular through the Rochard sales force, which consists of independent representatives who sell to high-end specialty and department stores.

     During the summer of 1996, the Company commenced marketing a water-purification device under the name "Glacier Pure by Farberware." The Company also intends to capitalize on the Farberware brand name recognition by introducing new tabletop products under that tradename beginning in 1997.

                              THE SPECIAL MEETING
MATTERS TO BE CONSIDERED

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement entered into between THL I and Syratech, and the transactions contemplated thereby, including the Merger. If the Merger is approved by the stockholders of Syratech, THL I will merge with and into Syratech, and each share of Syratech Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Syratech Common Stock held by Syratech or any wholly owned subsidiary thereof and (ii) shares of Syratech Common Stock subject to appraisal rights) will be entitled, at the election of the holder and subject to the terms described herein, either (a) to receive $32.00 in cash or (b) to retain one fully paid and nonassessable share of Syratech Common Stock. The right to retain Syratech Common Stock will be limited in the case of each stockholder (other than a Management Stockholder) to 35%, and in the case of each Management Stockholder to 25%, of such holder's shares of Syratech Common Stock, other than Leonard Florence who is required by the Merger Agreement to retain 714,400 shares of Syratech Common Stock. In addition, because no more than an aggregate of 781,250 shares of Syratech Common Stock may be retained by existing stockholders (other than Management Stockholders), such stockholder's right to retain Syratech Common Stock is subject to proration as set forth in the Merger Agreement and described in this Proxy Statement. If the Merger is approved, the common stock of THL I will be converted into 3,191,850 shares of Syratech Common Stock less the number of shares of Syratech Common Stock to be retained by stockholders (other than Leonard Florence). The shares of Syratech Common Stock to be owned by the affiliates of Thomas H. Lee Company immediately following the Merger will represent a maximum of approximately 81.7% of the Syratech Common Stock expected to be issued and outstanding after the Merger (see "THE MERGER -- Conversion of THL I Stock").

     Immediately after the Effective Time, 3,906,250 shares of Syratech Common Stock will be issued and outstanding. If Warrants to be issued to the providers of the debt facilities (the "Warrants") are exercised in full immediately following the Merger, 249,335 additional shares of Syratech Common Stock will be issued, resulting in a total of 4,155,585 shares of Syratech Common Stock issued and outstanding at such time. The Merger Agreement (including the principal exhibits thereto) is attached to this Proxy Statement as ANNEX I. See "THE MERGER" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT." The Board of Directors of Syratech has, by unanimous vote of those members attending and voting (certain of those Directors present who are also officers of the Company having abstained), approved the Merger

Agreement and recommended that the Company's stockholders vote FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

REQUIRED VOTES

     The affirmative vote of stockholders holding             shares of Syratech
Common Stock, being a majority of the shares of Syratech Common Stock entitled to vote thereon, is required to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

     As of             , directors and executive officers of the Company and
their affiliates were beneficial owners of an aggregate of           shares
(approximately      %) of the outstanding shares of Syratech Common Stock. All of the directors and executive officers of the Company, have indicated that they intend to vote their shares of Syratech Common Stock in favor of the resolution to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by at least a majority of unaffiliated holders of Syratech Common Stock is not required.

VOTING AND REVOCATION OF PROXIES

     Shares of Syratech Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares of Syratech Common Stock represented by such Proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of Syratech is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies may not exercise their discretionary voting authority to vote any Proxy in favor of any adjournments or postponements of the Special Meeting if such proxy contains an instruction to vote against the approval of the Merger Agreement.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the Proxy at the Special Meeting, or (iii) delivering to the Secretary of Syratech (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy, previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Syratech Corporation, 175 McClellan Highway, East Boston, Massachusetts 02128-9114, Attention: Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of Syratech Common Stock at the close of business on
            , 1997 will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, the Company had
outstanding and entitled to vote             shares of Syratech Common Stock.
Shares of Syratech Common Stock represented by Proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

     The presence, in person or by proxy, at the Special Meeting of the holders
of at least             shares of Syratech Common Stock, i.e., a majority of the
shares of Syratech Common Stock outstanding on the
record date, is necessary to constitute a quorum for the transaction of
business. The affirmative vote of the holders of             shares of Syratech
Common Stock, i.e., a majority of the votes entitled to be cast by the holders of all outstanding shares of Syratech Common Stock, is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. THE TRANSACTION HAS NOT BEEN STRUCTURED SO THAT APPROVAL OF AT LEAST A MAJORITY OF UNAFFILIATED HOLDERS OF SYRATECH COMMON STOCK IS REQUIRED. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger Agreement. Because the vote on the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the approval of a majority of the votes entitled to be cast by the holders of all outstanding shares of Syratech Common Stock, abstentions will have the same effect as a vote against this proposal.

SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from stockholders of the Company by telephone, telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for outstanding out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for their forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     [NAME OF PROXY SOLICITING FIRM] will assist in the solicitation of Proxies
by the Company for a fee of $          , plus reasonable out-of-pocket expenses.

     HOLDERS OF SYRATECH COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. ONLY HOLDERS OF SYRATECH COMMON STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION (AS DEFINED BELOW). SEE "THE MERGER -- NON-CASH ELECTION" AND
"-- NON-CASH ELECTION PROCEDURE."

                                   THE MERGER

BACKGROUND OF THE MERGER

     Representatives of the Thomas H. Lee Company first met with Mr. Leonard Florence to discuss the possible purchase by Syratech of the interests of certain funds affiliated with Thomas H. Lee Company in FFSC, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Transactions."

     In the late spring of 1996, partly to increase the visibility and daily trading volume of Syratech Common Stock, Syratech retained Merrill Lynch & Co. in connection with a contemplated public offering of Syratech Common Stock.

     In early July 1996, representatives of the Thomas H. Lee Company indicated to Leonard Florence an interest in exploring the potential acquisition of Syratech by Thomas H. Lee Equity Fund III, L.P., the Thomas H. Lee Company and certain of its affiliates (collectively, the "Lee Group"). In connection therewith, a confidentiality agreement was executed on July 11, 1996. The Lee Group pursued its preliminary due diligence investigation in July and early August 1996, and meetings were held on August 7, 1996 and August 21, 1996 between representatives of the Lee Group and Mr. Florence and other representatives of Syratech with regard to such due diligence.

     On August 21, 1996, the Lee Group furnished to Syratech a due diligence request list. Thereafter, the Lee Group continued its due diligence investigation, including visits to Syratech facilities. Further meetings between the parties occurred on September 9, 1996, September 16, 1996, September 19, 1996 at which the Lee Group's due diligence investigation was pursued and the parties' divergent views regarding the terms of the transaction were discussed.

     On September 11, 1996, Mr. Florence contacted Merrill Lynch regarding the meetings to date. On September 13, 1996, at the request of Mr. Florence, representatives of Merrill Lynch met with Mr. Florence at the Company's headquarters. At this meeting, Mr. Florence disclosed to Merrill Lynch the progress of the discussions with the Lee Group to date. The representatives of Merrill Lynch suggested that the Company's contemplated public offering be held in abeyance pending resolution of this matter, that the Board of Directors be informed of the discussions with the Lee Group and that a Special Committee of the Board be established to act on behalf of the Board with respect to this matter.

     On September 24, 1996, the Lee Group delivered to Mr. Florence the following letter:

     September 24, 1996

     Mr. Leonard Florence
     Chairman of the Board,
     Chief Executive Officer,
     President and Director
     Syratech Corporation
     175 McClellan Highway
     East Boston, MA 02128

     Dear Mr. Florence:

     The Thomas H. Lee Company is interested in pursuing with you a transaction which would result in our acquiring all of the outstanding capital stock of Syratech Corporation (the "Company"). Based on our review of available information to date, we believe a price per share of $28 to $30, payable in cash, is feasible based on the assumption that there are approximately 8.9 million shares currently outstanding on a fully diluted basis. This would represent a total equity value of approximately $249 to $267 million.

     In our view, this transaction would position the Company and its employees for an exciting future while maximizing value for the Company's shareholders. In order to move forward, we request that you grant to us and to our representatives and prospective financing sources access to the Company's books, records and senior management subject, of course, to appropriate confidentiality provisions.

     We believe that the commitment and involvement of you and your management team are critical to the future success of the Company, and our preliminary proposal contemplates your retention of an appropriate ownership interest in the Company and agreements with respect to the future employment of you and your management team with the Company. Simultaneously with the performance of due diligence, we would hope to discuss with management their roles in the future of the Company.

     Thomas H. Lee Equity Fund III, L.P. has available equity commitments of over $1 billion, and is prepared to make a significant investment in the Company. In addition, we have had discussions with prospective financing sources, and based on those discussions, we are confident that we can secure commitments for the balance of the financing needed to fund the acquisition of the Company. We expect that such commitments can be obtained promptly.

     We are only interested in pursuing a transaction that has the endorsement of the Company's Board of Directors. In light of our approach to the transaction and while we recognize that your Board must take appropriate action in the best interest of your shareholders, we are not prepared to participate in a public auction process. Of course, we trust that the contents of this letter and its existence will remain confidential.

     The Thomas H. Lee Company has been in existence since 1974 and during that time has completed over 100 transactions. We look for attractive investment opportunities in companies which we can help grow through the use of our capital and expertise. Many of our portfolio companies have grown dramatically, providing job opportunities and other economic benefits for the communities in which they operate. We intend to continue the current operations and facilities of the Company and believe that our acquisition of the Company will provide significant benefits to the many stakeholders in the Company, including its employees, suppliers and customers and the communities in which the Company operates.

     We believe that our proposal presents an attractive opportunity for the Company and its shareholders and are eager to proceed. If given the opportunity, we would expect to complete our diligence review, reach agreement with management on its role in the future of the Company and negotiate a definitive acquisition agreement within the next few weeks. Our legal and financial advisers stand ready to commence work.

     We would be pleased to make a presentation to your Board of Directors, and if this is deemed desirable, request that a meeting be scheduled as soon as practicable. In the meantime, should you have any questions, please direct them to myself, Scott A. Schoen or Thomas M. Hagerty. We can be reached at 617-227-1050.

                                          Sincerely,

                                          THOMAS H. LEE EQUITY FUND III, L.P.

                                          By: /s/  David V. Harkins

                                            ------------------------------------
                                                 David V. Harkins
                                               President
                                               THL Equity Trust, III General
                                                 Partner
                                               THL Equity Advisors III, Limited
                                                 Partnership, General Partner
                                               THL Equity Fund III, Limited
                                                 Partnership

     On the same date, Mr. Florence convened a Special Meeting of the Board. At the meeting Mr. Florence disclosed that he had received the foregoing letter, which was the first written proposal, from the Lee Group expressing an interest in pursuing an acquisition of Syratech at a price of $28 to $30 per share in cash. Mr. Florence informed the Board that, as mentioned in the letter, the acquisition was predicated upon and would involve the continuing commitment and involvement of Mr. Florence and other members of Syratech management, the retention by Mr. Florence of an ownership interest in the enterprise following the acquisition and the execution of agreements with respect to future employment. At that meeting, the Board decided that the preliminary proposal and discussions with the Lee Group regarding a definitive proposal should be evaluated and, if advanced to a definitive proposal that merited negotiation of a definitive agreement, that negotiations to such end should be conducted. In addition, in light of the contemplated participation by Mr. Florence and, possibly, other members of Syratech management in the transaction, the Board designated Messrs. Irwin Chafetz, Harold Cohen and Jerry R. Jacob as members of a Special Committee, with Mr. Chafetz as Chairman, for the purpose of evaluating any proposal received from the Lee Group and conducting any further discussions with the Lee Group; and it authorized the retention by the Special Committee of financial and legal advisors at Syratech's expense.

     During the following week, the Special Committee interviewed representatives of various investment banking and law firms for the purpose of retaining independent financial and legal advisors. As a result of such interviews, the Special Committee retained Merrill Lynch & Co. (which, as noted above, had previously been retained by the Company to be the underwriter of a contemplated offering of Syratech Common Stock, which was being held in abeyance) and Wachtell, Lipton, Rosen & Katz, as its financial and legal advisors, respectively. On September 27, 1996, Merrill Lynch, the Lee Group, Morgan Stanley and potential financing sources conducted due diligence, both at Syratech headquarters and at the offices of Thomas H. Lee Company. Such due diligence, with the Lee Group, Morgan Stanley and potential financing sources, continued during the following week.

     On September 27, 1996, the Company provided Merrill Lynch with a preliminary draft of the Management Forecasts and Merrill Lynch conducted oral inquiries and due diligence with respect thereto. On October 4, 1996, the Company provided Merrill Lynch and the Lee Group with the Management Forecasts reprinted herein.

     On Friday, October 4, 1996, the Special Committee met with its advisors for the purpose of beginning its evaluation of the Lee Group's proposal. At this meeting, the Special Committee, together with its advisors, reviewed the terms of the Lee Group's proposal and received preliminary advice from Merrill Lynch that the financial terms of the proposal appeared to be below preliminary valuation ranges. The Special Committee also considered alternatives that might be available to Syratech, such as the possibility of rejecting an acquisition transaction in favor of a public equity offering and the possibility of seeking a potential strategic partner that would be willing to purchase Syratech at a higher price. At the end of this meeting, the Special Committee undertook to consider further the Lee Group's proposal during the following week, with a view toward a further meeting of the Special Committee to consider the proposal on October 11.

     On Monday, October 7, 1996, representatives of the Lee Group, potential financing sources and Morgan Stanley met with representatives of Syratech, including Mr. Florence, to conduct further due diligence. Also during the week of October 7, 1996, representatives of the Lee Group sent to the Special Committee's advisors a proposed Merger Agreement with respect to the transaction, and the Special Committee's legal advisors gave general preliminary comments with respect thereto. Among the items proposed therein were shareholder agreements on the part of Mr. Florence and other participating members of management to vote shares of Syratech's Common Stock held by them in favor of the Merger and/or to grant a proxy with respect to such shares in favor of the Lee Group so that such shares could be voted directly by the Lee Group in favor of the Merger. The Special Committee's legal advisors informed the Lee Group's legal advisors that such proposal was unacceptable and insisted that ways in which Mr. Florence's equity position would not determine the outcome of the stockholder vote with respect to the Merger should be explored.

     On Friday, October 11, 1996, the Special Committee met with its advisors and continued its evaluation of the Lee Group's proposal. At this meeting, the Special Committee received oral advice of Merrill Lynch that the financial terms of the Lee Group's proposal were unfair and inadequate from a financial point of view. In addition, the Special Committee's legal advisors reviewed with the Special Committee various structural issues with respect to the Lee Group's proposal. After this meeting, the Special Committee's advisors contacted representatives of the Lee Group, informed them that the current proposal was unfair and inadequate and did not merit beginning negotiations with respect to a definitive agreement and urged them to improve the terms of their offer if they wished to pursue an acquisition of the Company. Within a few days thereafter, during the week of October 14, the Lee Group's legal advisors sent to the Special Committee's legal advisors a revised proposed Merger Agreement.

     On Tuesday, October 15, 1996, representatives of the Lee Group contacted the Special Committee's advisors to inform them that the Lee Group had raised the proposed price to be paid to Syratech stockholders in the Merger to $31 per share in cash and that the request for the shareholder and lockup agreements on the part of Mr. Florence and other participating members of management had been dropped. On October 15 and October 16, the Special Committee was briefed on and considered the revised offer with its advisors, as well as the terms of the revised proposed Merger Agreement. On October 15, the Special Committee received oral advice from Merrill Lynch that the financial terms of the Lee Group's proposal were inadequate from a financial point of view and that a strategic buyer for Syratech, if one could be found, might be better able and willing to pay more to acquire Syratech than a financial buyer.

     On October 16, the Special Committee's advisors contacted representatives of the Lee Group to inform them that the $31 per share offer was inadequate to commence negotiations with respect to a definitive agreement and to urge the Lee Group to put their best offer forward so that the Special Committee could determine whether the transaction merited pursuing. In addition, with respect to the revised proposed Merger Agreement, the Special Committee's advisors asked for a specific quantitative proposal with respect to the termination fees and expense reimbursements contemplated by the agreement, to restructure the termination fee so that it would be more in the nature of a "topping" fee payable in the event that a superior transaction were obtained, to supply commitment letters with respect to financing for the transaction and to consider alternative structures more responsive to the Special Committee's concern that Mr. Florence's equity position would determine the outcome of the stockholder vote with respect to the transaction. On the same date, the Lee Group's legal advisors sent to the Special Committee's legal advisors a revised proposed Merger Agreement.

     Also, on October 16, 1996, Merrill Lynch was given authority by the Company, the Special Committee and the Lee Group to solicit expressions of interest in an acquisition from certain potential strategic buyers selected by the Company in consultation with Merrill Lynch, which process was begun on such date by Merrill Lynch. Merrill Lynch continued its efforts with respect to such solicitation regularly through October 22, and the Special Committee was kept abreast of all developments.

     On the evening of Friday, October 18, 1996, representatives of the Lee Group contacted the Special Committee's legal advisors and informed them that, in response to the Special Committee's request, the Lee Group had increased its offer to a price of $32 per share in cash, for a transaction structured substantially along the lines of the proposed Merger Agreement most recently delivered, and that this price was the best and last offer of the Lee Group, with no incremental value to be delivered thereafter. At this time, representatives of the Lee Group provided draft financing commitments consistent with this proposal to the Special Committee's legal advisors. The Lee Group requested that negotiations toward definitive documentation and Board approval occur over the following weekend with a view toward announcing that a definitive agreement had been entered into by the morning of Monday, October 21. Thereafter, on the evening of October 18, the Chairman of the Special Committee spoke with the Special Committee's advisors, and it was decided that, due to the need for adequate time to review and consider the Lee Group's most recent proposal and convene a meeting of the Special Committee and the pendency of inquiries by the Special Committee's financial advisors to potential strategic acquirors, the Special Committee would meet on Monday, October 21, to review the most recent proposal with a view toward a definitive response to the Lee Group immediately thereafter, and that the Special Committee's legal advisors would deliver comments with respect to the revised proposed Merger Agreement over the intervening weekend. This proposed course of action was then communicated to representatives of the Lee Group. At this time, representatives of the Lee Group were requested to provide revised draft financing commitments reflecting the improved offer.

     Over the weekend of Saturday and Sunday, October 19 and 20, 1996, the Special Committee's legal advisors discussed the revised proposed draft Merger Agreement with the Lee Group's legal advisors and reached substantial agreement with respect to certain issues, but sought improvements with respect to (i) price, (ii) the voting of shares held by Mr. Florence, (iii) Syratech's ability to respond to indications of interest following execution of the Merger Agreement, (iv) the circumstances under which Syratech or the Lee Group could terminate the Merger Agreement and a termination fee become payable and (v) the size of the termination fee and expense reimbursements. The Special Committee's legal advisors also stated that, in connection with entering into the Merger Agreement, the possibility of obtaining a superior proposal thereafter should be preserved, subject to the termination fee provisions under discussion, and that outstanding Rights under Syratech's Rights Agreement should be redeemed promptly to provide fewer obstacles with respect thereto.

     The Special Committee met with its advisors on the morning of Monday, October 21, 1996. At this meeting, the developments over the preceding week, both with respect to the Lee Group and potential strategic acquirors, were reviewed, as well as the terms of the Merger Agreement, including unresolved issues. In this connection, Merrill Lynch told the Special Committee that, while certain inquiries were still pending, no potential strategic acquiror had shown significant interest in acquiring the Company. Thereafter, at the direction of the Special Committee, the Special Committee's advisors spoke with representatives of the Lee Group and communicated to them that the Special Committee requested improvements in the proposal with respect to each of the five issues listed above, and particularly with respect to price, but that in-person negotiations could begin. In particular, the Special Committee's advisors noted that one way in which the price to the public stockholders could be raised would involve an acquisition in which Mr. Florence received a lower price per share than other stockholders. The Special Committee's advisors suggested that this possibility be considered in that, unlike other stockholders, Mr. Florence would retain an opportunity to participate in Syratech's future results through his continued equity interest. Representatives of the Lee Group stated that the group would need time to consider the Special Committee's request and would reply later that day. On the afternoon of October 21, representatives of the Lee Group contacted the Special Committee's advisors to inform them that this two-tiered pricing structure was being considered, but that the Lee Group would not raise the $32 per share offer to Syratech stockholders and that, following a review of recent comparable transactions, the Lee Group was proposing that the transaction have a termination fee of 3.75% of the total equity value and that expense reimbursements be up to a maximum of 0.75% of the total equity value. This contrasted with the Lee Group's prior proposal of 4.25% plus an unlimited amount for out of pocket expenses. The Special Committee's advisors informed the Lee Group's representatives that a price increase was still being sought and that the two-tiered pricing structure should be seriously considered for the reasons described above. Later on the evening of October 21, representatives of the Lee Group contacted the Special Committee's legal advisors to inform them that a two-tiered pricing structure had been considered and discussed with Mr. Florence and that Mr. Florence had been unwilling to agree to such a structure.

     The Special Committee met again with its advisors beginning on the morning of Tuesday, October 22, 1996 and continuing intermittently throughout the day. At this meeting, the developments over the preceding day and the open issues with respect to the Merger Agreement were reviewed. In this connection, Merrill Lynch told the Special Committee that it had completed its solicitation of expressions of interest from those potential strategic acquirors that it had been authorized to contact, that none of such parties had expressed interest in proceeding with an acquisition and that none of such parties had expressed a willingness to conduct the requisite due diligence with respect to Syratech. The Special Committee continued to request improvements with respect to the five issues listed above. In addition, the Special Committee, through its advisors, sought to have the Lee Group improve its $32 per share offer by adding a contingent value right to the cash consideration offered. The Lee Group rejected this proposal, stating that $32 was the highest price it would be willing to pay for shares of Syratech Common Stock. The Chairman of the Special Committee and the Special Committee's advisors then met with representatives of the Lee Group and the Lee Group's advisors to discuss remaining issues, particularly price and the size of the termination fee and expense reimbursements. Thereafter, on the evening of October 22, in-person negotiations were begun among representatives of the Lee Group and its advisors, the Special Committee and its advisors and Syratech's legal advisors, in which the Lee Group reiterated that no improvement in the $32 price per share would be offered, but proposed that, to be responsive to the interests of the Special Committee and to afford Syratech stockholders in addition to Mr. Florence the opportunity to participate in future results, the Lee Group would permit all stockholders, subject to certain limitations, to elect to receive consideration in the form of continuing equity. Negotiations continued until late on the evening of October 22 for improvements in all issues, at which time agreement was reached with respect to all principal terms of the Merger.

     Late on the evening of October 22, a meeting of Syratech's Board of Directors was convened and continued into the early morning of October 23, 1996. All of the Directors of the Company were present, except Messrs. Alan Perlman and Harold Roitenberg, each of whom had previously informed the Company that he would be unable to attend. Also present at the meeting were Faye A. Florence, Vice President, Secretary and General Counsel of the Company, representatives of Paul, Weiss, Rifkind, Wharton & Garrison, regular outside counsel to the Company, representatives of Merrill Lynch & Co., financial advisor to the Special Committee, a representative of Wachtell Lipton Rosen & Katz, counsel to the Special Committee, and representatives of Skadden Arps, Meagher, Slate & Flom, special counsel to Mr. Florence and certain other Management Stockholders. At such meeting, the Special Committee unanimously recommended that the Board approve and adopt the Merger and the Merger Agreement. The Special Committee and its advisors reported to the Board in detail the reasons for its recommendation of the Merger and the Merger Agreement.

     At the beginning of the Board meeting, the Special Committee's legal advisor requested that each Director disclose any potential conflict that such Director may have in connection with the proposed Merger. Mr. Florence noted that, unlike the other stockholders, he is required to retain 714,400 shares of his Syratech Common Stock and he is not subject to any proration. E. Merle Randolph and Melvin L. Levine, Directors of the Company, who are also executive officers thereof, each stated that he planned to elect to retain a certain portion of his shares and that he was aware that the Management Stockholders would not be subject to proration with respect to the shares that they elected to retain.

     The Special Committee's legal advisor then reviewed at length the activities of the Special Committee and its advisors since appointment of the Special Committee, discussing in his presentation the matters set forth above.

     Following this presentation a representative of Merrill Lynch described the four-week negotiations between the Special Committee and its advisors, on the one hand, and representatives of the Lee Group, on the other hand. Representatives of Merrill Lynch then distributed copies of analyses prepared by Merrill Lynch in the process of formulating its view of the proposed merger.

     Merrill Lynch's valuation analyses as set forth in the presentation materials distributed to the members of the Board were then described in detail. The Merrill Lynch representative noted, based on the financial data and its analyses, that Syratech was not directly comparable to any other company and had had a limited opportunity to tell its story, that Syratech had limited research coverage and a limited number of shares held by non-affiliates reducing the liquidity of Syratech's common stock and that in Merrill Lynch's view, its common stock was undervalued. Possible alternatives for Syratech, including a public offering of stock, were then discussed.

     The Merrill Lynch representative noted that based on its analyses a strategic buyer, if available, would probably be able to offer the highest price for Syratech. He stated that in a limited time period, Merrill Lynch had conducted the strategic market check as described above, that Merrill Lynch had been authorized to contact and solicit interest from certain potential strategic buyers selected by the Company in consultation with Merrill Lynch, and that Merrill Lynch believed that such potential buyers were among those most likely to be interested in a possible acquisition of Syratech and among those most likely to ascribe the highest value to the Company. The Merrill Lynch representative stated that none of the strategic buyers it had been authorized to contact had expressed interest in proceeding with an acquisition or conducting the requisite due diligence. Merrill Lynch did not make inquiries concerning the interest of potential financial buyers because it had not been authorized to do so.

     The Chairman of the Special Committee then made a presentation on behalf of the Special Committee. He noted the extensive work that had been done by the Committee with the assistance of its financial and legal advisors and expressed the view that the process had been exhausted and that, based in part on the Merrill Lynch presentation, it would not be possible to obtain a better price from the Lee Group or from any other potential buyer in the near term. The other members of the Committee expressed a similar view and suggested that, based on the past market performance of Syratech Common Stock and, in part on the Merrill Lynch presentation, without an acquisition transaction, it seemed unlikely that Syratech's Common Stock would reach the level of the Lee Group's offer in the near term. The members of the Special Committee stated that they were unanimously of the conclusion that the transaction proposed by the Lee Group was in the best interest of the Company and its stockholders.

     The Special Committee's legal advisor next described in detail the terms of the Merger Agreement and certain legal matters.

     The Special Committee and its advisors then responded to a series of questions, and Mr. Florence then expressed his view that the proposed Merger was in the best interest of the Company and its stockholders. After further extensive discussion and deliberation (including consideration of the factors noted below under "Reasons for the Merger; Recommendation of the Board") a motion to approve the Merger Agreement and the transactions contemplated thereby and to recommend approval thereof to the stockholders of the Corporation was made, seconded and unanimously carried by vote of those Directors present and voting. Messrs. Florence, Levine and Randolph expressed concurrence with the Board's action but abstained from voting on the motion. THE RECOMMENDATION BY THE BOARD THAT THE COMPANY'S STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT IS NOT, AND SHOULD NOT BE CONSIDERED TO BE, A RECOMMENDATION THAT STOCKHOLDERS ELECT TO RETAIN OR, ALTERNATIVELY, THAT STOCKHOLDERS DO NOT ELECT TO RETAIN SHARES OF SYRATECH COMMON STOCK HELD BY THEM IN THE MERGER.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

     The Board has determined the Merger to be fair to and in the best interests of Syratech and its stockholders. ACCORDINGLY, AS STATED ABOVE, THE BOARD HAS BY THE UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT AND VOTING APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER; AND THE BOARD RECOMMENDS THAT SYRATECH STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     As described above, the decision of the Board to approve, and recommend adoption and approval by Syratech stockholders of, the Merger Agreement and the transactions contemplated thereby, including the Merger followed extensive negotiations between the Special Committee and the Lee Group regarding the terms of the Merger. The Board's deliberations included a detailed review of Syratech's business, results of operations and prospects, including the likelihood of effecting an alternative transaction and the ranges of values to Syratech stockholders that might be achievable in an alternative transaction and the financial and other terms of the proposed Merger.

     In connection with its approval and recommendation, the Board considered, among other things, the following factors:

          (a) the terms of the proposed Merger including, among other things, the price to be paid to holders of Syratech Common Stock (and the premium represented thereby), the conditions to the Merger, the circumstances under which the Merger Agreement could be terminated and the termination fees and expense reimbursements payable in connection therewith;

          (b) the opportunity under the Merger Agreement for Syratech stockholders, subject to certain limitations, to elect to continue to participate in future results through the retention of some equity in Syratech while receiving a premium for the remainder;

          (c) the presentation of Merrill Lynch which included, among other things, valuation analyses of Syratech indicating that Syratech Common Stock was relatively undervalued in market trading, that the proposed Merger was toward the top of the range that a leveraged buyout purchaser (such as the Lee Group) might be able to pay to acquire the Company and that there had been no significant indication of interest from any of the potential strategic buyers it had been authorized to contact (see
     "-- Opinion of Financial Advisor");

          (d) the opinion of Merrill Lynch that the proposed cash consideration to be received by the holders of shares of Syratech Common Stock (other than shares held by Mr. Florence, shares to be canceled pursuant to the Merger Agreement and dissenting shares) pursuant to the Merger is fair to such stockholders from a financial point of view (such opinion of Merrill Lynch was given subject to certain limitations, qualifications and assumptions specified therein; see "-- Opinion of Financial Advisor");

          (e) the ability to enter into an agreement for an alternative transaction under certain circumstances under the Merger Agreement;

          (f) the risks to stockholders associated with Syratech Common Stock including, without limitation, the fact that Syratech had recently completed acquisitions that could affect future results in a manner that could not be assured; the relative lack of liquidity for holders of Syratech Common Stock, in light of historically low trading volume and the related lack of institutional following; and the dependence of Syratech on the continued employment and efforts of Mr. Florence, as Syratech's Chief Executive Officer, and other executive officers, and the consequences that could result if Mr. Florence and such other executive officers were unavailable for such positions; and

          (g) the tax treatment of the transaction to Syratech and Syratech's stockholders.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In reaching the determination to approve and adopt, and recommend approval and adoption of, the Merger Agreement and the Merger, the Board did not assign any relative or specific weights to the foregoing factors.

     THE BOARD RECOMMENDS THAT SYRATECH STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     Five of the six members of the Board who voted to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, were non-employees of the Company and its subsidiaries. The sixth voting member is an officer of a subsidiary of the Company.

OPINION OF FINANCIAL ADVISOR

     As stated above, Merrill Lynch was retained to act as the financial advisor to the Special Committee (composed entirely of independent directors) in the Merger. On October 22, 1996, Merrill Lynch rendered its oral opinion to the Company's Board of Directors which was subsequently confirmed in a written opinion (the "Merrill Lynch Opinion") dated October 23, 1996, a copy of which is included herein as Annex II that, as of such dates and based upon the assumptions made, matters considered and limits of review in connection with such opinions, the cash consideration to be received by the holders of shares of Common Stock of the Company (other then shares held by Mr. Leonard Florence, shares to be canceled pursuant to the Merger Agreement and dissenting shares) in the Merger was fair to such holders from a financial point of view. No limitations were imposed by the Company's Board of Directors upon Merrill Lynch with respect to the investigations made or the procedures followed by it in rendering its opinion except that Merrill Lynch was not authorized to, and did not, solicit any indications of interest from any potential third party, either financial or strategic, to acquire all or any part of the Company other than a group of potential strategic buyers selected by the Company in consultation with Merrill Lynch, as described above.

     In rendering its opinion, Merrill Lynch, among other things, (i) reviewed Syratech's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Syratech's Forms 10-K and the related unaudited financial information for the quarterly periods ending March 31, 1996, and June 30, 1996; (ii) reviewed a draft of Syratech's Form S-3 dated September 12, 1996; (iii) reviewed certain information, including the Management Forecasts relating to the business, earnings, cash flow, assets and prospects of Syratech, furnished to Merrill Lynch by Syratech; (iv) conducted discussions with members of senior management of Syratech concerning its businesses and prospects; (v) reviewed the historical market prices and trading activity for Syratech's Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Syratech; (vi) compared the results of operations of Syratech with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Syratech; (vii) compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which

Merrill Lynch deemed to be relevant; (viii) reviewed the Merger Agreement, including the financing commitment letters attached thereto; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In rendering its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of the financial and other information used by it and, with the Company's approval, did not assume any responsibility for independent verification of such information. Merrill Lynch further relied upon the assurances of Management that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the Management Forecasts, Merrill Lynch assumed, with the Company's approval, that (i) such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the future financial performance of the Company, and (ii) the Company would perform in accordance with such projections. Merrill Lynch did not conduct a physical inspection of the properties and facilities of the Company and did not undertake or obtain any evaluations or appraisals of the assets or liabilities of the Company. The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated as of the date of the opinion.

     A COPY OF THE MERRILL LYNCH OPINION, DATED OCTOBER 23, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, APPEARS AS ANNEX II TO THIS PROXY STATEMENT. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY OTHER THAN WITH RESPECT TO SHARES HELD BY MR. LEONARD FLORENCE, SHARES TO BE CANCELED PURSUANT TO THE MERGER AGREEMENT AND DISSENTING SHARES. THE MERRILL LYNCH OPINION WAS DELIVERED FOR THE INFORMATION OF THE COMPANY'S BOARD ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR ANY OTHER MEETING OF THE COMPANY'S STOCKHOLDERS CALLED TO CONSIDER THE MERGER, AND IT DOES NOT CONSTITUTE A RECOMMENDATION THAT STOCKHOLDERS ELECT TO RETAIN, OR ALTERNATIVELY, THAT STOCKHOLDERS DO NOT ELECT TO RETAIN, SHARES OF SYRATECH COMMON STOCK IN THE MERGER. THIS SUMMARY OF THE MERRILL LYNCH OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at its oral opinion delivered to the Company's Board of Directors on October 22, 1996 and its written opinion delivered to the Company's Board of Directors on October 23, 1996 as to the fairness of the proposed cash consideration to be received by the shareholders of the Company (other than with respect to shares held by Mr. Leonard Florence, shares to be canceled pursuant to the Merger Agreement and dissenting shares) pursuant to the Merger Agreement, from a financial point of view. Merrill Lynch was not asked to value the stock of the surviving entity and did not do so. In addition, the 1996 and 1997 estimated pro forma EPS and EBITDA (each as defined below) numbers used by Merrill Lynch in its analyses were derived from the Management Forecasts and adjusted by Merrill Lynch to exclude extraordinary and nonrecurring items for 1996 and 1997 and to include the full year 1996 effect of acquisitions.

     Historical Stock Trading Analysis. Merrill Lynch analyzed the cash consideration to be received by holders of the Company's Common Stock pursuant to the Merger Agreement in relation to the historical trading levels of the Company's Common Stock in light of the fact that Syratech was not directly comparable to any other company and had had a limited opportunity to tell its story, that Syratech had limited research coverage and a limited number of shares held by non-affiliates, reducing the liquidity of Syratech's common stock, and that, in Merrill Lynch's view, its common stock was undervalued. For the 52 weeks prior to the offer, the Company's Common Stock traded at a high of $27.625 and a low of $19.75. In addition, Merrill

Lynch analyzed the cash consideration to be received by holders of the Company's Common Stock pursuant to the Merger Agreement in relation to the market price of the Company's Common Stock on October 18, 1996, October 14, 1996 and for the 20 consecutive trading days ended September 24, 1996, as well as from the period beginning with the Company's initial public offering in December 1992, which was at a price of $17 per share. The highest price achieved following the initial public offering and prior to receipt of the Lee Group's proposal was $27.625 on April 30, 1996. Such analysis indicated that the cash price per share of the Company's Common Stock to be paid pursuant to the Merger Agreement represented a premium of (i) 21.9% based on the October 18, 1996 closing price of $26.25 per share, (ii) 35.4% based on the October 14, 1996 closing price of $23.625 per share and (iii) 36.7% based on the average of the closing prices for the 20 consecutive trading days ended September 24, 1996 of $23.41 per share.

     Publicly Traded Comparable Company Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for the Company with corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be in lines of business reasonably similar to the Company's business lines (understanding that no public company is directly comparable to the Company). The public companies included in the comparable company analysis were: American Greetings Corporation, CSS Industries Inc., Department 56, Inc., Ekco Group, Inc., General Housewares Corp., Libbey Inc., Lifetime Hoan Corporation, Newell Co., Oneida Ltd., Rubbermaid Incorporated, Stanhome Inc., and Tupperware Corporation (collectively, the "Comparables"). Merrill Lynch compared ratios of the Company's (A) market price per share as a multiple of (i) 1996 estimated pro forma earnings per share ("EPS") (the "P/E Ratio") to the 1996 P/E Ratios of the Comparables which ratios ranged from approximately 9.9x to 22.4x compared to 14.0x for the Company and the Lee Group's offer price of 17.1x and (ii) 1997 estimated pro forma EPS to the 1997 P/E Ratios for the Comparables which ranged from approximately 8.0x to 18.3x compared to 9.2x for the Company and the Lee Group's offer price of 11.3x; (B) market capitalization as a multiple of estimated 1996 pro forma EBITDA to such ratio for the Comparables which ratios ranged from approximately 3.9x to 10.3x compared to 8.1x for the Company and the Lee Group's offer price of 9.9x. Based on the Comparables deemed to be most comparable to the Company, Merrill Lynch applied a range of 10.5x to 12x to the 1997 pro forma estimated EPS of $2.84 for the Company. Utilizing this methodology, the implied value of the Company's Common Stock was estimated at between approximately $30.00 and $34.00 per share.

     P/E to Growth Rate Analysis. Using publicly available information, Merrill Lynch compared the 1996 estimated P/E Ratios to the five year estimated future EPS growth rate for each of the Comparables. Based on the Comparables deemed to be most comparable to the Company, Merrill Lynch applied a range of 0.90x to 1.10x to the estimated future pro forma EPS growth rate of 19.4% for the Company and the 1996 estimated pro forma EPS of $1.87 for the Company. Utilizing this methodology, the implied value of the Company's Common Stock was estimated at between approximately $33.00 and $40.00 per share.

     Comparable Acquisition Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding 12 selected business combinations since May 1991 (the "Acquisition Comparables"). The Acquisition Comparables and the dates the transactions were announced were as follows: the acquisition of Holson Burnes Group Inc. by Newell Co. (December 1995), the acquisition of Rauch Industries Inc. by Syratech (December 1995), the acquisition of Bonny Products Inc. from American Brands Inc. by Frederick Cooper PLC (November 1995), the acquisition of Syracuse China Corp. from The Pfaltzgraff Co. by Libbey Inc. (May 1995), the acquisition of Olfa Products Corp. from Walter Absil Co. Ltd. by General Housewares Corp. (October 1994), the acquisition of Stylemaster Inc. by Glacier Holdings Inc. (February 1993), the acquisition of OXO International LP by General Housewares Corp. (October 1992), the acquisition of Intercraft Industries Corp. by Newell Co. (September 1992), the acquisition of Mennen Co. Paper Products Business from Colgate-Palmolive Co. by James River Corp. of Virginia (July 1992), the acquisition of Frem Corp. by Ekco Group Inc. (November 1992), the acquisition of Spearhead Industries Inc. by Paper Magic Group (July 1992) and the acquisition of Dansk International Designs Ltd. by Brown-Forman Corp. (May 1991). Merrill Lynch compared multiples of transaction value (as defined below) to (i) trailing 12 month EBITDA for the Acquisition Comparables which multiples ranged from approximately 6.6x to 11.1x as compared to the Lee Group's offer price of 9.9x (based on the 1996 estimated pro forma EBITDA for the

Company) and (ii) trailing 12 month sales for the Acquisition Comparables which multiples ranged from approximately 0.40x to 1.71x as compared to the Lee Group's offer price of 1.12x (based on the 1996 pro forma sales estimate for the Company). Based on the Acquisition Comparables deemed to be most comparable to the Company, Merrill Lynch applied a range of 9x to 11x to the 1996 pro forma estimated EBITDA for the Company of $32.0 million. Utilizing this methodology, the implied value of the Company's Common Stock was estimated at between approximately $29.00 and $36.00 per share.

     In undertaking the above-mentioned comparable company and comparable acquisitions analyses, Merrill Lynch compared the (A) "offer value" (defined to be the offer price per share multiplied by the sum of the number of shares outstanding and the number of exercisable options outstanding (net of option proceeds)) of each such transaction as a multiple of, among other things, then publicly available 1996 and 1997 EPS estimates and (B) "transaction value" (defined to be the offer value plus the liquidation value of preferred stock plus short-term debt plus long-term debt plus minority interests minus cash and cash equivalents (net of option proceeds)) of each such transaction as a multiple of, among other things, then publicly available 1996 and 1997 EBITDA and sales estimates.

     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis ("DCF") of the Company using projections for the years 1997 (on a pro forma basis) through year end 2001. The DCF as of December 31, 1996 was calculated assuming discount rates ranging from 10% to 13%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for the years 1997 (on a pro forma basis) through year end 2001, (ii) the year end 2001 terminal values based upon a range of multiples from approximately 6x to 8x projected year 2001 EBITDA. The various ranges for discount rates and terminal value multiples were chosen to reflect theoretical analyses of cost of capital and range of trading values for comparable companies. Using this methodology, the implied values of the Company's Common Stock ranged from $28.00 to $39.00 per share.

     Leveraged Buy-out Analysis. Merrill Lynch prepared an analysis based on projections provided to it by the Company's management on October 1, 1996 and on market and economic conditions at that time as to the consideration a leveraged buyout purchaser (such as the Lee Group) might be able to pay to acquire the Company. The maximum price was determined based on certain criteria required by the high yield debt market and the bank financing market for acquisition financing for the Company and also based upon estimated return on investment requirements for such purchasers. Among the criteria utilized by Merrill Lynch were the following: (i) minimum 1996 estimated pro forma EBITDA to total interest coverage of 1.6x; (ii) minimum size of a public offering of senior subordinated notes of $100 million; (iii) working capital revolving credit availability limited to 75% of accounts receivable and 50% of inventory; (iv) bank term loan maturity within 7 years; (v) minimum equity investment of 20% of total capital structure; and (vi) minimum internal rate of return on equity of 20% invested during a 5 year period. Based on the above criteria, Merrill Lynch determined that the range that such a prospective purchaser might be able to pay was $30.00 to $33.00 per share.

     Possible Acquiror Pro Forma Analysis. For those companies that Merrill Lynch had been authorized to contact, Merrill Lynch prepared an analysis to determine the maximum price that such potential strategic acquirors might be willing to pay for the Company without sustaining any dilution in 1997 estimated EPS (based upon publicly available EPS estimates). The purpose of the analysis was not to determine how much any particular company would pay, or to express any judgment as to whether any such entity would be interested in pursuing an acquisition, but rather to attempt to determine what hypothetically such strategic buyers might be able to afford to pay for the Company, and in what form of consideration, should it have been determined that these companies had an interest in acquiring the Company. For each company, two scenarios were analyzed: (1) an all cash acquisition of the Company accounted for as a purchase transaction and (2) an all stock transaction with the Company accounted for as a pooling-of-interests transaction. For each company, Merrill Lynch estimated the average cost of financing a cash acquisition and the then-current market prices of the acquiror's stock in the case of a stock transaction. For the group of strategic acquirors, the range at which there was no 1997 per-share earnings accretion or dilution was $28.00 to $50.00 per share. As noted above, none of the potential strategic acquirors contacted by Merrill Lynch had expressed interest in proceeding with an acquisition or conducting the requisite due diligence.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. Arriving at a fairness opinion is a complex process not necessarily amenable to partial or summary description. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to the Company, and none of the Acquisition Comparables or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which it is being compared.

     Merrill Lynch is a recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. The Special Committee selected Merrill Lynch because of its expertise, reputation and familiarity with the Company, its business and transactions similar to the Merger.

     Pursuant to a letter agreement dated September 26, 1996 (the "Engagement Letter"), the Company engaged Merrill Lynch to provide investment banking advice and services to the Special Committee in connection with its review and analysis of the Lee Group's proposal. The Company agreed to pay Merrill Lynch a fee of $100,000 (the "Advisory Fee") as a retainer upon execution of the Engagement Letter. In addition, if the Merger is consummated, the Company has agreed to pay Merrill Lynch additional compensation, based on a percentage of the total consideration for Syratech Common Stock, less the amount of the Advisory Fee. If the Merger is consummated, this additional compensation will be equal to 0.85% of the aggregate consideration to be paid or delivered to stockholders (computed as if all outstanding shares (on a fully diluted basis) were being acquired in the transaction), plus the amount of all indebtedness of the Company assumed, acquired, retired or defeased in the Merger (adjusted for average annual seasonal working capital borrowings). Pursuant to the Engagement Letter, the Company has agreed to reimburse Merrill Lynch for reasonable expenses incurred by Merrill Lynch, subject to certain limitations, including fees and disbursements of counsel, and to indemnify Merrill Lynch against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     In addition, an affiliate of Merrill Lynch acts as the general partner for the publicly registered investment funds in which Thomas H. Lee is an individual general partner and an affiliate of Thomas H. Lee acts as the investment advisor to the funds. Merrill Lynch has also provided in the past financial advisory and financing services to Thomas H. Lee and to certain companies affiliated with Thomas H. Lee and such funds. In the ordinary course of business, Merrill Lynch has traded the equity securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FORECASTS

     See "FORWARD-LOOKING STATEMENTS" elsewhere in this Proxy Statement.

     Syratech does not as a matter of course make public projections or forecasts as to future sales, earnings or other results, but does prepare forecasts on a confidential basis for internal management use. However, in connection with the negotiation of the Merger Agreement, Merrill Lynch and the Lee Group were provided with certain forecasts for Syratech (the "Management Forecasts"). These forecasts were not prepared with a view towards complying with published guidelines regarding projections and forecasts, but, in the view of Syratech management, were prepared on a reasonable basis and reflect the best currently available estimates and judgments as to the expected future financial performance of Syratech. The fact that the Management Forecasts were furnished to Merrill Lynch and the Lee group or reprinted herein should not be regarded as an indication that any persons who received the Management Forecasts considered them to be an accurate prediction of future events. The Management Forecasts are included herein only because such forecasts were provided to Merrill Lynch and the Lee Group in connection with the negotiation of the Merger Agreement, and Syratech does not intend to update the Management Forecasts.

     THE MANAGEMENT FORECASTS ARE BASED UPON NUMEROUS ESTIMATES AND ASSUMPTIONS ABOUT COMPLEX ECONOMIC AND OPERATING FACTORS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS THAT CANNOT BE PREDICTED ACCURATELY AND THAT ARE SUBJECT TO CONTINGENCIES OVER WHICH SYRATECH DOES NOT HAVE CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT FORECASTED RESULTS ARE INDICATIVE OF FUTURE PERFORMANCE OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE FORECAST. IN ADDITION, THE MANAGEMENT FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS.

     MOREOVER, DELOITTE & TOUCHE LLP, THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, HAS NOT COMPILED OR EXAMINED THE FORECASTS AND ACCORDINGLY, DOES NOT EXPRESS ANY OPINION ON ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO, ASSUME NO RESPONSIBILITY FOR AND DISCLAIM ANY ASSOCIATION WITH THE FORECASTS.

     The Management Forecasts do not give effect to the Merger and should be read together with the consolidated financial statements of Syratech contained herein or incorporated herein by reference.

                              MANAGEMENT FORECASTS

                                 FULL        FULL        FULL        FULL        FULL        FULL        FULL
                                 YEAR        YEAR        YEAR        YEAR        YEAR        YEAR        YEAR
                                 1995      1996(F)     1997(F)     1998(F)     1999(F)     2000(F)     2001(F)
                               --------    --------    --------    --------    --------    --------    --------
Sales......................... $169,520    $282,409    $326,833    $367,687    $408,133    $450,987    $496,085
Cost of Sales.................  119,836     203,022     231,754     261,058     289,366     319,299     350,732
                               --------    --------    --------    --------    --------    --------    --------
Gross Margin..................   49,684      79,387      95,080     106,629     118,767     131,688     145,353
                                   29.3%       28.1%       29.1%       29.0%       29.1%       29.2%       29.3%
Selling and Administrative....   34,239      54,622      58,996      66,184      73,464      81,178      89,295
                                   20.2%       19.3%       18.1%       18.0%       18.0%       18.0%       18.0%
Other Income Farberware.......               (6,044)       (250)
                               --------    --------    --------    --------    --------    --------    --------
Operating Income..............   15,445      30,810      36,334      40,446      45,303      50,511      56,058
                                    9.1%       10.9%       11.1%       11.0%       11.1%       11.2%       11.3%
Interest Expense..............      287       2,805         377
Interest Income...............   (4,881)       (604)          0        (678)     (2,199)     (4,332)     (6,953)
Other Income..................        0     (12,350)     (2,600)     (3,000)     (3,000)     (3,000)     (3,500)
                               --------    --------    --------    --------    --------    --------    --------
Income Before Taxes...........   20,039      40,959      38,557      44,123      50,502      57,843      66,511
                               --------    --------    --------    --------    --------    --------    --------
Income Taxes (35%)............    6,863      14,335      13,495      16,105      19,191      22,559      26,604
                               --------    --------    --------    --------    --------    --------    --------
Income From Continuing
  Operations..................   13,176      26,624      25,062      28,018      31,311      35,284      39,906
Sale of Syroco, Inc...........   33,023           0
                               --------    --------    --------    --------    --------    --------    --------
Net Income.................... $ 46,199    $ 26,624    $ 25,062    $ 28,018    $ 31,311    $ 35,284    $ 39,906
                               ========    ========    ========    ========    ========    ========    ========
Average Shares................   11,803       8,793       8,793       8,793       8,793       8,793       8,793
Earnings Per Share
  Continuing.................. $   1.12    $   3.03    $   2.85    $   3.19    $   3.56    $   4.01    $   4.54
Earnings Per Share Other...... $   2.79(1) $   0.00
Total Earnings Per Share...... $   3.91(1) $   3.03    $   2.85    $   3.19    $   3.56    $   4.01    $   4.54

---------------

(1) 1995 includes the sale of Syroco, Inc.

MERGER CONSIDERATION

     Subject to certain provisions as described herein with respect to shares of Syratech Common Stock owned by the Company or any wholly owned subsidiary of the Company, and with respect to Dissenting Shares, (i) each issued and outstanding share of Syratech Common Stock (other than Electing Shares as defined below) will be entitled to receive in cash from the Company following the Merger an amount equal to $32.00 (the "Cash Price") and (ii) each issued and outstanding share of Syratech Common Stock with respect to which an election to retain Syratech Common Stock has been made and not withdrawn in accordance with the Merger Agreement (an "Electing Share") will be entitled to retain one fully paid and nonassessable share of Syratech Common Stock (a "Non-Cash Election Share"). The right to retain Syratech Common Stock will be limited in the case of each holder (other than a Management Stockholder) to 35%, and in the case of each Management Stockholder (other than Leonard Florence) to 25%, of such holder's shares of Syratech Common Stock. In addition, because no more than 781,250 shares in the aggregate of Syratech Common Stock may be retained by existing stockholders (other than Management Stockholders), the right to retain Syratech Common Stock is subject to proration as set forth in the Merger Agreement and described in this Proxy Statement. Leonard Florence has agreed to retain 714,400 shares of Syratech Common Stock, and certain other Management Stockholders have indicated their intention to make Non-Cash Elections with respect to an aggregate of 63,025 shares of the Syratech Common Stock owned by them. If all stockholders (other than Management Stockholders) elect to retain 35% of their shares of Syratech Common Stock, as a result of the proration, each holder will have the right after proration, to retain approximately 9.9% of such holder's shares of Syratech Common Stock. With respect to certain risks related to continuing to hold Syratech Common Stock, see "SPECIAL FACTORS/RISK FACTORS" above.

     Fractional shares of Syratech Common Stock will not be issued in the Merger. Holders of Syratech Common Stock otherwise entitled to a fractional share of Syratech Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described under "--Fractional Shares" below.

     Any shares of Syratech Common Stock owned by the Company or by any wholly owned subsidiary of the Company, will automatically be canceled at the Effective Time and will cease to exist.

NON-CASH ELECTION

     Record holders of shares of Syratech Common Stock (other than Leonard Florence) will be entitled, with respect to up to 35% in the case of each stockholder (other than a Management Stockholder), and up to 25% in the case of each Management Stockholder (other than Leonard Florence), of such holder's shares, to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date (as defined below) to retain Non-Cash Election Shares. If the number of Electing Shares (other than shares held by Management Stockholders) exceeds 781,250, then (i) the number of such Electing Shares covered by each Non-Cash Election will be determined by multiplying the total number of such Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing 781,250 by the total number of such Electing Shares and (ii) such number of Electing Shares will be so retained. All Electing Shares, other than those shares retained as described in the two immediately preceding sentences, will be converted into cash as if such shares were not Electing Shares.

     With respect to certain risks related to continuing to hold Syratech Common Stock, see "RISK FACTORS" above.

NON-CASH ELECTION PROCEDURE

     The form for making a Non-Cash Election (the "Form of Election") is being mailed to holders of record of Syratech Common Stock together with this Proxy Statement. FOR A FORM OF ELECTION TO BE EFFECTIVE, HOLDERS OF SYRATECH COMMON STOCK MUST PROPERLY COMPLETE SUCH FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF SYRATECH COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., EASTERN TIME, ON THE BUSINESS DAY NEXT PRECEDING THE DATE OF THE SPECIAL MEETING (THE "ELECTION DATE").

     The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME

     The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date as is specified in such Certificate of the Merger in accordance with the Delaware General Corporation Law and as THL I and the Company shall agree (the "Effective Time"). Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before April 30, 1997. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger" and "-- Termination."

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     At the Effective Time, shares of Syratech Common Stock (other than shares as to which appraisal rights are properly exercised) will either be entitled to
(i) the right to receive cash or (ii) retain shares of Syratech Common Stock following the Merger.

     As soon as practicable following the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Syratech Common Stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Syratech Common Stock in exchange for cash and, under certain circumstances, certificates representing shares of Syratech Common Stock to be retained in the Merger, or the amount of cash in lieu of any fractional interest in a share of Syratech Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

     EXCEPT FOR SYRATECH COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "-- NON-CASH ELECTION PROCEDURE," STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Syratech Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, into which the number of shares of Syratech Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of Syratech Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Syratech Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for retained Syratech Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Syratech Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of retained Syratech Common Stock.

     No dividends or other distributions with respect to retained Syratech Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for shares of Syratech Common Stock with respect to the shares of retained Syratech Common Stock represented thereby and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Syratech Common Stock issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of retained Syratech Common Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Syratech Common Stock, and
(ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Syratech Common Stock.

FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of retained Syratech Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Each holder of shares of Syratech Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Syratech Common Stock (after taking into account all shares of Syratech Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) equal to the product obtained by multiplying $32 by a fraction equal to the fraction of a share of Syratech Common Stock to which such holder would be entitled if fractional shares were being issued.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, the Company has agreed to carry on its business and that of its subsidiaries prior to the Effective Time in the usual, regular and ordinary course of business consistent with past practice. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Certain Pre-Closing Covenants."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The obligation of the Company and THL I to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite stockholder approval, the termination or expiration of the relevant waiting period under the HSR Act and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, the following are, under currently applicable law, the material United States federal income tax considerations generally applicable to the Merger. The tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States ("U.S."), stockholders who do not hold their shares as capital assets and stockholders who have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. In addition, the discussion set forth below assumes that, immediately after the Merger, no stockholder will own (or will be treated as owning under the attribution rules of Section 318 of the Code) any Syratech Common Stock (through the stockholder of THL I or otherwise) other than Syratech Common Stock retained by each stockholder or person related to each stockholder pursuant to a Non-Cash Election. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Each stockholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the Merger, including the applicability and effect of any foreign, state, or local or other tax laws, any recent changes in applicable tax laws and any proposed legislation.

     Characterization of the Merger for U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, THL I will be disregarded as a transitory entity, and the Merger of THL I with and into the Company will be treated as a sale of a portion of a tendering stockholder's Syratech Common Stock to affiliates of Thomas H. Lee Company and as a redemption of a portion of the stockholder's Syratech Common Stock by the Company.

     Stockholders Receiving Cash. To the extent that a stockholder is considered to have sold Syratech Common Stock to affiliates of Thomas H. Lee Company, such stockholder will recognize either capital gain or loss (assuming the Syratech Common Stock is held by such stockholder as a capital asset) equal to the difference between the amount realized on its deemed sale of Syratech Common Stock to affiliates of Thomas H. Lee Company (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such Syratech Common Stock. Second, a stockholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the redemption of such stockholder's Syratech Common Stock by the Company and the stockholder's adjusted tax basis in such Syratech Common Stock, to the extent such redemption is treated as a sale or exchange under Section 302 of the Internal Revenue Code of 1986, as amended ("the Code") with respect to such stockholder. In each case, such gain or loss generally will be long-term capital gain or loss if the Syratech Common Stock is held as a capital asset by the stockholder for more than one year.

     Under Section 302 of the Code, a redemption of Syratech Common Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the stockholder, or (b) results in a "complete redemption" of the stockholder's interest in the Company.

     In determining whether either of these Section 302 tests is satisfied, stockholders must take into account not only the Syratech Common Stock that they actually own, but also any Syratech Common Stock they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to these constructive ownership rules, a stockholder is deemed to constructively own any Syratech Common Stock that is owned by certain related individuals or entities and any Syratech Common Stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The redemption of a stockholder's Syratech Common Stock will be "substantially disproportionate" with respect to such stockholder if the percentage of Syratech Common Stock actually and constructively owned by such stockholder immediately following the Merger is less than 80% of the percentage of Syratech Common Stock actually and constructively owned by such stockholder immediately prior to the Merger. Although it is anticipated that stockholders exercising their right to retain shares will satisfy the "substantially disproportionate" test, stockholders should consult their own tax advisors with respect to the application of this test to their particular facts and circumstances.

     The redemption of a stockholder's Syratech Common Stock will result in a "complete redemption" of a stockholder's interest in the Company if either (a) all the Syratech Common Stock actually and constructively owned by the stockholder is redeemed pursuant to the Merger or (b) all the Syratech Common Stock actually owned by the stockholder is redeemed pursuant to the Merger and the stockholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all Syratech Common Stock which otherwise would be considered to be constructively owned by such stockholder.

     Based on the limitation on the amount of Syratech Common Stock that shareholders are permitted to retain under the Non-Cash Election, it is expected that all shareholders will satisfy either the "substantially disproportionate" test or the "complete redemption" test, and accordingly will recognize a capital gain or loss with respect to the entire amount of cash received in exchange for their shares.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each stockholder the amount of dividends paid to such stockholder and the backup withholding, if any, tax withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign stockholder resides under the provisions of an applicable income tax treaty.

     Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign stockholder at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person).

     Payment of the proceeds of a sale of Syratech Common Stock by or through a United States office of a broker is subject to both backup withholdings and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign stockholder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Syratech Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met, or
(2) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

     The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Syratech Common Stock could be changed by future regulations.

     THOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN THAT MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF SYRATECH COMMON STOCK PURSUANT TO THE MERGER.

ANTICIPATED ACCOUNTING TREATMENT

     The Company intends that the Merger will be accounted for as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

EFFECT ON STOCK AND EMPLOYEE BENEFIT MATTERS

     At the Effective Time (x) each stock option to purchase shares of Syratech Common Stock ("Company Stock Options") granted under the 1986 Key Employees' Stock Option Plan and the 1993 Key Employees' Stock Option Plan (collectively, the "1986 and 1993 Stock Plans") outstanding immediately prior to the Effective Time will vest as a consequence of the Merger and (y) each such Company Stock Option will be canceled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) of an amount equal to the product of (1) the total number of shares of Syratech Common Stock subject to such Company Stock Option and (2) the excess of $32.00 over the exercise price per share of Syratech Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time, representing approximately $4.3 million in the aggregate.

     At the Effective Time, each unexercised and outstanding Company Stock Option granted under the 1995 Key Employees' Stock Option Plan (the "1995 Stock Plan" and, together with the 1986 and 1993 Stock Plans, the "Stock Plans") shall be terminated and canceled without consideration, unless the holder of such Common Stock Option consents in writing to the amendment of such Company Stock Option to provide the holder thereof with the right to receive upon exercise under the Company Stock Option, a conditional deferred payment from the Company (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Syratech Common Stock subject to such Company Stock Option and (2) the excess of $32 over the exercise price per share of Syratech Common Stock subject to such Company Stock Option, payable in equal installments on each remaining vesting date of such Company Stock Option, subject to the continued employment with the Company of the holder of such Company Stock Option on such vesting dates.

     The Stock Option Plans will terminate as of the Effective Time, and following the Effective Time no holder of a Company Stock Option nor any participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company following the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and officers of the Company have interests, described below, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "-- Background of the Merger" and "-- Recommendation of the Board of Directors; Reasons for the Merger."

EMPLOYMENT AGREEMENTS

     Effective August 16, 1991, the Company entered into an employment agreement with Leonard Florence (the "Florence Employment Agreement") providing for the employment of Mr. Florence as Chief Executive Officer of the Company at an annual base salary, payable in month installments, of not less than $0.35 million as well as for certain other benefits and the reimbursement of expenses. Unless otherwise terminated by the Company as provided in the Florence Employment Agreement, Mr. Florence's term of full-time employment will continue until the earlier of (i) the fifth anniversary of receipt of a notice of termination given by either party to the other or (ii) the first anniversary of receipt of a notice of termination given by Mr. Florence to the Company on or after his 64th birthday. The Company may, at its discretion, but without any obligation, increase Mr. Florence's base salary during the term of full-time employment. Once the base salary shall have been increased, it shall not thereafter be decreased without his written consent. Mr. Florence's current base salary is $0.7 million per annum. The Florence Employment Agreement obligates Mr. Florence to provide certain advisory services to the Company during the five-year period following the term of Mr. Florence's full-time employment (the "Advisory Period") and provides for Mr. Florence to receive annual compensation during the Advisory Period in an amount equal to not less than 25% of his base salary during the final year of his full-time employment. During the period of his full-time employment and the Advisory Period, Mr. Florence is prohibited from engaging in any business that is competitive with any line of business in which the Company is engaged that contributes three percent or more of the gross revenues of the Company. The Florence Employment Agreement also provides for payment to Mr. Florence of a retirement benefit.

     The Company entered into a similar employment agreement, also effective as of August 16, 1991, with Melvin L. Levine, Vice President of Purchasing of the Company, except in Mr. Levine's case the base salary was $0.225 million for the year ended December 31, 1992. Mr. Levine's current base salary is $0.350 million per annum.

     As of May 1995 and July 1995, the employment agreements with Messrs. Levine and Florence were amended with respect to the computation and payment of retirement benefits to each and, in the case of Mr. Florence, to provide for payment of a survivor's benefit to his surviving spouse. Specifically, the amendments provided for annual retirement benefit payments in amounts equal to 2% of their respective average total compensation (i.e., base salary and bonus compensation) in the three years preceding attainment by the relevant executive of age sixty-five or termination of such executive's full time employment, whichever occurs later, multiplied by the number of years of such executive's employment by the Company.

     The Employment Agreements with Messrs. Florence and Levine, as amended, provide for retirement benefit payments determined and payable in accordance with the agreements. The following table shows the estimated annual benefits payable to Messrs. Florence and Levine upon retirement based upon various compensation levels and years of service.

                               PENSION PLAN TABLE

                        YEARS OF SERVICE
                 -------------------------------
RENUMERATION        5          10          15
------------     -------     -------     -------
    400,000       40,000      80,000     120,000
    500,000       50,000     100,000     150,000
    600,000       60,000     120,000     180,000
    700,000       70,000     140,000     210,000
    800,000       80,000     160,000     240,000
    900,000       90,000     180,000     270,000
  1,000,000      100,000     200,000     300,000
  1,100,000      110,000     220,000     330,000
  1,200,000      120,000     240,000     360,000
  1,300,000      130,000     260,000     390,000
  1,400,000      140,000     280,000     420,000

     Messrs. Florence and Levine have each completed ten years of credited service. Retirement benefits under the employment agreements are computed on the basis of a straight-life annuity and are not reduced by the benefits received under Social Security, but would be reduced by any benefits received under any Company funded pension plan that hereafter may be adopted.

     At the Effective Time, the Employment Agreement with Leonard Florence will be amended so as to (i) change his term of full-time employment from a rolling five-year term to a fixed five-year term, (ii) provide for a minimum base compensation of $1.15 million per annum, (iii) establish $1.15 million as the minimum amount upon which his retirement benefit (and the survivor's benefit of his surviving spouse) will be computed and (iv) create contractual rights with respect to certain perquisites that are accorded to him informally under his present arrangements with the Company. Under Section 162(m) of the Internal Revenue Code, so much of the compensation paid to Mr. Florence as exceeds $1 million annually may not be deductible by the Company for federal income tax purposes. The Employment Agreement with Melvin L. Levine will be amended, as of the Effective Time, to change his term of full-time employment from a rolling five-year term to a fixed five-year term.

     The Company has also entered into employment agreements, effective as of August 16, 1991, with E. Merle Randolph, Vice President, Chief Financial Officer and Treasurer, and Alan R. Kanter, Vice President of Sales of the Company. The agreements with Messrs. Randolph and Kanter are similar to those with Messrs. Florence and Levine described above, except that (i) the term of full-time employment of each of Messrs. Randolph and Kanter will continue until the third anniversary of receipt of a notice of termination given by the Company to the executive involved or by such executive to the Company, (ii) the period during which each of Messrs. Randolph and Kanter has agreed to provide advisory services to the Company (and to be bound by a non-competition agreement) following the term of his full-time employment will be the lesser of three years or six months for each year of his full-time employment beginning with the date of the employment agreement, with such advisory period and the coextensive non-competition covenant being subject to termination at the election of the Company on six months prior notice to the executive involved, and (iii) no provision was originally made therein for a payment of a retirement benefit.

     The employment agreements of Messrs. Randolph and Kanter were amended in July 1996, to provide, and during the same month Faye A. Florence and the Company entered into a Retirement Benefit Agreement that provides, inter alia, for the payment at age 65 or upon termination of such officer's employment, whichever is later, of an annual retirement benefit to each such officer equal to a percentage of his or her average annual compensation for the three fiscal years ended immediately prior to the date on which such officer ceases to be a full time employee of the Company multiplied by the number of years of such officer's service to the Company. The minimum annual retirement benefit for each such officer will be $75,000.

     It is not contemplated that any changes will be made in the agreements with Messrs. Randolph and Kanter and Ms. Florence.

     In connection with the Fund's commitment to purchase common stock of THL I, THL I agreed, whether or not the transactions contemplated by the commitment letter provided by the Fund are consummated, to pay and save the Fund harmless against any liability for all reasonable out-of-pocket expenses of the Fund for attorneys, accountants and other professional services required in connection with (i) the preparation of the commitment letter, (ii) the due diligence process involved in valuing the status of the affairs of Syratech, (iii) the negotiation, documentation and closing of the business transactions contemplated by the commitment letter, and (iv) all related printing, reproduction or similar transactional costs. In addition, Thomas H. Lee Company, an affiliate of the Fund, is to receive a fee of $3 million, payable upon consummation of the Merger, and an annual management fee in the amount of $0.45 million. In addition, THL I agreed to indemnify and hold the Fund harmless from and against any and all actions, suits, proceedings, losses, claims, damages, liabilities or expenses of any kind which may be incurred by or asserted against or involved the Fund or any of its partners, officers, agents or employees as a result of or arising out of or in any way related to the transactions described in the commitment letter, except that the Fund will not be entitled to indemnity for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. THL I further agreed to pay or reimburse the Fund for any legal or other expenses incurred by the Fund in connection with investigating, defending or preparing to defend any action, suit, claim or proceeding (including any inquiry or investigation). If the Merger is consummated, the agreement between the Fund and THL I will become and be binding upon Syratech.

     Ocean State Jobbers, Inc. ("Ocean State") purchased from the Company merchandise in the amount of approximately $0.735 million for the year ended December 31, 1995. Alan Perlman, a director of the Company, has been an officer and director of Ocean State since 1977.

     Service Merchandise Co. Inc., ("Service") purchased from the Company merchandise in the amount of approximately $10.706 million for the year ended December 31, 1995. An indirect beneficial owner of less than 1% of the Company's Common Stock holds a significant management position in Service. Harold Roitenberg, a director of the Company, is also a director of Service.

     Wacker Industrial Company ("Wacker"), a major supplier, is owned by a holder of less than 1% of Syratech Common Stock. For the year ended December 31, 1995, the Company had purchases from Wacker of approximately $5.371 million.

     The Company believes that the transactions described or referred to above were effected on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties.

     Shares of Syratech Common Stock held by executive officers and directors of the Company will be entitled to receive the same consideration as shares of Syratech Common Stock held by other stockholders, except that Leonard Florence will be required to retain 714,400 of his shares of Syratech Common Stock and the other Management Stockholders' rights to retain shares of Syratech Common Stock will be limited to 25% of their shares (as opposed to 35% for stockholders other than Management Stockholders) but such rights will not be subject to proration.

     Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify all present and former directors and officers of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years its current directors' and officers' insurance and indemnification policy. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Indemnification and Insurance."

     Additional information relating to executive compensation and various benefit arrangements of the Company is set forth and incorporated herein by reference to the Company's Proxy Statement for its Annual Meeting of Stockholders held on May 9, 1996. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

NYSE DE-LISTING

     Following the consummation of the Merger, the Company anticipates that it will seek to have the Syratech Common Stock, which is currently traded on NYSE delisted. See "RISK FACTORS -- Delisting; Loss of Liquidity."

RESALE OF SYRATECH COMMON STOCK FOLLOWING THE MERGER

     The Syratech Common Stock to be retained in connection with the Merger will be freely transferable, except that shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This proxy statement does not cover sales of Syratech Common Stock retained by any person who may be deemed to be an affiliate of the Company.

MERGER FINANCINGS

     Syratech is expected to enter into debt financing arrangements aggregating approximately $290 million, which will consist of both debt securities (the "Debt Securities") and a senior revolving credit facility (the

"Revolving Credit Facility"). It is anticipated that the full proceeds of the Debt Securities and a portion of the proceeds available pursuant to the Revolving Credit Facility would be used to finance the conversion into cash of the shares of Syratech Common Stock currently outstanding which are not retained by existing stockholders, and to refinance Syratech's outstanding indebtedness. In addition, the Revolving Credit Facility would be used to provide for Syratech's working capital requirements at the time of the Merger. On October 23, 1996, THL I received commitment letters to provide such financing. The commitments are subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the financings contemplated by the commitments.

     Certain affiliates of Thomas H. Lee Company expect to make an equity contribution to THL I of approximately $102 million to the Company less an amount equal to the product obtained by multiplying $32 by the number of shares of Syratech Common Stock retained by stockholders other than Leonard Florence.

CONVERSION OF THL I STOCK

     In the Merger, the shares of stock of THL I issued and outstanding immediately prior to the Effective Time will be converted into such aggregate number of shares of Syratech Common Stock as equals 3,191,850 less the number of shares of Syratech Common Stock retained by stockholders other than Leonard Florence. Such shares of Syratech Common Stock will be held by affiliates of the Thomas H. Lee Company, including Thomas H. Lee Equity Fund III, L.P.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Condensed Consolidated Financial Statements") have been derived by the application of pro forma adjustments to the Company's historical financial statements included in this Proxy Statement. The pro forma condensed consolidated statement of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the Merger and related transactions and the acquisition of Rauch as if such transactions were consummated as of the beginning of the earliest period presented. The pro forma condensed consolidated statement of operations for the year ended December 31, 1995 also includes the Katy Stock Repurchase and the Syroco, Inc. Disposal as if they were consummated on January 1, 1995. The acquisition of the C. J. Vander and the Silvestri product lines were not material to the condensed consolidated financial statements and as such are not included in the Pro Forma Condensed Consolidated Financial Statements. The pro forma balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of September 30, 1996. The adjustments are described in the accompanying notes. The Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto included in this Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    SEPTEMBER 30, 1996
                                                      -----------------------------------------------
                                                      HISTORICAL                           PRO FORMA
                                                       SYRATECH       TRANSACTION          SYRATECH
                                                      CORPORATION     ADJUSTMENTS(A)      CORPORATION
                                                      -----------     -----------         -----------
ASSETS
Current assets:
  Cash and equivalents..............................   $   9,532       $  (9,532)(a)       $        0
  Accounts receivable, net..........................     117,199                              117,199
  Inventories.......................................     105,297                              105,297
  Deferred income taxes.............................       8,193                                8,193
  Prepaid expenses and other........................       1,737                                1,737
  Net assets of discontinued operations.............         105                                  105
                                                        --------       ---------            ---------
          Total current assets......................     242,063          (9,532)             232,531
Property, plant and equipment, net..................      60,831                               60,831
Purchase price in excess of net assets acquired.....       6,994                                6,994
Other assets........................................         461          10,088(b)            10,549
                                                        --------       ---------            ---------
          Total.....................................   $ 310,349       $     556           $  310,905
                                                        ========       =========            =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Revolving loan and notes payable..................   $  82,155       $ (82,155)(c)       $        0
  Current long-term debt............................                                                0
  Accounts payable..................................      16,586                               16,586
  Accrued expenses..................................      14,392                               14,392
  Accrued compensation..............................       3,256                                3,256
  Accrued advertising...............................       4,779                                4,779
  Income taxes payable..............................       2,209                                2,209
                                                        --------       ---------            ---------
          Total current liabilities.................     123,377         (82,155)              41,222
Long-term debt......................................                     252,083(d)           252,083
Deferred income taxes...............................      18,795                               18,795
Pension liability...................................       2,668                                2,668
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock.....................................
Common stock........................................          87             (48)(e)(f)            39
Additional paid-in capital..........................       9,835          (9,835)(f)                0
Retained earnings (deficit).........................     155,447        (159,492)(b)(f)        (4,045)
Cumulative translation adjustment...................         143                                  143
Less: Treasury stock................................          (3)              3(f)(g)              0
                                                        --------       ---------            ---------
          Total stockholders' equity (deficit)......     165,509        (169,372)              (3,863)
                                                        --------       ---------            ---------
          Total.....................................   $ 310,349       $     556           $  310,905
                                                        ========       =========            =========

          See notes to pro forma condensed consolidated balance sheet.

                               NOTES TO PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

     (a) The net effect of the transaction, as if it occurred on September 30, 1996, reflects the following:

        Total Sources:
          Revolving credit facility proceeds..............................  $102,083
          Debt securities proceeds........................................   150,000
          Equity contribution:
             THL I........................................................   100,122
             Retained by management(1)....................................    24,878
                                                                            --------
                                                                             377,083
        Total Uses:
          Merger consideration............................................   284,958
          Historical debt repayment.......................................    82,155
          Fees and expenses...............................................    22,500
          Syratech cash at September 30, 1996.............................    (9,532)
          Cash from exercise of employee stock options....................    (2,998)
                                                                            --------
          Net.............................................................  $      0
                                                                            ========

---------------
          (1) Includes 714,400 of Florence Rollover Shares and 63,025 of Management Rollover Shares.

     (b) The adjustment to retained earnings reflects the total fees and expenses of $22,500 anticipated to be paid to effect the Merger, net of the adjustment to other assets of $10,088 of capitalized debt issuance fees. Such estimated fees and expenses are anticipated to consist of (i) fees and expenses related to the Merger Financings, including bank commitment fees and underwriting discounts and commissions, (ii) fees and expenses in connection with the prepayment of historical debt and (iii) professional, advisory and investment banking fees and expenses and (iv) miscellaneous fees and expenses such as printing and filing fees.

     (c) The pro forma adjustment to short-term borrowings reflects the repayment of historical revolving debt outstanding.

     (d)  The pro forma adjustment to long-term debt reflects the following:

        Revolving Credit Facility.........................................  $102,083
        Debt Securities...................................................   150,000
                                                                            --------
                  Total adjustment........................................  $252,083
                                                                            ========

        This presentation is indicative of the Company's best current estimate of the types of financing which may be used in connection with the Merger.

        The Company expects that a $140,000 Revolving Credit Facility including a letter of credit sub-limit of $30,000 will be available for working capital and general corporate purposes.

        The pro forma statements do not reflect the Warrants which may be issued in connection with the financing of the transactions contemplated by the Merger Agreement.

     (e) The adjustment reflects the effect of the Merger on the 8,676,631 shares outstanding at $.01 par value per share. There will be 3,906,250 shares outstanding subsequent to the Merger.

     (f) The adjustment reflects amounts distributed to convert up to 8,127,306 shares of Syratech Common Stock to cash, including those converted under the Employee Stock Option Plan, for total consideration of $284,958 less the retention of shares by existing shareholders. Combining the retained shares with the receipt of proceeds of up to 3,191,850 shares issued as part of the Merger to THL I results in total equity of $125,000.

     (g) The adjustment reflects the cancellation of the 218 shares of treasury stock.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31, 1995
                             --------------------------------------------------------------------------------
                                                                                     MERGER
                             HISTORICAL   HISTORICAL    PRO FORMA                   PRO FORMA       PRO FORMA
                              SYRATECH      RAUCH      ADJUSTMENTS      COMBINED   ADJUSTMENTS      COMBINED
                             ----------   ----------   -----------      --------   -----------      ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................   $ 169,520    $ 58,919      $              $228,439                    $ 228,439
Cost of sales..............     119,836      47,756        1,604 (a)     168,774                      168,774
                                                          (1,233)(b)
                                                             811 (c)
                               --------     -------      -------        --------                     --------
     Gross profit..........      49,684      11,163       (1,182)         59,665                       59,665
Selling, general and
  administrative
  expenses.................      34,239      11,795       (1,604)(a)      44,227    $     450 (i)      44,677
                                                             241 (d)
                                                            (444)(e)
                               --------     -------      -------        --------     --------        --------
                                                                                         (450)
Income (loss) from
  operations...............      15,445        (632)         625          15,438                       14,988
Interest expense...........        (287)     (1,305)       1,592 (f)            0     (19,808)(j)     (19,808)
Interest income............       4,881                   (4,881)(f)           0                            0
Gain on insurance
  settlement...............                   6,275       (6,275)(g)
Other income...............                     157                          157                          157
                               --------     -------      -------        --------     --------        --------
     Income (loss) before
       provision (benefit)
       for income taxes....      20,039       4,495       (8,939)         15,595      (20,258)         (4,663)
Provision (benefit) for
  income taxes.............       6,863       2,102       (3,507)(k)       5,458       (7,090)(k)      (1,632)
                               --------     -------      -------        --------     --------        --------
Income (loss) from
  continuing operations....   $  13,176    $  2,393      $(5,432)       $ 10,137    $ (13,168)      $  (3,031)
                               ========     =======      =======        ========     ========        ========
Earnings (loss) per share
  from continuing
  operations...............   $    1.12                                 $   1.16                    $   (0.78)
                               ========                                 ========                     ========
Weighted average common
  shares and common share
  equivalents
  outstanding..............      11,803                   (3,065)(h)       8,738       (4,832)(l)       3,906
                               ========                  =======        ========     ========        ========

     See notes to pro forma condensed consolidated statement of operations.

                               NOTES TO PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The pro forma condensed consolidated financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) Reflects a reclassification of Rauch warehouse and distribution costs to conform to the Company's accounting for such costs.

(b) Reflects an adjustment for certain nonrecurring expenses incurred as a result of a 1994 fire at Rauch's principal manufacturing, warehouse and distribution facility.

(c) Reflects additional depreciation expense as a result of an allocation of a portion of the Rauch purchase price to property, plant and equipment.

(d) Reflects additional amortization expense as a result of amortizing, over 30 years, the allocation of Rauch purchase price in excess of net assets acquired.

(e) Reflects an adjustment for certain acquisition related fees incurred by Rauch.

(f) Reflects the reduction of interest income assuming an average rate of interest of 5.8% earned by the Company on its cash investments over the period and a reduction in interest expense at an assumed rate of 8.3% had the acquisition of Rauch, the Katy Stock Repurchase and the Syroco, Inc. Disposal transactions occurred on January 1, 1995.

(g) Reflects the elimination of the non-recurring gain on insurance settlement recorded by Rauch in 1995 which related to the 1994 Rauch fire.

(h) Reflects the reduction in weighted average common shares and common share equivalents outstanding as a result of the reduction in shares for the Katy Stock Repurchase.

(i) The pro forma adjustment to selling, general and administrative expenses reflect the annual management fee the Company will pay to Thomas H. Lee Company.

(j)  The pro forma adjustment to interest expense reflects the following:

     Interest expense on the new Revolving Loan Facility (assumed 9.0% rate)...  $  2,651
     Interest expense on the Debt Securities (assumed 10.5% rate)..............    15,750
     Amortization of debt issuance costs over 6-10 years.......................     1,407
                                                                                  -------
               Total adjustment................................................  $ 19,808
                                                                                  =======

      Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement, this presentation is indicative of the Company's best current estimate of interest expense.

      Does not reflect amortization of debt discount that may result if warrants were issued in connection with the financing of the transactions contemplated by the Merger Agreements.

      A 0.125% increase or decrease in the assumed average interest rate on the Debt Securities would change the pro forma interest expense by $187. The pro forma net income (loss) would change by $122 and the pro forma earnings (loss) per share would change by $0.03.

(k) The adjustment reflects the tax effect of the pro forma adjustments at a 35% effective tax rate assuming deductibility of interest expense in connection with the Merger Financings.

(l) Reflects the reduction in weighted average common shares and common share equivalents outstanding as a result of the reduction in shares in connection with the Merger.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1996
                                       ---------------------------------------------------------------------------------
                                                                                                 MERGER
                                       HISTORICAL     HISTORICAL    PRO FORMA                   PRO FORMA      PRO FORMA
                                        SYRATECH        RAUCH      ADJUSTMENTS     COMBINED    ADJUSTMENTS     COMBINED
                                       ----------     ----------   -----------     ---------   -----------     ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............................   $ 182,727      $    609     $              $ 183,336    $              $ 183,336
Cost of sales........................     130,303           330          (154)(a)    130,580                     130,580
                                                                          101 (b)
                                         --------       -------        ------       --------                    --------
          Gross profit...............      52,424           279            53         52,756                      52,756
Selling, general and administrative
  expenses...........................      39,161         1,806            30 (c)     39,917          338 (h)     40,255
                                                                          (94)(d)
                                                                         (986)(e)
Other operating income...............       5,057(1)                                   5,057                       5,057
                                         --------       -------        ------       --------     --------       --------
          Income (loss) from
            operations...............      18,320        (1,527)        1,103         17,896         (338)        17,558
Interest expense.....................      (2,083)          (93)         (519)(f)     (2,695)     (15,622)(i)    (18,317)
Interest income......................         662            21                          683                         683
Other income.........................      11,900(2)                  (11,900)(g)                                      0
                                         --------       -------        ------       --------     --------       --------
Income (loss) before provision
  (benefit) for income taxes.........      28,799        (1,599)      (11,316)        15,884      (15,960)           (76)
Provision (benefit) for income
  taxes..............................      10,080          (560)       (3,961)(j)      5,559       (5,585)(j)        (26)
                                         --------       -------        ------       --------     --------       --------
Net income (loss)....................   $  18,719      $ (1,039)    $  (7,355)     $  10,325    $ (10,375)     $     (50)
                                         ========       =======        ======       ========     ========       ========
Earnings (loss) per share from
  continuing operations..............   $    2.13                                  $    1.18                   $   (0.01)
                                         ========                                   ========                    ========
Weighted average common shares and
  common share equivalents
  outstanding........................       8,781                                      8,786       (4,880)(k)      3,906
                                         ========                                   ========     ========       ========

---------------
(1) Consists of income of $5,057 from the sale of Farberware inventory and other operating income, net of certain selling, general and administrative expenses.

(2) Consists of nonrecurring pre-tax income of $11,900 related to licensing the Farberware name on cookware and bakeware.

     See notes to pro forma condensed consolidated statement of operations.

                               NOTES TO PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The pro forma condensed consolidated financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

(a) Reflects an adjustment for certain nonrecurring expenses incurred as a result of the 1994 fire at Rauch's principal manufacturing, warehouse and distribution facility.

(b) Reflects additional depreciation expense as a result of an allocation of a portion of the Rauch purchase price to property, plant and equipment.

(c) Reflects additional amortization expense as a result of amortizing, over 30 years, the allocation of Rauch purchase price in excess of net assets acquired.

(d) Reflects an adjustment for certain acquisition related fees incurred by Rauch.

(e)  Reflects an adjustment for a stock option buy out by Rauch.

(f) reflects an increase in interest expense had the acquisition of Rauch taken place on January 1, 1995, using an interest rate of 8.3% per annum, which represents the Company's weighted average interest costs for the period.

(g) Reflects the elimination of the non-recurring pre-tax income related to licensing the Farberware name on cookware and bakeware.

(h) The pro forma adjustment to selling, general and administrative expenses reflect the annual management fee the Company will pay to the Thomas H. Lee Company.

(i)  The pro forma adjustment to interest expense reflects the following:

    Interest expense on the new Revolving Loan Facility (assumed 9.0% rate)....  $ 2,753
    Interest expense on the Debt Securities (assumed 10.5% rate)...............   11,813
    Amortization of debt issuance costs over 6-10 years........................    1,056
                                                                                 -------
              Total adjustment.................................................  $15,622
                                                                                 =======

     Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement, this presentation is indicative of the Company's best current estimate of interest expense.

     Does not reflect amortization of debt discount that may result if warrants were issued in connection with the financing of the transactions contemplated by the Merger Agreement.

     A 0.125% increase or decrease in the assumed average interest rate on the Debt Securities would change the pro forma interest expense by $140. The pro forma net income (loss) would change by $91 and the pro forma earnings
     (loss) per share would change by $0.02.

(j) The adjustment reflects the tax effect of the pro forma adjustments at a 35% effective tax rate, assuming deductibility of interest expense in connection with the Merger Financings.

(k) Reflects the reduction in weighted average common shares and common share equivalents outstanding as a result of the reduction in shares in connection with the Merger.

                     DESCRIPTION OF SYRATECH CAPITAL STOCK

GENERAL

     Syratech is authorized by its Restated Certificate of Incorporation, to issue an aggregate of 20,000,000 shares of Common Stock, par value $.01 per share and 500,000 shares of Preferred Stock, par value $.10 per share. The following is a summary of certain of the rights and privileges pertaining to Syratech Capital Stock. For a full description of Syratech Capital Stock, reference is made to the Company's Restated Certificate of Incorporation, a copy of which is on file with the Commission.

SYRATECH COMMON STOCK

     The holders of Syratech Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. Stockholders holding a majority of the shares of Syratech Common Stock can, if they elect to do so, approve the Merger. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Syratech Common Stock can, if they choose to do so, elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Subject to the rights of any holders of outstanding Preferred Stock, all shares of Syratech Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor.

     Subject to the rights of any holders of outstanding Preferred Stock, upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of Syratech Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of the Company.

SYRATECH COMMON STOCK FOLLOWING THE MERGER

     If the Merger is approved by the requisite vote of the stockholders of Syratech Common Stock at the Special Meeting, at the Effective Time the Certificate of Incorporation of the Company will be amended and restated so as to read in its entirety in the form set forth as Exhibit A to the Merger Agreement which is attached hereto as ANNEX II, and, as so amended, until thereafter further amended as provided therein and under the Delaware General Corporation Law, will be the certificate of incorporation of the Company following the Merger. The Amended and Restated Certificate of Incorporation will reduce the total number of shares of capital stock that the Company is
authorized to issue from 20,000,000 to             shares.

PREFERRED STOCK

     The Board of Directors is empowered under the Company's Restated Certificate of Incorporation and without further stockholder action to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The issuance of Preferred Stock by the Board of Directors could affect the rights of holders of shares of Common Stock. For example, issuance of the Preferred Stock could result in a class of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Common Stock, and may enjoy certain voting rights, contingent or otherwise, in addition to that of the Common Stock, and could result in the dilution of the voting rights, net income per share and net book value of the Common Stock.

     The Amended and Restated Certificate of Incorporation will reduce the number of shares of Preferred Stock that the Company is authorized to issue from
500,000 to             and change the par value of Preferred Stock from $0.10 to
$0.01 per share.

     On October 26, 1992, the Board authorized and declared a dividend of one preferred share purchase right (a "Right") for each share of Syratech Common Stock outstanding at the close of business on October 31, 1992, and further authorized the issuance of one Right with respect to each share of Syratech Common Stock that would become outstanding (whether originally issued or delivered from the Company's treasury after

October 31, 1992). As required by the Merger Agreement, effective on November 8, 1996, Syratech redeemed all outstanding Rights and terminated the Rights Agreement pursuant to which they were issued. The redemption price for each Right is one cent and if holders of Rights have not received payment of the redemption price prior to the Effective Time they will, upon receipt of satisfactory proof of non-payment of the redemption price of Rights held by them on November 8, 1996, have the redemption price of their Rights added to the payment of the cash price for their shares of Syratech Common Stock in the Merger.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, as amended, which appears as ANNEX I to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of holders of a majority of the shares of Syratech Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, THL I will be merged with and into the Company, and the Company will continue as the surviving corporation in the Merger.

     If the conditions to the Merger are satisfied or waived, the parties will file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such other time as is provided in the Certificate of Merger in accordance with the Delaware General Corporation Law and as THL I and the Company agree.

     Each share of Syratech Common Stock outstanding at the Effective Time (other than shares of Syratech Common Stock held by Syratech or any wholly owned subsidiary thereof and Dissenting Shares) will be entitled either (i) to the Cash Price or (ii) to retain a share, subject to certain restrictions, as more fully described under "THE MERGER -- Merger Consideration" and "-- Non-Cash Election." With regard to the treatment of fractional share interests, see
"-- Fractional Shares."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters;
(b) subsidiaries; (c) the Company's capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) documents filed by the Company with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities; (f) the accuracy of information supplied by the Company in connection with this Proxy Statement; (g) the absence of certain changes or events since the date of the most recent financial statements filed with the Commission, including material adverse changes with respect to the Company; (h) the absence of pending or threatened material litigation, certain labor matters and compliance with applicable laws; (i) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and employment matters; (j) filing of tax returns and payment of taxes; (k) the absence of defaults under material contracts; (l) brokers's fees and expenses; (m) the receipt of an opinion of the Company's financial advisor;
(n) the recommendation of the Board of Directors of the Company with respect to the Merger Agreement, the Merger and related transactions; (o) the required vote of the Company's stockholders; (p) the lack of any provisions in the Company's organizational documents restricting, and the inapplicability of any state takeover or similar statutes to, the Merger Agreement, the Merger or related agreements and transactions; (q) the ownership of Company trade names; and (r) related party transactions.

     The Merger Agreement also contains customary representations and warranties of THL I relating to, among other things, (a) organization, standing and similar corporate matters; (b) subsidiaries; (c) THL I's capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger

Agreement and related matters; (e) broker's fees and expenses; (f) financing;
(g) the accuracy of information supplied by THL I in connection with this Proxy Statement; and (h) participation by Syratech's management in the transaction contemplated by the Agreement.

CERTAIN PRE-CLOSING COVENANTS

     Pursuant to the Merger Agreement, the Company has agreed, until the Effective Time (except as otherwise specifically required by the terms of the Merger Agreement), that it will, and it will cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, until the Effective Time, the Company has agreed that it will not, and will not permit any of its subsidiaries, without the prior consent of THL I, which shall not be unreasonably withheld to, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except pursuant to the Company's Rights Agreement), or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Syratech Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of the Merger Agreement (except pursuant to the Company's Rights Agreement); (iv) subject to certain exceptions, authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents; (v) amend its articles of incorporation, by-laws or other comparable charter or organizational documents; (vi) acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof material to the Company; (vii) subject to certain exceptions, sell, encumber or otherwise dispose of any of its properties or assets other than properties or assets that meet certain specified criteria, except transactions in the ordinary course of business consistent with past practice, sales of inventory and entering into leases for showrooms and sales or dispositions of buildings no longer usable by the Company in its operations; (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice, (ix) make any material loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (x) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or, make or agree to make any capital expenditures in excess of the amount budgeted therefor by the Company; (xi) subject to certain exceptions, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (xii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (xiii) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement, except in the ordinary course of business; (xiv) change any material accounting principle; (xv) settle or compromise any litigation, other than settlements or compromises where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company; or (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

     Under the Merger Agreement, the Company has also agreed, subject to certain exceptions, that neither it nor any of its subsidiaries will adopt or amend (except as required by law) any employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by an existing plan, arrangement or agreement.

     Pursuant to the Merger Agreement, the Company has also agreed that neither it nor any of its subsidiaries will (i) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement, (ii) effectuate a "plant closing" or "mass layoff," as defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying THL I or its affiliates in advance and without complying with the notice requirements and other provisions of such Act or (iii) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign tax liability.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

     The Merger Agreement provides that neither Syratech nor any of its subsidiaries (nor any of their respective officers, directors, employees, representatives, agents or other affiliates), will directly or indirectly initiate, solicit or knowingly encourage or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to (i) any merger consolidation, share exchange, recapitalization, business combination, or other similar transaction involving 40% more of the assets of the Company, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of 40% or more of the assets of the Company and subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of the Company or any filing of a registration statement under the Securities Act in connection therewith, or (iv) any public announcement or a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (each a "Transaction Proposal"), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such actions. By the terms of the Merger Agreement, the foregoing provision will not prohibit the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire the Company and/or its subsidiaries pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction if, and only to the extent that (A) the Board (or a special committee thereof), after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law and (B) prior to taking such action the Company (x) provides reasonable notice to THL I to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, (ii) failing to make or withdrawing or modifying its recommendation of the Merger if the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law or (iii) making to the Company's stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosures as may be necessary or advisable under applicable securities laws). For a description of the effects that a Transaction Proposal prior to the Effective Time could have under the Merger Agreement, see "-- Termination" below.

CERTIFICATE OF INCORPORATION AND BY LAWS

     Attached to the Merger Agreement as Exhibit A is the Amended and Restated Certificate of Incorporation of the Company as it will be amended to read as a result of and following the Merger until thereafter amended as provided therein and under the Delaware General Corporation Laws.

     The By-Laws of Syratech as in effect at the Effective Time shall be the By-laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER

     The Merger Agreement provides that the following nine persons David A. Harkins, Scott A. Schoen, Thomas M. Hagerty, Kent R. Weldon, Seth W. Lawry, Melvin L. Levine, Alan R. Kanter, E. Merle Randolph and Leonard Florence will be the directors of the Company following the Merger. See Schedule 1 for more information on these persons other than existing directors of the Company. The Board of Directors will be subject to change from time to time. See "SPECIAL FACTORS/RISK FACTORS -- Control by the Thomas H. Lee Company."

     The Merger Agreement also provides that the officers of the Company at the Effective Time will be officers of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

STOCK AND EMPLOYEE BENEFIT PLANS

     The treatment in the Merger of outstanding Company Stock Options and of the Company's employee benefit plans will be as described in "THE MERGER -- Effect on Stock and Employee Benefit Matters."

ACCESS TO INFORMATION AND CONFIDENTIALITY

     Subject to applicable provisions regarding confidentiality, the Company has agreed in the Merger Agreement to, and to cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to THL I and its representatives and to potential financing sources, reasonable access, in a coordinated manner, during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, to, and to cause each of its subsidiaries to, furnish promptly to THL I a copy of all documents filed by it during such period pursuant to Federal and State securities laws and such information concerning its business, properties, financial condition, operations and personnel as THL I may from time to time reasonably request.

BEST EFFORTS

     Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective best efforts do all things necessary, proper or advisable, so that the transactions contemplated by the Merger Agreement may be consummated. Under the Merger Agreement, the Company and THL I will take all actions necessary to delist the Company's Common Stock from the NYSE, effective after the Effective Time.

INDEMNIFICATION AND INSURANCE

     Under the Merger Agreement, for six years after the Effective Time, the Company will indemnify all present and former directors and officers of the Company and its subsidiaries for matters existing or occurring at or prior to the Effective Time to the fullest extent currently provided in their respective certificates of incorporation or by-laws on the date of the Merger Agreement consistent with applicable law, to the extent that such costs have not been paid for by insurance.

     The Company will, for six years following the Effective Time, maintain its current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of the Merger Agreement; provided, that the Company will not be required in any year to spend in excess of 200% of the annual premium paid for directors' and officers' insurance prior to the date of the Merger Agreement; provided that the Company shall be obligated to provide such coverage as may be obtained for such amount.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of the Company and THL I to effect the Merger are subject to various conditions which include, in addition to certain other customary closing conditions, the following:

          (a) the Merger Agreement shall have been approved by the requisite vote of holders of outstanding shares of Syratech Common Stock and not more than 10% of the outstanding shares of Syratech Common Stock shall be Dissenting Shares;

          (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

          (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that the Company and THL I are required to use their best efforts to have any such injunction, order, restraint or prohibition vacated; and

          (d) any registration statement used in connection with the Merger on Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Syratech Common Stock to be retained in the Merger shall have been complied with.

     THL I's obligations to effect the Merger are further subject, in addition to certain other customary conditions, to the following additional conditions:

          (a) THL I shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

          (b) there shall not be pending or threatened by any governmental entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from THL I or any of its affiliates any damages that are material to such party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, or (iii) seeking to impose limitations on the ability of THL I (or any designee of THL I) to acquire or hold, or exercise full rights of ownership of, any shares of Syratech Common Stock, including, without limitation, the right to vote the Syratech Common Stock on all matters properly presented to the stockholders of the Company.

          (c) THL I shall have received certain agreements from each person identified by the Company to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act;

          (d) the Company shall have received the proceeds of financing pursuant to the commitment letters attached to the Merger Agreement (or from such other financing sources as THL I and the Company reasonably agree) in amounts sufficient to consummate the transactions contemplated by the Merger Agreement, including, without limitation, (i) to pay the Cash Price,
     (ii) to refinance the outstanding indebtedness of the Company, (iii) to pay fees and expenses in connection with the Merger Agreement or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger. It is anticipated that financing proceeds and an equity contribution aggregating approximately $377.1 will be required to consummate such transactions. The equity contribution to be made by affiliates of Thomas H. Lee Company to THL I will constitute approximately $102 million (less the value of the shares retained by stockholders other than Leonard Florence) of such $377.1 million; and

          (e) except as disclosed in the Disclosure Schedule there shall have been no Material Adverse Effect with respect to the Company relating to Environmental Matters as set out in Schedule 7.2(a) to the Merger Agreement. The obligations of the Company to effect the Merger are further subject, in addition to certain other customary closing conditions, to the following condition: there shall not be pending or threatened by any party any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company (or any director) any significant damages. See "REGULATORY APPROVALS."

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

          (a) by mutual written consent of THL I and the Company;

          (b) by either THL I or the Company if:

             (i) any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or action shall have become final and nonappealable; or

             (ii) if the Merger shall not have been consummated on or before April 30, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective
        Time);

             (iii) if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (c) by THL I if the Company shall have (1) withdrawn, modified or amended in any respect adverse to THL I its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein, (2) failed to include such recommendation in the Proxy Statement mailed to the Company's stockholders, (3) recommended any Transaction Proposal from a person other than THL I or any of its affiliates or (4) resolved to do any of the foregoing; or

          (d) by either THL I or the Company shall enter into any agreement with a third party with respect to a Transaction Proposal.

     In the event of termination of the Merger Agreement by either the Company or THL I, the Merger Agreement will become void and will have no effect, without any liability or obligation on the part of the Company or THL I, other than under certain specified provisions of the Merger Agreement relating to brokers' fees, payment of fees and expenses, confidentiality agreements, the effect of termination of the Merger Agreement and third party beneficiaries.

     See "-- Expenses and Certain Required Payments."

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval by such stockholders. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties in the Merger Agreement or any document delivered pursuant thereto, or (c) subject to the approval of stockholders required by law, waive compliance with any of the agreements or conditions contained in the Merger Agreement. The failure of the Company or THL I to assert any of its rights under the Merger Agreement will not constitute a waiver of such rights.

EXPENSES AND CERTAIN REQUIRED PAYMENTS

     In addition to any other amounts which may be payable or become payable pursuant to the provisions described in the next succeeding paragraph, the Company has agreed (provided that THL I is not then in material breach of the Merger Agreement) promptly, but in no event later than one business day after the termination of the Merger Agreement pursuant to the provisions described in paragraphs (c) and (d) under "Termination" (or from time to time after Closing), to reimburse THL I for all its out-of-pocket expenses and fees up to an aggregate amount of $2.25 million in connection with the Merger and the consummation of the transactions contemplated by the Merger Agreement and the financing thereof.

     If any person (other than THL I or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a Transaction Proposal and the Merger Agreement is terminated pursuant to the provisions described in paragraphs (c) and (d) under "Termination," then the Company shall, promptly but in no event later than one business day after the termination of the Merger Agreement, pay THL I a fee of $6.75 million.

     Except as otherwise provided above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that the Company will pay all costs and expenses (x) in connection with printing and mailing the Proxy Statement, as well as all SEC filing fees relating to the transactions contemplated therein and (y) of obtaining any consents of any third party.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Syratech Common Stock (i) by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock,
(ii) by each director, and (iii) by all officers and directors as a group, as of September 30, 1996. Except as otherwise indicated, all persons listed below have
(i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

                                                                     SHARES OF
                                                                    COMMON STOCK
                                                                    BENEFICIALLY
                               NAME                                    OWNED          PERCENTAGE
------------------------------------------------------------------  ------------      ---------
Leonard Florence(a)...............................................    2,857,600(b)        32.9%
E. Merle Randolph.................................................       64,990(c,d)           (e)
Melvin L. Levine..................................................      201,000(c)         2.3%
Alan R. Kanter....................................................      182,000(c)         2.1%
Faye A. Florence..................................................       26,633(f)             (e)
Irwin Chafetz.....................................................       18,461                (e)
Frederick H. Chicos...............................................        4,400(g)             (e)
Harold Cohen......................................................       94,925(h)         1.1%
Jerry R. Jacob....................................................       20,505                (e)
Alan Perlman......................................................       66,912(i)             (e)
Peter D. Rauch....................................................            0                (e)
Harold Roitenberg.................................................       64,462(j)             (e)
Jacob Saliba......................................................            0                (e)
Officers and Directors as a group (13 persons)....................    3,601,888           41.4%
Gabelli Funds, Inc. & Related Entities(k).........................      900,000           10.4%
Neuberger & Berman(l).............................................      620,250            7.1%

---------------
(a) The business address for Leonard Florence is c/o Syratech Corporation, 175 McClellan Highway, East Boston, Massachusetts, 02128-9114.

(b) Does not include an aggregate of 47,264 shares of Common Stock held of record by Charlotte Florence, Mr. Florence's wife, and by Susan Florence-Smith and Mark Robert Florence, Mr. Florence's children, as to all of which shares Mr. Florence disclaims beneficial ownership.

(c) Includes 2,000 shares of Common Stock issuable upon exercise of vested employee stock options.

(d) Does not include an aggregate of 2,975 shares of Common Stock held of record by Peggy L. Randolph, Mr. Randolph's wife, and Michelle R. Randolph, Mr. Randolph's daughter.

(e)  Represents less than 1% of the issued and outstanding shares of Common
     Stock.

(f) Includes 9,000 shares of Common Stock issuable upon exercise of vested employee stock options.

(g) Represents shares of Common Stock held of record by Transeo Trust No. 2, of which the mother of Frederick H. Chicos, Mary L. Chicos is trustee.

(h) Includes 5,000 shares of Common Stock held of record in trust for Brian S. Cohen, Mr. Cohen's son.

(i) Does not include Common Stock held of record by Mr. Perlman's wife, and Common Stock held of record in trusts for Mr. Perlman's children and nephews, aggregating 23,300 shares as to which Mr. Perlman disclaims beneficial ownership.

(j) Represents shares of Common Stock held of record by Roitenberg Investments, Inc., of which Harold Roitenberg is President.

(k) Pursuant to a Schedule 13D filing dated August 13, 1996. The business address for Gabelli Funds, Inc. and Related Entities is One Corporate Center, Rye, NY 10580.

(l) The business address for Neuberger & Berman is 605 Third Avenue, New York, NY 10158-3698.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        SEE "FORWARD-LOOKING STATEMENTS"
RECENT TRANSACTIONS

  Rauch Industries, Inc.

     On February 15, 1996, the Company, through an indirect wholly owned subsidiary, acquired the outstanding shares of Rauch for approximately $49.6 million, including costs of the transaction. The acquisition was accounted for under the purchase method of accounting, and the results of operations of Rauch have been included with the results of the Company from February 15, 1996. The purchase price in excess of net assets acquired of $7.2 million is being amortized on the straight line basis over 30 years. During the nine months ended September 30, 1996, the Company received $23.8 million ($20.5 million in the third quarter of 1996) in connection with an insurance claim relating to a 1994 fire at Rauch. During the fiscal year ended December 31, 1995, net sales of Rauch were $58.9 million. See "Pro Forma Financial Information."

  Farberware

     On April 2, 1996, the Company, through its indirect wholly owned subsidiary, Far-B Acquisition Corp. ("Far-B"), together with Lifetime Hoan Corporation ("Lifetime"), acquired certain assets from Farberware Inc., a subsidiary of U.S. Industries, Inc. Lifetime and the Company are not affiliates.

     Farberware Inc. was a manufacturer of aluminum clad, stainless steel cookware and bakeware and small electric kitchen appliances. The aggregate consideration paid by Far-B and Lifetime was $45.8 million, subject to adjustment. The amount of the adjustment is being disputed; approximately $2.5 million is at issue, of which approximately $2.3 million relates to inventory acquired by the Company. The assets acquired by the Company included certain of the inventory, the tradename "Farberware" and the intellectual property (including the intellectual property that relates to cookware and bakeware and electric products other than major kitchen appliances) and certain tools and dies and machinery and equipment. The consideration paid by Far-B was approximately $32.6 million, subject to adjustment, the amount of which is, as noted above, being disputed. Effective April 2, 1996, the Company, through Far-B, entered into a manufacturing services agreement with Farberware Inc. for transitional manufacturing services for certain finished goods previously produced by Farberware Inc. The Company entered into the manufacturing services agreement in part to provide continuity of product during a transition period in order to protect the strength of the Farberware name in the marketplace. The manufacturing services agreement has terminated.

     Upon disposal of the existing inventory, the Company will not manufacture or sell Farberware cookware and bakeware products or noncommercial electric products. Accordingly, net sales for the nine months ended September 30, 1996 exclude sales of Farberware inventory, and $5.1 million, net of certain selling, general and administrative expenses, from these sales has been recorded as other operating income.

     In a separate transaction, the Company and Far-B entered into an agreement with Lifetime, which provided for the allocation between them of the assets acquired from Farberware, Inc., the granting of a long-term license to Lifetime for use of the Farberware name in connection with an extensive list of products, the granting to Lifetime of long-term exclusive rights to operate Farberware outlet stores, the reservation of certain exclusive rights to Far-B (including exclusive rights to use of the Farberware name for corporate purposes and for the marketing of cookware and bakeware products as well as electric products) and for the future formation of a joint venture to administer certain licensing rights.

     On June 27, 1996, the Company's Farberware Inc. subsidiary (formerly Far-B) ("Farberware") entered into a license agreement with Meyer Marketing Co. Ltd. ("Meyer") pursuant to which Meyer was granted for a term of 200 years (i) an exclusive worldwide license to use and exploit the Farberware name and certain related intellectual property rights in connection with the sourcing, manufacture and distribution of cookware and bakeware products for home use and commercial, industrial and institutional size pots, pans and roasters, and (ii) non-exclusive (shared) rights to use certain Farberware technology and other intellectual property.

For such grant, Meyer made a one-time payment to the Company of $25.5 million, which resulted in recognition by the Company of $11.9 million of non-recurring income. On July 12, 1996, Farberware granted to a major retail chain the exclusive license to use and exploit the Farberware name and related intellectual property in connection with the sourcing, manufacture, marketing and sale of certain electric products for annual royalty payments. On October 25, 1996 Farberware Inc. granted to FCI Corp. a license to use and exploit the Farberware name in connection with the sourcing, manufacturing, marketing and sale of certain Commercial Products (defined as six specified commercial urns and one specified commercial convection oven plus cookware, bakeware and electric products developed by the Licensee solely and exclusively for commercial, industrial or institutional use with the prior written approval of Farberware) for the payment of annual royalties. See "BUSINESS -- Legal Proceedings."

  Silvestri

     On April 16, 1996, the Company purchased finished goods inventory and intangible assets of the Silvestri division of FFSC, Inc. for approximately $8.6 million. Prior to the Company's purchase of such assets, FFSC, Inc., its subsidiaries and affiliated companies had filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). The Bankruptcy Court approved this acquisition by the Company. Silvestri products include Christmas ornaments, collectibles, lighting and trim as well as other seasonal and nonseasonal giftware and decorative accessories.

     The Company has given a Guaranty (limited to $4 million), dated as of May 21, 1996, of the obligations of FF Holding Company, FFSC, Inc. and certain related entities to The CIT Group/Business Credit, Inc. under a certain debtor in possession financing agreement dated May 21, 1996 and, at the request of the Company, NationsBank N.A. (South) has issued its letter of credit, dated May 21, 1996 in the amount of $4 million to CIT Group/Business Credit, Inc. to secure the Company's aforesaid guaranty. Certain funds which are affiliates of the Thomas H. Lee Company are creditors of FFSC, Inc. See "Agreement and Plan of Merger" below.

  C.J. Vander

     On May 8, 1996, the Company, through one of its subsidiaries, acquired all of the outstanding common stock of C.J. Vander, a manufacturer of sterling silver and silverplated flatware and hollowware in Sheffield and London, England. The purchase price was immaterial to the Company's consolidated financial statements. The acquisition was accounted for under the purchase method of accounting.

  Potpourri

     On November 11, 1996, a wholly-owned subsidiary of the Company entered into a Purchase Agreement with Potpourri, a North Carolina-based manufacturer and marketer of Christmas products pursuant to which the Company will acquire all of Potpourri's inventory, tangible property, intellectual property rights, certain key records (including customer lists, customer files, supplier information, catalogs) and certain contract rights (to be selected by the Company's subsidiary) for a maximum purchase price of $2.3 million. Incident to the purchase, the Company's subsidiary undertook certain obligations that are expected to require it to make additional payments aggregating approximately $0.05 million.

  Syroco

     On April 11, 1995, pursuant to an agreement entered into on March 28, 1995, the Company, through its subsidiary, Syratech Holding Corporation, sold Syroco, Inc. ("Syroco"). The net proceeds received after costs of the sale and income taxes were $133.9 million. On September 25, 1995, the Company reached a final settlement regarding the sale of Syroco. Under the terms of the settlement, the Company reacquired certain assets and reassumed certain liabilities of Syroco which have been recorded at their estimated net fair value amounting to $1.8 million at December 31, 1995. The Company does not expect that the liquidation of these assets or the ultimate resolution of the reassumed liabilities will have a material effect on the previously recognized gain on disposal. The sale resulted in the discontinuation of the Company's casual furniture and accessories business and resulted in an after tax gain on disposal of $30.5 million which was recognized in the second quarter of 1995. The assets and liabilities relating to the discontinued business are included in the caption, net assets of discontinued operations, in the Consolidated Balance Sheets at December 31, 1994 and 1995 and at September 30, 1996. The results of operations for the discontinued segment are included in discontinued operations in the Consolidated Income Statements and Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996.

AGREEMENT AND PLAN OF MERGER

     On October 23, 1996, the Company and THL I, entered into the Merger
Agreement (which was amended and restated on November   , 1996) and pursuant to
which THL I will be merged into the Company. Pursuant to the transaction, stockholders of the Company will receive $32 in cash for each share of Syratech Common Stock owned by them or may elect to receive a portion of their consideration by retaining stock of the surviving entity. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of net sales of the Company for each of the periods presented.

                                                            PERCENTAGE OF NET SALES
                                             -----------------------------------------------------
                                                                                 NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                             -----------------------------       -----------------
                                             1993        1994        1995        1995        1996
                                             -----       -----       -----       -----       -----
Net Sales..................................  100.0%      100.0%      100.0%      100.0%      100.0%
Cost of sales..............................   69.0        71.0        70.7        71.9        71.3
                                             -----       -----       -----       -----       -----
  Gross profit.............................   31.0        29.0        29.3        28.1        28.7
Selling, general and administrative
  expenses.................................   22.6        21.5        20.2        20.2        21.4
Other operating income.....................                                                    2.7(1)
                                             -----       -----       -----       -----       -----
  Income from operations...................    8.4         7.5         9.1         7.9        10.0
Interest income (expense), net.............   (0.7)        (.3)        2.7         2.7         (.7)
Other income...............................                                                    6.5(2)
                                             -----       -----       -----       -----       -----
  Income before income taxes...............    7.7         7.2        11.8        10.6        15.8
Provision for income taxes.................    1.9         1.9         4.0         3.7         5.6
                                             -----       -----       -----       -----       -----
  Income from continuing operations........    5.8%        5.3%        7.8%        6.9%       10.2%
                                             =====       =====       =====       =====       =====

---------------
(1) Includes income from the sale of Farberware inventory and other operating income, net of certain selling, general and administrative expenses.

(2) Consists of non-recurring pre-tax income related to licensing the Farberware name on cookware and bakeware.

 Nine months ended September 30, 1996 compared to nine months ended September 30, 1995

     Net sales increased 54.0% to $182.7 million for the nine months ended September 30, 1996 from $118.6 million for the nine months ended September 30, 1995. Excluding the impact of acquisitions of businesses and product line completed in 1996, net sales increased 9.5%. This increase reflects primarily increased sales volume of the Company's sterling silver flatware and certain tabletop and giftware.

     Gross profit increased 57.3% to $52.4 million for the nine months ended September 30, 1996 from $33.3 million for the nine months ended September 30, 1995. Gross profit as a percentage of sales was 28.7% for the nine months ended September 30, 1996 compared to 28.1% for the nine months ended September 30, 1995.

The increase in the gross profit percentage was primarily a result of the acquisition of the high end Silvestri seasonal product line and improved gross profit margin on the Company's giftware product line. The Company expects pressure on its gross profit percentage during 1996 (and possibly thereafter) due to the acquisition of Rauch, which historically has had gross profit margins which have been lower than those of certain other product lines.

     Selling, general and administrative expenses increased to 21.4% as a percentage of net sales or $39.2 million for the nine months ended September 30, 1996 from 20.2% or $24.0 million for the comparable period of 1995. The increase in selling, general and administrative expenses is due primarily to inclusion of selling, general and administrative expenses of Rauch and Silvestri; selling, general and administrative expenses related to the disposal of Farberware inventory and increased costs related to the growth in sales volume including personnel related costs, royalties and product and systems development costs.

     Income from operations increased 96.5% to $18.3 million from $9.3 million in the nine months ended September 30, 1995. Included in income from operations for the nine months ended September 30, 1996 was income of $5.1 million, net of certain selling, general and administrative expenses, from the disposal of Farberware inventory. The Company expects the disposal of the Farberware inventory to continue for the remainder of 1996 and into 1997.

     Interest expense, net, was $1.4 million for the nine months ended September 30, 1996 compared to net interest income of $3.2 million for the nine months ended September 30, 1995. This change resulted from a reduction in invested cash used to purchase and retire 3,064,751 shares of the Company's Common Stock, for recent acquisitions and seasonal working capital needs.

     The provision for income taxes was $10.1 million for the nine months ended September 30, 1996 compared to $4.3 million for the nine months ended September 30, 1995. The effective tax rate was 35.0% for the nine months ended September 30, 1996, compared to 34.2% for the comparable nine months of 1995. The increase in the effective income tax rate in 1996 is due to the higher proportion of income earned in tax jurisdictions with higher income tax rates.

     Net income for the nine months ended September 30, 1996, all of which was from continuing operations, was $18.7 million or $2.13 per share, on shares of 8,781,000, compared to income from continuing operations of $8.2 million or $0.70 per share, on shares of 11,814,000, for the same period last year. The nine months ended September 30, 1996 included non-recurring pre-tax income of $11.9 million, net of costs, resulting from a license agreement. Net income for the nine months ended September 30, 1995 was $41.3 million or $3.49 per share. The nine months of 1995 included income from discontinued operations, net of income taxes, of $2.6 million and the gain on sale of Syroco, Inc. of $30.5 million totaling $2.79 per share.

  1995 Compared to 1994

     Net sales increased by 15.1% to $169.5 million in 1995 from $147.3 million in 1994 primarily due to expanded product offerings within the giftware line, as well as increased demand for the Company's giftware products and an increase in its seasonal product category. The Company's sales increased despite a difficult retail environment in 1995.

     The Company's gross profit increased 16.4% to $49.7 million in 1995 from $42.7 million in 1994. The gross profit as a percentage of net sales increased to 29.3% in 1995 from 29.0% in 1994. This increase is due primarily to improved product mix in the giftware lines.

     Selling, general and administrative expenses increased to $34.2 million in 1995 from $31.6 million in 1994 but decreased as a percentage of net sales to 20.2% in 1995 from 21.5% in 1994. The decrease of 1.3 percentage points is due to the Company's cost reduction program following the sale of Syroco.

     Income from operations increased 39.4% to $15.4 million in 1995 from $11.1 million in 1994 as a result of the factors discussed above.

     Interest income, net, was $4.6 million in 1995 compared to net interest expense of $0.5 million in 1994. Interest income was earned primarily as a result of investing the net proceeds from the sale of Syroco in short-term, investment grade securities.

     The provision for income taxes in 1995 was $6.9 million compared with $2.8 million in 1994. The effective income tax rate increased to 34.3% in 1995 from 26.0% in 1994. The 1995 effective income tax rate increased primarily due to an increase in the proportion of the Company's earnings in tax jurisdictions with higher tax rates, primarily interest income earned in the United States.

  1994 Compared to 1993

     The Company's net sales increased 20.1% to $147.3 million in 1994 from $122.7 million in 1993 primarily due to an expanded product offering in the giftware line and strong demand for existing product lines including sterling silver flatware.

     The Company's gross profit increased 12.2% to $42.7 million in 1994 from $38.0 million in 1993. The gross profit as a percentage of net sales decreased to 29.0% in 1994 from 31.0% in 1993. The decrease in gross profit as a percentage of net sales in 1994 is due primarily to increased raw material costs and higher growth in the Company's imported product lines, which typically have lower gross profit margins.

     Selling, general and administrative expenses increased to $31.6 million in 1994 from $27.7 million in 1993 but decreased as a percentage of net sales to 21.5% in 1994 from 22.6% in 1993. The higher expense levels reflect increased personnel costs, commissions, product design and development, printing and advertising costs due to higher 1994 sales volume and an increase in sales volume which was anticipated for 1995 as a result of the factors discussed above.

     Income from operations increased 7.4% to $11.1 million in 1994 from $10.3 million in 1993 as a result of the factors discussed above.

     Interest expense, net decreased to $0.5 million in 1994 from $0.9 million in 1993. This decrease reflects lower borrowings during 1994 compared to 1993.

     The provision for income taxes in 1994 was $2.8 million compared with $2.4 million in 1993. The effective income tax rate increased to 26.0% in 1994 from 25.3% in 1993. This increase was due primarily to an increase in the proportion of the Company's earnings in jurisdictions with higher tax rates. The Company's subsidiaries in Puerto Rico and in Hong Kong are taxed at rates significantly below United States federal and state rates.

LIQUIDITY AND CAPITAL RESOURCES

     On March 28, 1995, the Company sold its casual furniture and accessories business to Marley plc for net proceeds of $133.9 million after transaction costs and income taxes. The Company has used the net proceeds from the sale of Syroco for working capital requirements to grow its existing business, to effect the Katy Stock Repurchase and to make several acquisitions in 1996.

     Net cash used in operating activities for the nine months ended September 30, 1996 was approximately $50.4 million. The primary uses of cash were seasonal and acquisition related increases in accounts receivable and inventories. Partially offsetting these uses was the decrease in marketable securities as a result of the repayment of temporary borrowings used to effect the Katy Stock Repurchase.

     At September 30, 1996, accounts receivable increased to $117.2 million from $31.9 million at December 31, 1995. This increase is primarily the result of sales of Farberware inventory, seasonality, the recent acquisitions and increased sales volume in the tabletop and giftware product lines. The increase in inventory from $41.2 million at December 31, 1995 to $105.3 million at September 30, 1996 is due to recent acquisitions, including purchased Farberware inventory, and to a seasonal increase in the Company's inventory in anticipation of the fourth quarter selling season. During 1996, $23.8 million was collected from the final settlement agreement for the Rauch fire loss which occurred prior to the Company's acquisition of Rauch.

     Net cash used in operating activities for the year ended 1995 was approximately $39.6 million compared to $10.6 million in 1994. The primary uses of cash were the working capital increases in the casual furniture and accessories business prior to its sale and the increase in marketable securities as a result of the investment of proceeds from the Syroco sale.

     The Company's working capital requirements are seasonal and tend to be highest in the period from September through December due to the Christmas selling season. Accounts receivable tend to decline during the first quarter as receivables generated during the third and fourth quarters are collected and remain lower until the next peak season beginning in September. This seasonality has increased as a result of the acquisition of Rauch and the Silvestri product line.

     Capital expenditures were approximately $10.2 million for the nine months ended September 30, 1996. These expenditures were primarily for a warehouse in South Carolina, computer software and hardware, improvements at the Company's East Boston facility and machinery, tools and dies for the Company's manufacturing facilities.

     The Company expects capital expenditures for the year ended December 31, 1996 to be approximately $18 million, including preliminary construction costs for a warehouse facility on the West Coast, the cost of certain machinery and equipment for Rauch and for a building and equipment for C.J. Vander.

     The Company's capital expenditures in 1995 were $2.7 million. These expenditures were primarily for machinery and equipment for the Company's sterling silver fabrication operation, renovations and improvements of its East Boston facility and the expansion of its East Boston showroom.

     On December 29, 1995, the Company effected the Katy Stock Repurchase. The aggregate purchase price of $52.1 million represented approximately $17 per share. The purchase was substantially financed by the issuance of two promissory notes due January 2, 1996 to subsidiaries of Katy and the assumption of short term bank debt, all aggregating $51.7 million. The two promissory notes and the short-term bank debt were paid on January 2, 1996.

     As a result of the Rauch acquisition, the Company assumed the borrowings of Rauch (the "Rauch Loan"). The Rauch Loan is from the same lender as the Company Loan Agreement. During 1996, the Rauch Loan was modified to permit the continuation of the Rauch Loan under the Company Loan Agreement. The Rauch Loan allowed long-term borrowings up to $12.8 million and short-term borrowings up to $40.0 million. On September 30, 1996, there was $34.9 million outstanding under the Rauch Loan. Effective October 31, 1996, the Company and the lender entered into an agreement that extended certain modifications previously agreed upon by the lender, added Rauch, Farberware and Silvestri as borrowers and limited total borrowings, including amounts reserved for drawings on letters of credit, to $100.0 million through December 31, 1996 and thereafter to $60.0 million until the earlier of April 30, 1997 or the completion of refinancing contemplated with respect to the Merger. The Rauch long-term loan was paid on October 31, 1996.

     In July 1996, the interest rate on the Company Loan Agreement and the Rauch Loan was set at the bank's prime rate less .75% and borrowings under the Eurodollar rate option was set at 1.0% over the Eurodollar rate.

     The revolving credit facility of one of the Company's Puerto Rican subsidiaries expired on May 30, 1996; however, the Company received a letter of commitment increasing the line from $4.0 million to $10.0 million and extending it to May 31, 1997. As of September 30, 1996, the Company was negotiating the final details of the line of credit. On October 15, 1996, the Puerto Rican subsidiary and the lender entered into an Amended and Restated Line of Credit Agreement increasing the facility to $10 million and renewing it to May 31, 1997. As of September 30, 1996, the amount of outstanding borrowings under the line was $1.9 million.

     On September 30, 1996, borrowings and credit availability, net of $16.8 million of outstanding letters of credit, under the Company Loan Agreement, the Rauch Loan and the Puerto Rican subsidiary's line totaled $82.2 million and $16.7 million, respectively.

     Upon consummation of the Merger, the Company would have on a pro forma basis (as of September 30, 1996) outstanding debt of approximately $252.1 million. The transaction is expected to close in the first quarter of 1997. It is intended that the transaction will be accounted for as a recapitalization.

     The Company believes that funds generated from operations and borrowings available under existing revolving loan facilities will be sufficient to finance the Company's working capital requirements, provide for all known obligations of the Company (including the obligations of the Company under its operating leases) and fund planned capital expenditures for the foreseeable future. See "FORWARD-LOOKING STATEMENTS" and "SPECIAL FACTORS/RISK FACTORS -- Substantial Leverage; Stockholders Deficit; Liquidity."

ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation" ("Statement 123"). The Company has continued to account for its stock-based transactions to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and will include the pro forma disclosures required by Statement 123, if material, in its annual financial statements. For stock option grants to non-employees, the Company follows the provisions of Statement 123, calculates compensation expense using a fair value based method and amortizes compensation expense over the vesting period. During the nine months ended September 30, 1996, the Company did not grant any options to purchase shares of common stock to non-employees.

     Also, effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121"). Statement 121 requires that long-lived assets held and used by an entity be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. It also requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or fair value less the cost to sell. The adoption of Statement 121 did not have a material effect on the Company's financial position or results of operations for the nine months ended September 30, 1996.

                                    BUSINESS

OVERVIEW

     The Company designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products, including: sterling silver, silverplated and stainless steel flatware; sterling silver, silverplated and brass hollowware; picture frames and photo albums; glassware, woodenware and ceramics; fine porcelain boxes; figurines, waterglobes and Christmas ornaments, trim, lighting and tree skirts.

     The Company's net sales have grown from $82.9 million in 1991 to $169.5 million in 1995, a compounded annual growth rate of approximately 20%. For the nine months ended September 30, 1996, the Company had net sales of $182.7 million, an increase of 54.0% from the same period in 1995. Such growth was achieved through the recent acquisitions, the addition of new products and product categories and expanded distribution of existing products. The addition of new products and product categories has been implemented through both internal development and the acquisition of complementary brands. The Company has grown these acquired brands into substantial product categories by expanding and improving their product lines and distributing them through the Company's distribution channels.

RECENT ACQUISITIONS

     Rauch. Rauch, a leading domestic manufacturer and marketer of Christmas and other seasonal products, in particular glass and satin tree ornaments, was acquired in February 1996 for approximately $49.6 million. Rauch distributes its products primarily to mass market merchandisers through its own sales force and independent representatives. The acquisition included Rochard, a marketer of fine porcelain boxes sold primarily to high-end specialty and department stores.

     Farberware. In April 1996, the Company acquired certain assets of Farberware Inc., including its name, trademarks and other intellectual property, inventory, tools and dies and machinery and equipment. The purchase price paid by the Company was $32.6 million, subject to adjustment. The Company has been selling the inventory initially purchased and subsequently acquired pursuant to a manufacturing services agreement and, in three separate transactions, has entered into licensing agreements for use by third parties of the Farberware tradename in connection with the sourcing, manufacturing and marketing of (a) certain cookware and bakeware products for a one-time payment of $25.5 million,
(b) certain electric products for home use for an annual royalty payment and (c) Commercial Products (defined as six specified urns and a specified convection oven plus other products to be developed with the prior approval of Farberware) for annual royalty payments. The Company expects to continue to grant licenses and intends from time to time to market specific products under the Farberware tradename.

     Silvestri. In April 1996, the Company acquired certain inventory and intangibles of the Silvestri Division of FFSC, Inc. for approximately $8.6 million. The Silvestri product line consists of high-end Christmas ornaments, collectibles, lighting and trim, as well as other seasonal and nonseasonal giftware and decorative accessories, distributed primarily to specialty and department stores.

     C.J. Vander. In May 1996, the Company acquired C. J. Vander, a manufacturer and marketer of prestigious sterling silver flatware and hollowware with manufacturing locations in Sheffield and London, England. C.J. Vander's products are distributed primarily to jewelry and other specialty stores in the United Kingdom and Europe for approximately $0.8 million.

     Potpourri. In November 1996, a wholly-owned subsidiary of the Company entered into a Purchase Agreement with Potpourri, a North Carolina-based manufacturer and marketer of Christmas products, pursuant to which the Company will acquire all of Potpourri's inventory, tangible property, intellectual property rights, certain key records (including customer lists, customer files, supplier information, catalogs) and certain contract rights (to be selected by the Company's subsidiary) for a maximum purchase price of $2.3 million. Incident to the purchase, the Company's subsidiary undertook certain obligations that are expected to require it to make additional payments aggregating approximately $0.05 million.

COMPETITIVE STRENGTHS AND OPERATING STRATEGY

     The Company's strategic goal is to be the leading domestic, one-source supplier of tabletop, giftware and seasonal products to retailers. In order to achieve this goal, the Company intends to rely on what it believes to be certain competitive strengths and on certain operating strategies including:

     Leadership in Key Product Categories. The Company believes that it is one of the leading domestic manufacturers and marketers of sterling silver flatware and sterling silver and silverplated hollowware, which products are sold under many well-recognized tradenames. In addition, the Company believes it is one of the leading domestic manufacturers of Christmas ornaments. Historically, the Company has been able to increase sales by leveraging its strong presence with retailers in certain categories, such as sterling silver flatware, to introduce new products and product categories.

     Broad Portfolio of Products with Well-Recognized Tradenames. The Company offers a broad portfolio of tabletop, giftware and seasonal products both in terms of the different product categories and multiple retail price points through its "good-better-best" strategy. Wallace, Towle and International Silver are among the best recognized tradenames for sterling silver flatware in the United States, dating back to the colonial period. Rauch and Silvestri are well established brands for Christmas and other seasonal merchandise. The Company's giftware products are marketed under well-recognized tradenames such as International Silver Company, Rochard and Melannco. The Company believes that certain of its strongest brands draw customers into retail stores specifically to purchase products bearing those tradenames. In addition to its own tradenames, the Company produces a variety of products under license from certain entities including The Walt Disney Company(R), Cuisinart(R), Victoria & Albert Museum(R) and Faberge, Inc.(R)

     Diversified Distribution Channels. The Company sells in products to approximately 30,000 customers in most major distribution channels, including retail specialty stores, such as jewelry, seasonal and nonseasonal giftware and collectible stores, department stores, mass market merchandisers, catalogue showrooms and warehouse clubs. The Company believes that the recent Rauch and Silvestri acquisitions will strengthen the Company's presence with mass market merchandisers and department and specialty stores, respectively. The Company's broad customer base, both in terms of number of customers and channels of distribution, reduces its exposure to any single customer or channel of distribution. In 1995, no single customer accounted for 10% or more of the Company's net sales.

     Strong Relationships with Retailers. The Company attributes the successful development of its retail channels to a number of factors. The Company believes that it has benefited from the vendor consolidation trend in the retail industry, which has resulted in increased demand for vendors that have the ability to make timely deliveries of a broad range of quality products and provide advertising and other sales support. The Company also believes that the maintenance of separate sales forces for its product categories has allowed the Company to provide its customers with specialized sales and marketing expertise. In addition, the Company has a policy of not owning or operating Company outlet stores and believes that this policy further strengthens its relationships with its customers.

     Product Development Expertise. The vast majority of the Company's products, including products that are sourced from outside vendors, are designed by the Company's design team and independent designers in conjunction with the Company's product development and marketing team. The Company's design and product development and marketing teams work closely to (i) introduce innovative new products and product categories, such as the Holiday Workshop line of seasonal products, the Hostess Helpers(R) sterling accessory line and a dinnerware category that coordinates with sterling silver flatware and (ii) develop acquired brands into substantial product lines for the Company, such as the Melannco lines of picture frames and photo albums and the Elements glassware lines.

     Integrated Manufacturing and Sourcing. The Company aims at delivering quality products at competitive prices to its customers. In order to pursue this goal, the Company relies both on its own domestic manufacturing capabilities and on a variety of suppliers located primarily in the Asia Pacific Rim. The Company's decision on whether to manufacture or import is based upon, among other criteria, expertise, quality, availability and cost. The Company's imported products are designed by the Company's design team with the assistance of independent designers in conjunction with the Company's marketing team. In addition, in order to ensure quality, products are generally manufactured using Company-owned tools and dies. In 1995, through its import organization comprised of approximately 150 employees, both in the U.S. and overseas, the Company sourced products from over 100 manufacturers, with whom in many cases it has long-standing relationships. The Company can rely on multiple manufacturers and countries with respect to most of its imported products.

GROWTH STRATEGY

     The Company's strategy for future growth focuses on the integration of its recent acquisitions and on its continued ability to expand its product line, expand its distribution, both domestically and internationally, improve the efficiency of its operations and pursue selected acquisitions of complementary product lines and businesses.

     Integration of Recent and Pending Acquisitions. The Company believes that significant opportunities for growth in sales and operating income exist if it can successfully integrate its recent acquisitions into the Company's sales and marketing organization and consolidate and rationalize certain operations.

     The Company plans to expand the distribution of Rauch and Silvestri products by marketing them through the Company's established distribution channels and also plans to add new products to their existing lines. By integrating Rauch, Silvestri and Potpourri with the Company's internally developed Holiday Workshop line of seasonal products, the Company has significantly expanded its product offerings in this product category, both in terms of types of product and retail price points, and strengthened its presence in major retail channels. In addition, the Company believes that such strengthened presence will provide the Company with substantial opportunities to cross-sell the Company's tabletop and giftware product lines through Rauch and Silvestri distribution channels.

     In order to support the growth in its seasonal business, the Company is in the process of investing $15 million to expand its manufacturing, warehousing and distribution capabilities, primarily by consolidating warehouse and distribution facilities, building a new centralized customer showroom for seasonal products and acquiring new tools and dies and machinery. These investments, along with the consolidation of certain selling, general and administrative functions, are also designed to generate significant cost savings.

     Through the acquisition of C.J. Vander, the Company believes that it will be able to expand the distribution of Wallace and Towle sterling silver and silverplated product lines into the European market, primarily through C.J. Vander's existing distribution channels. In addition, the Company intends to expand the distribution of C.J. Vander products in the United States, in particular through the Rochard sales force, which consists of independent representatives who sell to high-end specialty and department stores. The Company also intends to capitalize on the Farberware brand name recognition to introduce new tabletop products under that tradename beginning in 1997.

     Expanded Distribution. In addition to the opportunities offered by the recent acquisitions discussed above, the Company believes that it has significant opportunities to expand the distribution of its existing product lines by increasing the penetration of existing retailer customers and the number of retail outlets to which it sells. Beginning in 1994, the Company implemented a program with a specialty retailer and franchisee, whereby the Company sources, markets and distributes giftware products for the customer's retail system comprised of several thousand stores. With respect to this program, the Company has identified several growth opportunities, both in terms of expanded product offerings and additional store coverage. In addition, the Company intends to expand the distribution of several product lines introduced in the past several years, such as Melannco and Elements, which the Company believes are not currently fully exploited.

     New Product Introduction. The Company intends to continue to introduce many new products each year. As a result of the planned investments in tools, dies and machinery, the Company believes that it will be able to broaden significantly its offering of Christmas and other seasonal merchandise beginning in 1997. The Company intends to capitalize on Farberware tradename recognition for quality housewares to introduce new products beginning in 1997. In addition, the Company continuously expands and upgrades its line of sterling silver, silverplated and other tabletop and giftware products.

     Continued Investment in Technology and Productivity. The Company, through one of its indirect wholly-owned subsidiaries, has entered into a purchase and sale agreement to acquire approximately 42 acres of land in Mira Loma, California. The Company intends to construct a warehouse and distribution center on the property to serve as its western region warehouse and distribution center. The Company intends to invest in additional application solutions to enhance its Electronic Data Interchange (EDI) and warehousing capabilities. The Company plans to add a Warehouse Management System (WMS) to each of its warehouses that would enhance the Company's ability to service its customers by improving its order processing and logistics and storage utilization, minimize order cycle times, enhance inventory management, and ensure that customer orders are processed efficiently.

     Acquisitions. The Company believes that the giftware and seasonal markets and, to a lesser extent, the tabletop market are highly fragmented with a number of small manufacturers and marketers of a limited line of products. The Company believes that these industry characteristics and the continuing trend among retailers to consolidate their vendor base will generate attractive opportunities to acquire complementary brands, products, product categories and businesses.

     Limitations on Growth Strategy. The Company's ability to follow the growth plans outlined in preceding paragraphs may be constrained by the availability and cost of capital following the Merger. As noted above, immediately following the Merger there will be a deficit in Stockholders' equity, and, as a consequence, the Company may find it necessary to curtail or abandon some or all of its growth plans.

PRODUCTS

     The Company designs, manufactures, imports and markets a diverse offering of quality tabletop, giftware and seasonal products. The following table presents a breakdown of the Company's net sales by major product categories for the periods presented. For the purpose of this table, seasonal products include the Rauch (including Rochard), Silvestri and Holiday Workshop product lines. Certain seasonal products marketed under Wallace, Towle and International Silver trademarks are included in the tabletop and giftware product category.

                                                             YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------
                                                                                      PRO FORMA(1)
                                                 1993         1994         1995           1995
                                               --------     --------     --------     ------------
                                                                 (IN THOUSANDS)
Tabletop and Giftware(1).....................  $119,182     $139,510     $153,170       $153,170
Seasonal(1)..................................     3,500        7,781       16,350         75,269
                                               --------     --------     --------       --------
          Total..............................  $122,682     $147,291     $169,520       $228,439
                                               ========     ========     ========       ========

---------------
(1) The 1995 pro forma data presents the revenue breakdown assuming that the acquisition of Rauch had been completed on January 1, 1995.

     The Company's products include those shown in the table below, all of which are marketed under one of the Company's many well-recognized tradenames as shown in the table:

 PRODUCT CATEGORY       REPRESENTATIVE PRODUCTS             PRINCIPAL TRADENAMES
------------------  --------------------------------  --------------------------------
TABLETOP AND        Sterling Silver Flatware and      Wallace Silversmiths(R), Towle
GIFTWARE            Hollowware, Silverplated          Silversmiths(R), International
                    Flatware and Hollowware,          Silver Company(R),
                    Stainless Steel Flatware,         Farberware(R), C.J. Vander,
                    Picture Frames and Photo Albums,  Ltd.(TM), Roberts and Belk,
                    Porcelain Boxes, Candlesticks,    Ltd.(TM), Tuttle Sterling(R),
                    Cosmetic Accessories, Glassware,  Rochard(TM), Melannco(R), 1847
                    Woodenware, Ceramics, Brassware   Rogers Bros.(R), Elements(R)
SEASONAL            Waterglobes, Figurines,           Rauch Industries(R),
                    Collectibles                      Silvestri(R), Holiday
                    Christmas Ornaments, Christmas    Workshop(R), International
                    Stockings, Tree Skirts, Trim,     Christmas(TM), Holiday
                    Lighting                          Products(TM), Rochard(TM)

  Tabletop and Giftware

     Sterling Silver and Silverplated Flatware and Hollowware. The Company designs, markets and distributes a variety of products in these categories, including flatware, serving pieces, cosmetic accessories and hollowware, such as candlesticks, casseroles and coffee and tea services, that are marketed under the tradenames Wallace Silversmiths(R), Towle Silversmiths(R), International Silver Company(R), C.J. Vander(TM) and Tuttle Sterling(R). A vast majority of the Company's products in this category are manufactured at the Company's plants in Puerto Rico and Massachusetts. These products are sold primarily to specialty stores, including jewelry stores and gift stores, and department stores and are generally included in bridal registries.

     Stainless Steel Flatware. The Company designs, markets and distributes several lines of stainless steel flatware ranging from premium mass-produced sets to high-end flatware place settings. The Company markets these products under tradenames such as Wallace Silversmiths(R), Towle Silversmiths(R), International Silver Company(R), 1847 Rogers Bros.(R) and, under a license agreement, the tradename Cuisinart(R). The Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The primary channels of distribution include department stores, mass market merchandisers, warehouse clubs and specialty stores and are also included in bridal registries.

     Picture Frames and Photo Albums. The Company designs, markets and distributes several product lines of picture frames and photo albums. The picture frames range from sterling silver on the high end to a variety of other frames produced in wood, resin, ceramic, metal and other mediums. The photo albums are produced in metal, fabric and resin. The Company markets these products under tradenames such as Melannco International(R), International Silver Company(R), Wallace Silversmiths(R) and Towle Silversmiths(R) and under license from The Walt Disney Company(R). The Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The channels of distribution include department stores, including stationery departments, specialty stores and mass market merchandisers.

     Glassware, Woodenware and Ceramics. The Company designs, markets and distributes several lines of glassware products, including beverageware, glass dinnerware and salad sets. The Company markets these products under the tradenames International Silver Company(R) and Elements(R). The Company intends to market a woodenware and ceramics line in 1997. The Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The channels of distribution of the Company's glassware line include mass market merchandisers, warehouse clubs and specialty stores.

     Porcelain Boxes. The Company designs, markets and distributes a diverse range of high-end, hand-painted porcelain boxes under the Rochard(TM) tradename which are primarily manufactured by third-party vendors located primarily in France. The channels of distribution include specialty stores, including jewelry stores and department stores.

     Other Tabletop and Giftware. The Company designs, markets and distributes a wide range of other tabletop and giftware products, including premium products such as picture frames and cosmetic accessories as "gift with purchase" items, brassware, napkin rings and decorative clocks. The primary channels of distribution include department stores, mass market merchandisers, warehouse clubs and specialty stores.

  Seasonal Products

     Christmas Ornaments. The Company designs, markets and distributes Christmas tree ornaments made of glass, satin, ceramic and resin. The Company's products are distributed through specialty stores, department stores, jewelry stores, mass market merchandisers and warehouse clubs. These products are marketed under the tradenames Rauch(R), Silvestri(R), Holiday Workshop(R) and International Christmas(TM). The Company also manufactures limited edition, sterling silver Christmas ornaments that are marketed under the tradenames Wallace Silversmiths(R) and Towle Silversmiths(R).

     Other Christmas Decorations. The Company designs, markets and distributes a diverse product offering of other Christmas decorations including figurines, waterglobes, collectibles, trim, lighting, tree skirts and other decorative items produced in wood, resin, metal, paper, textiles, glass and ceramic. These products are marketed under the tradenames Silvestri(R), Rauch(R), Holiday Workshop(R), International Christmas(TM) and Elements(R). These products are distributed through specialty stores, department stores, mass market merchandisers and warehouse clubs.

     Other Seasonal Products. The Company designs, markets and distributes a variety of other seasonal products for Halloween, Easter, Thanksgiving, Mothers Day and Valentines Day. These products include figurines, vases, bowls, trays and other items comprised of metal, resin, wood, ceramic and glass. These products are distributed through specialty stores, department stores, mass market merchandisers and warehouse clubs.

SALES, MARKETING AND DISTRIBUTION

     The Company, through one of its indirect wholly-owned subsidiaries, has entered into a purchase and sale agreement to acquire approximately 42 acres of land in Mira Loma, California. The Company intends to construct a warehouse and distribution center on the property to serve as its western region warehouse and distribution center.

     The Company sells many different types of products, with a variety of price points and target customers. Accordingly, the Company sells its products through a variety of distribution channels including department and speciality stores, mass market merchandisers, warehouse clubs, catalogue showrooms, drugstores, supermarkets, incentive marketers and jewelry stores. The Company maintains separate sales forces for its product lines so as to provide the specialized expertise and attention necessary to service its customer base. The Company's sales and marketing staff coordinates with individual retailers to devise marketing strategies and merchandising concepts and to furnish advice on advertising and product promotion. The Company has developed several promotional programs for use in the ordinary course of business to promote sales throughout the year.

     The Company's various sales and marketing efforts are supported from its principal office and showroom in East Boston, Massachusetts and, for certain of its products, from its offices and showrooms in Hong Kong and London. The Company maintains additional showrooms in New York, Los Angeles, Atlanta, Dallas and Chicago. The Company's sales and marketing staff at September 30, 1996, consisted of approximately 120 employees who are salaried, paid commissions based on sales or, in some instances, paid a base salary plus commissions. The Company also distributes certain of its products through independent sales representatives who work on a commission basis only.

RETAILING CUSTOMERS

     During 1995, 20 customers accounted for approximately 42% of the Company's net sales. No one customer represented 10% or more of the Company's net sales.

                      1995 CHANNELS OF DISTRIBUTION                    % OF 1995 NET SALES(1)
    -----------------------------------------------------------------  ----------------------
    Mass Market Merchandisers, Catalogue Showrooms, Warehouse Clubs,
      Drug Stores, Supermarkets......................................           27%
    Department Stores................................................           30%
    Specialty Stores, Jewelry Stores, Premium and Incentive
      Marketers......................................................           43%

---------------
(1) With the addition of Rauch in 1996, the Company expects net sales to mass market merchandisers as a percentage of total net sales to increase.

     In order better to service its customers, the Company has invested in equipment and software to allow its customers to transmit their orders electronically throughout the EDI system.

MANUFACTURING AND RAW MATERIALS

     The Company produces its sterling silver flatware at its manufacturing facility in San German, Puerto Rico, where it fabricates and manufactures sterling silver into finished products for the Wallace, International, Towle and Tuttle lines, and in Sheffield, England for C.J. Vander, Ltd. and Roberts and Belk. The Company also designs, produces and maintains the tools required for manufacturing sterling silver flatware.

     The Company has maintained, in the aggregate, approximately six months of inventory. The Company's silver fabrication operation in its Puerto Rico manufacturing plant became fully operational during 1994. This process reduces the need for purchasing fabricated silver from outside vendors. The Company uses substantial quantities of fabricated silver in its manufacturing operations. Fabricated sterling silver made from fine silver purchased by the Company may be readily obtainable from outside resources as well. The Company purchases fine silver in the spot market in quantities the Company believes are adequate to meet reasonably foreseeable consumer demand for its silver products. The Company does not engage in speculative purchases of fine silver. In the five-year period ended September 30, 1996, the closing price of silver as quoted by Handy &
Harman Inc. has ranged from $3.54 per troy ounce to $          per troy ounce
($          at             , 1996).

     The Company manufactures silverplated giftware and tabletop products, including hollowware, at its manufacturing and silverplating facilities in North Dighton, Massachusetts and Sheffield, England. These facilities have all the stamping, processing, soldering, finishing, polishing, silverplating and packaging capabilities necessary to turn unfinished metal into finished products.

     The Company's imported products originate as designs created by its internal design staff or by independent designers, in each case in conjunction with the Company's product development and marketing staffs. Products based on these designs are manufactured to the Company's specifications in various countries including Hong Kong, India, Korea, Taiwan, China, Japan, Indonesia, Malaysia and certain European countries.

     In 1995, the Company purchased an aggregate of approximately $81 million of products from approximately 100 foreign manufacturers. No vendor accounted for ten percent or more of such purchases in 1995. The Company does not have information on the financial condition of its major foreign vendors, all of which are privately held, but is not aware of any unfavorable information related to their respective financial condition. Of the Company's foreign purchases in 1995, approximately 92% were from vendors located in the Far East and approximately 7% were from vendors located in India. The Company's arrangements with its manufacturers are subject to the risks of doing business abroad, including risks associated with economic or political instability in countries in which such manufacturers are located, labor strikes and risks associated with foreign currency and potential import restrictions. The Company does not believe that the loss of any single foreign supplier would have a material long-term adverse impact on the Company's source of supply, because other manufacturers with whom the Company does business would be able to increase production to fulfill the Company's requirements. The Company is also subject to risks associated with the availability of, and time required for, the transportation of products from foreign countries, including shipping losses or lost sales that may result from delays or interruptions in shipping.

     The Company intends to invest in increasing production capacity and improving productivity related to its Rauch operations. For several of the prior selling seasons, the Company believes that Rauch had operated under capacity constraints. The Company has developed and is in the process of installing new automatic machinery with a production capacity exceeding 150% of the capacity of its current machines. The Company expects that the new machinery will start operating during the first quarter of 1997. The Company also purchased an 830,000 (approximately) square foot building in Chester, South Carolina, which is in close proximity to the existing Rauch manufacturing plant. This new facility will provide adequate space for the new machinery and allow for automated material handling which is expected to reduce costs substantially. This large warehouse and distribution center will also provide the Company an opportunity to consolidate its outside warehouse and manufacturing. The Company continuously looks for opportunities for new equipment to reduce production costs.

     The recently acquired Rauch Christmas decoration manufacturing process uses three basic raw materials: (i) expandable polystyrene ("EPS") for unbreakable ornaments, (ii) glass ornament blanks and (iii) acetate or polyester yarn materials including boxes and packaging. To produce Christmas stockings, tree skirts and Santa Claus hats and suits, Rauch purchases non-woven and knitted pile fabric. Rauch has not experienced difficulty in obtaining raw materials or other supplies from its suppliers and does not anticipate any such difficulty in the foreseeable future. Rauch imports ornament hangers, small glass and satin balls and assorted tree and off-the-tree decorations from Taiwan, Hong Kong, Mexico and Colombia.

COMPETITION

     The tabletop, giftware and seasonal products industries in which the Company is engaged are highly competitive. Competition is affected not only by the large number of domestic manufacturers, but also by the large volume of foreign imports. Several of the Company's competitors are larger and have greater financial resources than the Company. The Company's products compete indirectly with a broad range of household products not offered by the Company. Within the overall tabletop products industry, the production of sterling silver flatware in the United States is relatively concentrated, with five manufacturers, including the Company, accounting for substantially all of the sterling silver flatware manufactured and sold in the United States. The other principal manufacturers and marketers of sterling silver flatware are Gorham, Inc. and its affiliate The Kirk Steiff Company, Reed & Barton Corp. and Lunt Silversmiths, all of which have been in business for many years. The giftware and seasonal products industries, however, are very fragmented with numerous small manufacturers and marketers of a limited number of products. The Company is not aware of any competitor having the same product line breadth.

     A number of factors affect competition in the sale of products of the type manufactured, imported and sold by the Company. Among these are brand identification, style, design, packaging, price, quality, promotion, sales staff and the level of service provided to customers. The importance of these competitive factors varies from customer to customer and from product to product and no one of these factors is dominant in all cases. The Company believes that its ability to compete effectively can be attributed to its performance in all of these areas. Certain of the Company's foreign competitors have tried to gain market share in the United States by producing low-cost items and by taking advantage of the increased purchasing power of the dollar in times when the dollar is relatively strong as compared to foreign countries. Rising labor costs in many foreign countries and the relative weakness of the dollar, as compared to the exchange rates prevailing in the mid-1980's, have reduced these advantages to some extent in recent years.

TRADEMARKS, COPYRIGHTS AND PATENTS

     The success of the Company's various businesses depends in part on the Company's ability to exploit certain proprietary designs, trademarks and brand names on an exclusive basis in reliance upon the protections afforded by applicable copyright, patent and trademark laws and regulations. The loss of certain of the Company's rights to such designs, trademarks and brand names or the inability of the Company effectively to protect or enforce such rights could adversely affect the Company.

SEASONALITY

     Sales are generally higher in the third and fourth quarters and are strongly influenced by the buying patterns associated with the Christmas season. The acquisitions of Rauch and Silvestri will intensify the seasonality of the Company since the majority of Rauch and Silvestri products are Christmas items and sales of these products are strongest in the third and fourth quarters. The Company continues to introduce products appropriate to other holidays and seasons in order to increase sales during the first and second quarters.

BACKLOG

     Orders for the Company's products are generally subject to cancellation until shipment. The Company's backlog consists of cancelable orders and is dependent upon trends in consumer demand throughout the year. Customer order patterns vary from year to year, largely because of annual differences in consumer acceptance of product lines, product availability, marketing strategies, inventory levels of retailers and differences in overall economic and weather conditions. As a result, comparison of backlog as of any date in a given year with backlog at the same date in a prior year are not necessarily indicative of sales trends. The Company had (exclusive of Farberware) a backlog of approximately $92.75 million as of September 30, 1996, compared to approximately $45.14 million as of September 30, 1995. See "Seasonality." The Company does not believe that backlog is necessarily indicative of the Company's future results of operations or prospects.

     The Company's warranty policy is to accept returns of products with defects in materials or workmanship. The Company will also accept returns of incorrectly shipped goods where the Company has been notified on a timely basis and, in certain cases, to maintain customer goodwill. In accordance with normal retail industry practice, the Company ordinarily accepts returns only from its customers and does not ordinarily accept returns directly from consumers. Certain of the products returned to the Company by its customers, however, may have been returned to those customers by consumers. The Company will routinely accept returns for imported products that are received late by the customer. The majority of the returned products are resold into the same distribution channel. During the three year period ended December 31, 1995, returns and allowances amounted to approximately 2.6% of sales.

ENVIRONMENTAL REGULATION

     The Company's silverplating, chrome plating, tool making and painting operations routinely involve the handling of waste materials that are classified as hazardous. The Company also refabricates certain materials used in its silverplating operations. The Company is subject to certain domestic federal, state and local laws and regulations concerning the containment and disposal of hazardous materials and, therefore, in the ordinary course of its business, the Company incurs compliance costs and may be required to incur clean-up costs. In addition, the Company's C.J. Vander facility is subject to many environmental regulations related to its plating operations in the United Kingdom. Actions by federal, state and local governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect the demand for its products. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial and could have a material adverse effect on the Company.

PROPERTIES

     The following table sets forth information with respect to the Company's properties as of November 1, 1996:*

                                                                    APPROXIMATE
                                                                      SQUARE
                                                                    FOOTAGE OR
       LOCATION                      TYPE OF FACILITY                 ACREAGE     STATUS
-----------------------  -----------------------------------------  -----------   -------
Chester, SC(1).........  Warehouse/Manufacturing/Showroom              828,000     Owned
Revere, MA.............  Warehouse/Distribution                        535,000     Owned
Gastonia, NC...........  Manufacturing/Distribution                    425,000     Owned
East Boston, MA........  Office/Showroom                               292,000     Owned
Ontario, CA............  Warehouse/Distribution                        285,000    Leased
Charlotte, NC(2).......  Manufacturing/Distribution                    248,900    Leased
Gastonia, NC(3)........  Warehouse/Manufacturing/Distribution          162,197    Leased
Dallas, TX*............  Warehouse                                     189,100    Leased
North Dighton, MA......  Manufacturing/Warehouse/Office                134,042    Leased
San German, PR.........  Manufacturing/Office                           70,296    Leased
Crisfield, MD..........  Manufacturing/Warehouse                        71,754    Leased
New York, NY*(4).......  Showroom                                       47,061    Leased
Lumberton, NC(5).......  Manufacturing                                  36,000    Leased
Hong Kong..............  Office/Warehouse/Showroom                      42,009    Leased
Atlanta, GA............  Showrooms                                      15,050    Leased
Dallas, TX*............  Showrooms                                       9,716    Leased
Los Angeles, CA........  Showroom                                       10,095    Leased
Wallingford, CT........  Office                                          2,800    Leased
Cramerton, NC..........  Land                                       34.1 Acres     Owned
Dallas, TX*............  Office                                                   Leased
Sheffield, England.....  Manufacturing/Warehouse/Foundry                39,920     Owned
London, England........  Office/Showrooms/Retail Store                   4,000    Leased
China..................  Warehouse                                      56,512    Leased
Taiwan.................  Office                                          6,253    Leased
Philippines............  Office                                          4,380    Leased
Warwick, RI(6).........  Office                                          8,200    Leased
Chicago, IL............  Showroom                                        7,452    Leased
New York, NY...........  Warehouse                                       3,800    Leased

---------------
* Includes Silvestri space, the leasing of which has not yet been approved by the Bankruptcy Court.

(1) Scheduled to be operational by March 31, 1997
(2) Scheduled to close on November 30, 1996
(3) Scheduled to close on December 31, 1996
(4) 1,700 sq. ft. of showroom space scheduled to close on November 30, 1996
(5) Scheduled to close December 15, 1996
(6) Scheduled to close November 30, 1996

EMPLOYEES

     As of September 30, 1996, the Company had approximately 2,175 employees of whom approximately 350 were temporary seasonal employees at Rauch. The Company believes that its relationship with its employees is good.

     The Company's employees are not represented by labor unions; however, Rauch, which merged with the Company on February 15, 1996, was a subject of efforts by UNITE (the "Union") in the fall of 1995 to organize Rauch's employees. A scheduled Union election was postponed because the Union filed unfair labor practice charges against Rauch with the National Labor Relations Board (the "NLRB"). These charges, which related to allegations of threats and promises by Rauch officials and the termination of certain employees, were settled pursuant to an agreement between Rauch and the Union. On May 2, 1996, the NLRB approved the agreement and the Union's request that the petition for an election be withdrawn with prejudice.

LEGAL PROCEEDINGS

     The Company has been named as a defendant in several legal actions arising from its normal business activities, including routine copyright and trademark litigation, which actions are considered normal in the businesses in which the Company is engaged.

     The Company is also involved in litigation with Bruckner Manufacturing Corp. ("BMC") and its parent, U.S. Industries, Inc. ("USI") growing out of the acquisition by its Farberware Inc. subsidiary of the Farberware assets previously owned by BMC and certain related transactions. The Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be accurately predicted, in the opinion of management, the Company's potential liability on all known claims would not have a material adverse effect on the results of operations or financial condition of the Company.

                              REGULATORY APPROVALS

     The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where the Company currently operates.

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On November 12, 1996, the Company and the Fund, as ultimate parent entity of THL I, filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. On November 25, 1996, the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately. At any time before or after consummation of the Merger, notwithstanding termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. At any time before or after the Effective Time, and notwithstanding termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, the Company and THL I believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and THL I would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

     Other. The obligations of THL I under the Merger Agreement are also subject to the receipt of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the

Merger unless the failure to so obtain would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                        THL I AND THOMAS H. LEE COMPANY

     THL I, a Delaware corporation organized by Thomas H. Lee Company, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. As at the date hereof the outstanding shares of THL I are owned by Thomas H. Lee, the President of Thomas H. Lee Company. The name, business, address, principal occupation or employment, and five year employment history of each of the directors and executive officers of THL I and of Thomas H. Lee Company and certain other information, are set forth in SCHEDULE I to this Proxy Statement.

                        DISSENTING STOCKHOLDERS' RIGHTS

     If the Merger is consummated, stockholders of the Company who make the demand described below with respect to their shares, who continuously are the record holders of such shares through the Effective Time, who otherwise comply with the statutory requirements of Section 262 (a copy of which is attached hereto as Annex III to this Proxy Statement) and who neither vote in favor of the Merger Agreement nor consent thereto in writing will be entitled to an appraisal by the Delaware Court of the fair value of their shares of Syratech Common Stock. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

     A holder of shares of Syratech Common Stock wishing to exercise dissenters' rights of appraisal must, before the taking of the vote on the Merger at the Special Meeting, deliver to Syratech a written demand for appraisal of such shares. A demand for appraisal will be sufficient if it reasonably informs Syratech of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his or her shares.

     Within 10 days after the Effective Time, the Company is required to, and will, notify each stockholder of the Company who has satisfied the foregoing conditions on the date on which the Merger became effective. Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company, a statement setting forth the aggregate number of shares of Syratech Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Syratech Common Stock, owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP

Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Holders of shares of Syratech Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Syratech Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Syratech Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company, and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     The foregoing is only a summary of Section 262, and is qualified in its entirety by reference to the provisions thereof, the full text of which is set forth as ANNEX III to this Proxy Statement. Each stockholder of the Company is urged to read carefully the full text of Section 262.

                                    EXPERTS

FINANCIAL STATEMENTS

     The consolidated financial statements and schedules of Syratech and its subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in or incorporated by reference in this Proxy, have been audited by Deloitte & Touche LLP, independent accountants, as stated in their reports appearing herein and elsewhere in the Proxy and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of Rauch Industries, Inc. for the fiscal year ended December 31, 1995 included in the Company's Form 8-K/A dated April 26, 1996, amending the Company's Current Report on Form 8-K dated February 15, 1996, have been incorporated by reference in this Proxy and have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report, also incorporated by reference in this

Proxy from the Form 8K/A, with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

LEGAL OPINIONS

     The legality of Syratech Common Stock being retained in the Merger is being passed on by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. As of
            , 1996, lawyers of Paul, Weiss, Rifkind, Wharton & Garrison, beneficially owned an aggregate of 38,193 shares individually or in various fiduciary capacities.

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

     Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed Proxy or their substitutes will vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

STOCKHOLDERS PROPOSALS

     Proposals which stockholders intend to present at the Company's 1997 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials must be received by the Company no later than December 14, 1996.

                                          By Order of the Board of Directors

                                          Faye A. Florence
                                          Secretary

                              SYRATECH CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Deloitte & Touche LLP.......................................................  F-2
Consolidated Financial Statements:
  Consolidated balance sheets as of December 31, 1994, December 31, 1995 and September
     30, 1996.........................................................................  F-3
  Consolidated income statements for the years ended December 31, 1993, December 31,
     1994 and December 31, 1995, and for the nine months ended September 30, 1996 and
     September 30, 1995...............................................................  F-4
  Consolidated statements of stockholders' equity for the years ended December 31,
     1993, December 31, 1994 and December 31, 1995, and for the nine months ended
     September 30, 1996 and September 30, 1995........................................  F-5
  Consolidated statements of cash flows for the years ended December 31, 1993,
     December 31, 1994 and December 31, 1995, and for the nine months ended September
     30, 1996 and September 30, 1995..................................................  F-6
  Notes to consolidated financial statements..........................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Syratech Corporation:

     We have audited the accompanying consolidated balance sheets of Syratech Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Syratech Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 8, 1996 (February 15, 1996 as to paragraphs 1 and 4 of Note 2)

                     SYRATECH CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                  NOTES         1994         1995
                                                ---------     --------     --------     SEPTEMBER 30,
                                                                                            1996
                                                                                        -------------
                                                                                         (UNAUDITED)
ASSETS........................................       1, 7
Current assets:
  Cash and equivalents........................                $  1,866     $ 78,493       $   9,532
  Marketable securities.......................          4                    30,561
  Accounts receivable, net....................                  28,244       31,893         117,199
  Inventories.................................          5       40,334       41,151         105,297
  Deferred income taxes.......................          8        2,960        5,105           8,193
  Prepaid expenses and other..................         10          156        1,602           1,737
  Net assets of discontinued operations.......          3       85,850        1,834             105
                                                              --------     --------        --------
          Total current assets................                 159,410      190,639         242,063
  Property, plant and equipment, net..........          6       30,691       29,560          60,831
  Purchase price in excess of net assets
     acquired.................................                                                6,994
  Other assets................................                     583          367             461
                                                              --------     --------        --------
          Total...............................                $190,684     $220,566       $ 310,349
                                                              ========     ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving loan facilities and notes
     payable..................................          7     $ 14,504     $ 51,735       $  82,155
  Current maturities of long-term debt........          7          875
  Accounts payable............................         12        7,590        6,438          16,586
  Accrued expenses............................                   2,690        4,436          14,392
  Accrued compensation........................                   3,156        2,478           3,256
  Accrued advertising.........................                   1,642        1,991           4,779
  Income taxes payable........................       1, 8        3,817        1,511           2,209
                                                              --------     --------        --------
          Total current liabilities...........                  34,274       68,589         123,377
Deferred income taxes.........................       1, 8        3,741        3,657          18,795
Pension liability.............................         10          569        1,724           2,668
Commitments and contingencies.................  9, 10, 14
Stockholders' equity:.........................  1, 11, 15
  Preferred stock, $.10 par value, 500,000
     shares authorized; no shares issued or
     outstanding (135,000 shares are
     designated Series A Preferred Stock).....                      --           --              --
  Common stock, $.01 par value, 20,000,000
     shares authorized, 11,687,850, 8,667,249
     and 8,676,849 shares issued in 1994, 1995
     and 1996, respectively...................                     116           87              87
  Additional paid-in capital..................                  61,373        9,699           9,835
  Retained earnings...........................          7       90,529      136,728         155,447
  Cumulative translation adjustment...........          1           85           85             143
  Less: Treasury stock; 218 shares, at cost...                      (3)          (3)             (3)
                                                              --------     --------        --------
          Total stockholders' equity..........                 152,100      146,596         165,509
                                                              --------     --------        --------
          Total...............................                $190,684     $220,566       $ 310,349
                                                              ========     ========        ========

                See notes to consolidated financial statements.

                     SYRATECH CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                ------------------------------   -------------------
                                        NOTES     1993       1994       1995       1995       1996
                                        ------  --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
Net sales..............................      1  $122,682   $147,291   $169,520   $118,619   $182,727
Cost of sales..........................           84,643    104,600    119,836     85,294    130,303
                                                --------   --------   --------   --------   --------
          Gross profit.................           38,039     42,691     49,684     33,325     52,424
Selling, general and administrative
  expenses.............................           27,727     31,613     34,239     24,004     39,161
Other operating income.................      2                                                 5,057
                                                --------   --------   --------   --------   --------
          Income from operations.......           10,312     11,078     15,445      9,321     18,320
Interest expense.......................      7      (948)      (559)      (287)      (212)    (2,083)
Interest income........................      4        82         98      4,881      3,414        662
  Other income.........................      2                                                11,900
                                                --------   --------   --------   --------   --------
          Income before provision for
            income taxes...............            9,446     10,617     20,039     12,523     28,799
Provision for income taxes.............   1, 8     2,390      2,758      6,863      4,289     10,080
                                                --------   --------   --------   --------   --------
          Income from continuing
            operations.................            7,056      7,859     13,176      8,234     18,719
Discontinued operations:
  Income from discontinued operations
     net of income taxes of $6,225,
     $7,421, $1,645 and $1,645,
     respectively......................      3    10,838     12,068      2,572      2,572
  Gain on sale of Syroco, Inc., net of
     income taxes of $16,599...........      3                          30,451     30,451
                                                --------   --------   --------   --------   --------
          Net income...................         $ 17,894   $ 19,927   $ 46,199   $ 41,257   $ 18,719
                                                ========   ========   ========   ========   ========
Earnings per share:                          1
     Continuing operations.............         $    .60   $    .67   $   1.12   $    .70   $   2.13
     Discontinued operations...........              .92       1.02       2.79       2.79
                                                --------   --------   --------   --------   --------
          Net income...................         $   1.52   $   1.69   $   3.91   $   3.49   $   2.13
                                                ========   ========   ========   ========   ========
Weighted average common shares and
  common share equivalents
  outstanding..........................      1    11,768     11,809     11,803     11,814      8,781
                                                ========   ========   ========   ========   ========

                See notes to consolidated financial statements.

                     SYRATECH CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                COMMON STOCK       ADDITIONAL              CUMULATIVE
                             -------------------    PAID-IN     RETAINED   TRANSLATION  TREASURY
                               SHARES     AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT    STOCK      TOTAL
                             ----------   ------   ----------   --------   ----------   --------   --------
Balance, January 1, 1993.... 10,647,840    $106     $ 59,560    $ 52,708      $  7                 $112,381
  Exercise of stock
     options................  1,001,810      10           90                                            100
  Compensation related to
     stock options..........                              99                                             99
  Tax effect of stock
     options................                             465                                            465
  Purchase of common stock
     for treasury...........       (218)                                                  $ (3)          (3)
  Net income................                                      17,894                             17,894
  Translation adjustment....                                                    69                       69
                               --------    ----       ------    --------      ----        ----     --------
Balance, December 31,
  1993...................... 11,649,432     116       60,214      70,602        76          (3)     131,005
  Exercise of stock
     options................     38,200                  297                                            297
  Compensation related to
     stock options..........                             116                                            116
  Tax effect of stock
     options................                             746                                            746
  Net income................                                      19,927                             19,927
  Translation adjustment....                                                     9                        9
                               --------    ----       ------    --------      ----        ----     --------
Balance, December 31,
  1994...................... 11,687,632     116       61,373      90,529        85          (3)     152,100
  Exercise of stock
     options................     44,150       1          326                                            327
  Compensation related to
     stock options..........                             102                                            102
  Tax effect of stock
     options................                             (78)                                           (78)
  Purchase of common stock
     for retirement (Note
     11).................... (3,064,751)    (30)     (52,024)                                       (52,054)
  Net income................                                      46,199                             46,199
                               --------    ----       ------    --------      ----        ----     --------
Balance, December 31,
  1995......................  8,667,031      87        9,699     136,728        85          (3)     146,596
Unaudited:
  Exercise of stock
     options................      9,600                   78                                             78
  Compensation related to
     stock options..........                              58                                             58
  Net income................                                      18,719                             18,719
  Translation adjustment....                                                    58                       58
                               --------    ----       ------    --------      ----        ----     --------
Balance, September 30, 1996,
  (unaudited)...............  8,676,631    $ 87     $  9,835    $155,447      $143        $ (3)    $165,509
                               ========    ====       ======    ========      ====        ====     ========

                See notes to consolidated financial statements.

                     SYRATECH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                    -----------------------------   -------------------
                                                                     1993       1994       1995       1995       1996
                                                                    -------   --------   --------   --------   --------
                                                                                                        (UNAUDITED)
Cash flow from operating activities:
Net income........................................................  $17,894   $ 19,927   $ 46,199   $ 41,257   $ 18,719
Adjustments to reconcile net income to net cash provided by (used
  in) operating activities:
  Depreciation and amortization...................................    3,051      3,270      3,253      2,426      3,424
  Deferred income taxes...........................................    1,253       (452)    (2,229)    (1,065)      (920)
  Acquisition of Farberware assets................................                                               (9,500)
  Disposal of Farberware assets...................................                                               13,600
  Farberware electrics license....................................       --         --         --         --        500
  Interest on royalties...........................................      125         --         --         --         --
  Pension liability...............................................      188        208      1,155        487        944
  Compensation related to stock options...........................       99        116        102         82         58
  Gain (loss) on disposal of assets and other.....................     (523)         8          3         --        (22)
  Increase (decrease) in cash, net of effect of businesses
    acquired:
      Marketable securities.......................................       --         --    (30,561)        --     30,561
      Accounts receivable.........................................   (2,131)    (7,984)    (3,649)   (10,351)   (75,604)
      Inventories.................................................   (1,814)    (6,590)      (817)    (8,613)   (41,222)
      Prepaid expenses and other..................................     (595)       711     (1,446)    (1,086)       848
      Accounts payable and accrued expenses.......................      243      4,155        595      3,705      7,488
      Income taxes payable........................................   (6,575)     3,699     (2,306)     1,125       (967)
    Discontinued operations.......................................   (3,376)   (27,660)   (49,915)   (49,460)     1,729
                                                                    -------   --------   --------   --------   --------
Net cash provided by (used in) operating activities...............    7,839    (10,592)   (39,616)   (21,493)   (50,364)
                                                                    -------   --------   --------   --------   --------
Cash flows from investing activities:
Purchases of property, plant and equipment........................   (2,781)    (2,603)    (2,679)    (1,645)   (10,161)
Net proceeds from sale of Syroco, Inc.............................       --         --    133,931    133,931         --
Proceeds from disposal of assets..................................       86        336         --         --         65
Insurance claim proceeds..........................................       --         --         --         --     23,771
Acquisitions of businesses, net of cash acquired..................       --         --         --         --    (48,540)
Other.............................................................     (162)      (529)        61        209        (61)
                                                                    -------   --------   --------   --------   --------
Net cash provided by (used in) investing activities...............   (2,857)    (2,796)   131,313    132,495    (34,926)
                                                                    -------   --------   --------   --------   --------
Cash flows from financing activities:
Change in revolving loan facilities...............................      444     11,944    (14,504)   (14,349)    16,537
Proceeds from borrowings..........................................       69         --         --         --         --
Repayment of borrowings...........................................   (1,901)    (1,624)      (875)      (875)      (300)
Payment of royalty................................................   (1,720)        --         --         --         --
Tax effect on stock options.......................................      465        746        (78)      (287)
Exercise of stock options.........................................      100        297        327        199         78
Deferred financing costs and other................................       41         62         60         62         14
                                                                    -------   --------   --------   --------   --------
Net cash provided by (used in) financing activities...............   (2,502)    11,425    (15,070)   (15,250)    16,329
                                                                    -------   --------   --------   --------   --------
Net increase (decrease) in cash and equivalents...................    2,480     (1,963)    76,627     95,752    (68,961)
Cash and equivalents, beginning of period.........................    1,349      3,829      1,866      1,866     78,493
                                                                    -------   --------   --------   --------   --------
Cash and equivalents, end of period...............................  $ 3,829   $  1,866   $ 78,493   $ 97,618   $  9,532
                                                                    =======   ========   ========   ========   ========

                See notes to consolidated financial statements.

                     SYRATECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE DATA. INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1996
                                 IS UNAUDITED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Syratech Corporation designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products, including: sterling silver, silverplated and stainless steel flatware; sterling silver, silverplated and brass holloware; picture frames and photo albums; glassware, woodenware and ceramics; fine porcelain boxes; figurines, waterglobes and Christmas ornaments, trim, lighting and tree skirts.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation

     The consolidated financial statements include the accounts of Syratech Corporation and its subsidiaries (the Company), Syratech Holding Corporation and its subsidiaries, Syratech Security Corporation, Wallace International Silversmiths, Inc. and its subsidiaries (Wallace), Leonard Florence Associates, Inc. (LFA), Towle Manufacturing Company and its subsidiaries (Towle), Syratech (H.K.) Ltd. and its subsidiaries (Syratech H.K.). All significant intercompany balances and transactions have been eliminated.

INTERIM RESULTS (UNAUDITED)

     The accompanying consolidated balance sheet at September 30, 1996, the consolidated statements of income and cash flows for the nine months ended September 30, 1995 and 1996 and the statement of stockholders' equity for the nine months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the consolidated financial position and operating results of the Company for such periods.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, the Company adopted, prospectively, Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a significant effect on the Company's financial position or results of operations for the nine months ended September 30, 1996.

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting For Stock-Based Compensation." The Company has continued to account for its stock-based transactions to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will include the pro forma disclosures required by SFAS No. 123, if material, in its annual financial statements. For stock option grants to non-employees, the Company follows the provisions of SFAS No. 123, calculates compensation expense using a fair value based method and amortizes compensation expense over the vesting period. During the nine months ended September 30, 1996, the Company did not grant any options to purchase shares of common stock to non-employees.

MARKETABLE SECURITIES

     The Company's marketable securities have been classified as trading securities and are carried at their fair value on the consolidated balance sheet.

                     SYRATECH CORPORATION AND SUBSIDIARIES

USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. The Company has made significant estimates relating to the Farberware transactions (see Notes 2 and 14). Actual results could differ from these estimates.

REVENUE RECOGNITION

     Revenue is recognized when products are shipped. The Company provides allowances for estimated doubtful accounts and sales returns based on historical experience and evaluation of specific accounts. Such allowances were comprised of the following:

                                                             DECEMBER 31,
                                                           -----------------     SEPTEMBER 30,
                                                            1994       1995          1996
                                                           ------     ------     -------------
    Sales returns and allowances.........................  $2,133     $2,604        $ 3,759
    Doubtful accounts....................................   1,372      1,603          3,201
                                                           ------     ------         ------
                                                           $3,505     $4,207        $ 6,960
                                                           ======     ======         ======

CUSTOMERS

     Substantially all customers are retailers. No base of customers in one geographic area constitutes a significant portion of sales. No single customer represented 10% or greater of consolidated net sales in 1995, 1994 or 1993.

INVENTORIES

     Inventories are stated at the lower of cost or market. Two subsidiaries determine cost on the last-in, first-out (LIFO) method for silver and certain non-silver inventories. For all other inventories, cost is determined on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Purchased property, plant and equipment is recorded at cost. Leased equipment is recorded at the present value of the minimum lease payments required during the lease term. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets and over the terms, if shorter, of the related leases, as follows:

                                                                               YEARS
                                                                              --------
        Buildings and improvements..........................................  4 to 39
        Tools and dies......................................................  3 to 10
        Machinery and equipment.............................................  3 to 10
        Other...............................................................  3 to 10

EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

     Excess of purchase price over net assets acquired is amortized using the straight-line method over 30 years (Note 2). The Company evaluates the carrying value of goodwill based upon current and anticipated net income and undiscounted cash flows, and recognizes an impairment when it is probable that such estimated future net income and/or cash flows will be less than the carrying value of goodwill. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

                     SYRATECH CORPORATION AND SUBSIDIARIES

OTHER ASSETS

     Other assets consist principally of deposits, deferred fees, deferred financing costs and deferred long-term rent. Deferred financing costs are being amortized using the straight-line method over the terms of the related loans. Accumulated amortization aggregated approximately $311, $100 and $118 at December 31, 1994 and 1995 and September 30, 1996, respectively.

FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable, accounts payable and borrowings under revolving credit facilities approximate fair value due to the short-term nature of these instruments.

INCOME TAXES

     The Company and its domestic subsidiaries (except for Wallace's Puerto Rican subsidiaries) file a consolidated federal income tax return. The Puerto Rican subsidiaries file separate returns in accordance with Section 936 of the Internal Revenue Code. Deferred income taxes are provided for certain income and expense items which are accounted for differently for financial reporting and income tax purposes.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates and income and expense items are translated at the average rates of exchange prevailing during each year. The effects of foreign currency fluctuations on the foreign subsidiary's assets and liabilities have been reflected as a separate component of stockholders' equity. Transaction gains and losses have been insignificant.

EARNINGS PER SHARE

     Earnings per share are computed based on the weighted average number of common and common equivalent shares outstanding during each period presented. Common stock equivalents include common stock options (treasury stock method). Primary and fully diluted earnings per share are the same for each of the periods presented.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with the 1996 presentation.

                     SYRATECH CORPORATION AND SUBSIDIARIES

CASH FLOW INFORMATION

     Supplemental cash flow information is as follows:

                                                                            NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        ------------------------------     -------------------
                                         1993       1994        1995        1995        1996
                                        ------     -------     -------     -------     -------
    Cash paid during the period for:
      Interest........................  $1,324     $   827     $   268     $   212     $ 1,126
                                        ======     =======     =======     =======     =======
      Income taxes....................  $8,903     $10,741     $30,593     $22,757     $11,634
                                        ======     =======     =======     =======     =======
    Supplemental schedule of non-cash
      investing and financing
      activities:
      Purchase of common stock for
         retirement, financed by
         issuance of promissory notes
         and assumption of bank
         debt.........................                         $51,735
                                                               =======

2. ACQUISITION OF PRODUCT LINES

     On February 15, 1996, the Company, through an indirect wholly owned subsidiary, acquired the outstanding shares of Rauch Industries, Inc. ("Rauch") for approximately $49,626 including costs of the transaction. The acquisition was accounted for under the purchase method of accounting, and the results of operations of Rauch have been included with the results of the Company from February 15, 1996.

     The purchase price in excess of net assets acquired of $7,224 is being amortized on the straight line basis over 30 years. Rauch is a leading domestic manufacturer and marketer of Christmas and other seasonal products, in particular glass and satin tree ornaments. During 1996, the Company received $23,771 ($20,468 in the three months ended September 30, 1996) in connection with an insurance claim relating to a 1994 fire at Rauch.

     The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1995.

                                                                          NINE MONTHS ENDED
                                                        YEAR ENDED          SEPTEMBER 30,
                                                       DECEMBER 31,     ---------------------
                                                           1995           1995         1996
                                                       ------------     --------     --------
    Net sales........................................    $228,439       $151,459     $183,336
                                                         ========       ========     ========
    Income from continuing operations................    $ 10,404       $  4,791     $ 18,059
                                                         ========       ========     ========
    Net income.......................................    $ 43,407       $ 37,814     $ 18,059
                                                         ========       ========     ========
    Earnings per share:
      Continuing operations..........................    $   0.88       $   0.41     $   2.06
                                                         ========       ========     ========
      Net income.....................................    $   3.67       $   3.20     $   2.06
                                                         ========       ========     ========

     The Company, through its indirect wholly-owned subsidiary, Far-B Acquisition Corp. ("Far-B"), together with Lifetime Hoan Corporation ("Lifetime") acquired certain assets from Farberware Inc. ("Farberware Inc."), a subsidiary of U.S. Industries, Inc. The Company and Lifetime are not affiliates.

     Farberware Inc. was a manufacturer of aluminum clad, stainless steel cookware and bakeware and small electric kitchen appliances. The aggregate consideration paid by Far-B and Lifetime was $45,771, subject to adjustment. The amount of the adjustment is being disputed; approximately $2,500 is at issue, of which

                     SYRATECH CORPORATION AND SUBSIDIARIES
approximately $2,300 relates to inventory acquired by the Company. The assets acquired by the Company included certain of the inventory, the tradename "Farberware" and the intellectual property (including the intellectual property that relates to cookware and bakeware and electric products other than major kitchen appliances) and certain tools and dies and machinery and equipment. The consideration paid by Far-B was approximately $32,611, subject to adjustment, the amount of which is, as noted above, being disputed. Effective April 2, 1996, the Company, through Far-B, entered into a manufacturing services agreement with Farberware Inc. for transitional manufacturing services for certain finished goods previously produced by Farberware Inc. The Company entered into the manufacturing services agreement in part to provide continuity of product during a transition period in order to protect the strength of the Farberware name in the marketplace. The manufacturing services agreement has terminated.

     Upon disposal of the existing inventory, the Company will not manufacture or sell Farberware cookware and bakeware products or noncommercial electric products. Accordingly, net sales for the nine months ended September 30, 1996 exclude sales of Farberware inventory, and $5,057, net of certain selling, general and administrative expenses, from these sales has been recorded as other operating income.

     In a separate transaction, the Company and Far-B entered into an agreement with Lifetime, which provided for the allocation between them of the assets acquired from Farberware Inc., the granting of a long-term license to Lifetime for use of the Farberware name in connection with an extensive list of products, the granting to Lifetime of long-term exclusive rights to operate Farberware outlet stores, the reservation of certain exclusive rights to Far-B (including exclusive rights to use of the Farberware name for corporate purposes and for the marketing of cookware and bakeware products as well as electric products) and for the future formation of a joint venture to administer certain licensing rights.

     On June 27, 1996, the Company's Farberware Inc. subsidiary (formerly Far-B) ("Farberware") entered into a license agreement with Meyer Marketing Co. Ltd. ("Meyer") pursuant to which Meyer was granted for a term of 200 years (i) an exclusive worldwide license to use and exploit the Farberware name and certain related intellectual property rights in connection with the sourcing, manufacture and distribution of cookware and bakeware products for home use and commercial, industrial and institutional size pots, pans and roasters, and (ii) non-exclusive (shared) rights to use certain Farberware technology and other intellectual property. For such grant, Meyer made a one-time payment to the Company of $25,500 which resulted in recognition by the Company of $11,900 of non-recurring income. On July 12, 1996, Farberware granted to a major retail chain the exclusive license to use and exploit the Farberware name and related intellectual property in connection with the sourcing, manufacture, marketing and sale of certain electric products for annual royalty payments. On October 25, 1996 Farberware Inc. granted to FCI Corp. a license to use and exploit the Farberware name in connection with the sourcing, manufacturing, marketing and sale of certain commercial products (defined as six specified commercial urns and one specified commercial convection oven plus cookware, bakeware and electric products developed by the Licensee solely and exclusively for commercial, industrial or institutional use with the prior written approval of Farberware) for the payment of annual royalties. See Note 14.

     On April 16, 1996, the Company purchased finished goods inventory and intangible assets of the Silvestri division of FFSC, Inc. ("Silvestri") for approximately $8,600. Prior to the Company's purchase of such assets, FFSC, Inc., its subsidiaries and affiliated companies had filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). The Bankruptcy Court approved this acquisition by the Company. Silvestri products include Christmas ornaments, collectibles, lighting and trim as well as other seasonal and nonseasonal giftware and decorative accessories.

     The Corporation has given a Guaranty (limited to $4,000), dated as of May 21, 1996, of the obligations of FF Holding Company, FFSC, Inc. and certain related entities to The CIT Group/Business Credit, Inc. under a certain debtor in possession financing agreement dated May 21, 1996 and, at the request

                     SYRATECH CORPORATION AND SUBSIDIARIES
of the Company, NationsBank N.A. (South) has issued its letter of credit, dated May 31, 1996 in the amount of $4 million to CIT Group/Business Credit, Inc. to secure the Company's aforesaid guaranty.

     On May 8, 1996, the Company, through one of its subsidiaries, acquired all of the outstanding common stock of C.J. Vander Ltd., a manufacturer of sterling silver and silverplated flatware and hollowware in Sheffield and London, England. The purchase price was immaterial to the Company's consolidated financial statements. The acquisition was accounted for under the purchase method of accounting.

     On November 11, 1996, an indirect wholly-owned subsidiary of the Company entered into a Purchase Agreement with Potpourri Press, Inc., a North Carolina-based manufacturer and marketer of Christmas products, pursuant to which the Company will acquire all of Potpourri's inventory, tangible property, intellectual property rights, certain key records (including customer lists, customer files, supplier information, catalogs) and certain contract rights (to be selected by the Company's subsidiary) for a maximum purchase price of $2,300.

3. DISCONTINUED OPERATIONS

     On April 11, 1995, pursuant to an agreement entered into on March 28, 1995, the Company, through its subsidiary, Syratech Holding Corporation, sold Syroco, Inc. ("Syroco"). The net proceeds received after costs of the sale and income taxes were $133,931. On September 25, 1995, the Company reached a final settlement regarding the sale of Syroco. Under the terms of the settlement, the Company reacquired certain assets and reassumed certain liabilities of Syroco which have been recorded at their estimated net fair value of $1,834 at December 31, 1995, and $105 at September 30, 1996. The Company does not expect that the liquidation of these assets or the ultimate resolution of the assumed liabilities will have a material effect on the previously recognized gain on disposal. An after tax gain on disposal of Syroco of $30,451 was recognized in the second quarter of 1995.

     The sale resulted in the discontinuation of the Company's casual furniture and accessories business. The assets and liabilities relating to the discontinued business are included in net assets of discontinued operations in the consolidated balance sheets at December 31, 1994, December 31, 1995 and September 30, 1996. The results of operations and cash flows for the discontinued segment are included in discontinued operations in the consolidated income statements and the consolidated statements of cash flows for years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 and September 30, 1995.

     Net assets of discontinued operations consisted of the following:

                                                            DECEMBER 31,
                                                         -------------------     SEPTEMBER 30,
                                                          1994        1995           1996
                                                         -------     -------     -------------
    Accounts receivable, net...........................  $14,930     $    --         $  --
    Inventories, net...................................   35,142       1,778            --
    Property, plant and equipment, net.................   48,517         227           134
    Other assets.......................................    5,220         875           875
    Liabilities........................................  (17,959)     (1,046)         (904)
                                                         -------     -------         -----
              Total....................................  $85,850     $ 1,834         $ 105
                                                         =======     =======         =====

                     SYRATECH CORPORATION AND SUBSIDIARIES

     Operating results of the discontinued segment consisted of the following:

                                                       YEAR ENDED DECEMBER
                                                               31,              THREE MONTHS
                                                       -------------------     ENDED MARCH 31,
                                                        1993        1994            1995
                                                       -------     -------     ---------------
                                                                                 (UNAUDITED)
    Net sales........................................  $87,343     $94,883         $33,626
                                                       =======     =======         =======
    Income before provision for income taxes.........   17,063      19,489         $ 4,217
    Provision for income taxes.......................    6,225       7,421           1,645
                                                       -------     -------         -------
    Income from discontinued operations..............  $10,838     $12,068         $ 2,572
                                                       =======     =======         =======

     The operating results of the discontinued segment exclude previously allocated corporate expenses.

4. MARKETABLE SECURITIES

     At December 31, 1995, marketable securities consisted of $30,000 of short-term high grade notes having original maturities of six months. Marketable securities are carried at fair value which approximates cost plus accrued interest. Interest earned at December 31, 1995 but not paid, of $561, is included in interest income for the year ended December 31, 1995.

5. INVENTORIES

     Inventories were comprised of the following:

                                                               DECEMBER 31,
                                                             -----------------   SEPTEMBER 30,
                                                              1994      1995         1996
                                                             -------   -------   -------------
    Raw Materials..........................................  $ 4,063   $ 3,908     $  12,035
    Work-in-process........................................    3,342     1,744         7,683
    Finished goods.........................................   32,929    35,499        85,579
                                                             -------   -------       -------
         Total.............................................  $40,334   $41,151     $ 105,297
                                                             =======   =======       =======

     Inventories would have been approximately $3,164 and $2,752 higher at December 31,1994 and 1995, respectively, if the FIFO method had been used for all inventories. There were no decreases in LIFO inventory quantities in 1993 and 1995. Decreases in LIFO inventory quantities had the effect of increasing consolidated net income by $4 in 1994.

                     SYRATECH CORPORATION AND SUBSIDIARIES

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment was comprised of the following:

                                                              DECEMBER 31,
                                                           -------------------   SEPTEMBER 30,
                                                             1994       1995         1996
                                                           --------   --------   -------------
    Land and improvements................................  $  7,813   $  7,813     $   8,175
    Buildings and improvements...........................    17,465     18,780        35,540
    Tools and dies.......................................    13,651     13,808        13,993
    Machinery and equipment..............................     5,652      6,046        23,044
    Other................................................       797      1,169         1,293
    Construction in progress.............................     1,450      1,239        10,126
                                                            -------    -------       -------
         Total...........................................    46,828     48,855        92,171
    Less: accumulated depreciation and amortization......   (16,137)   (19,295)      (31,340)
                                                            -------    -------       -------
         Net.............................................  $ 30,691   $ 29,560     $  60,831
                                                            =======    =======       =======

     During 1995, the Company purchased all property previously under capital leases (Note 7). Cost and accumulated amortization related to property under capital leases at December 31, 1994 was approximately $5,075 and $2,199, respectively.

     Included in construction in progress at September 30, 1996 was $5,210 for an 830,000 square foot warehouse, manufacturing and showroom facility in Chester, South Carolina that the Company purchased during the second quarter of 1996 which will be placed into service upon completion of renovations. Capitalized interest was not material to the Company's consolidated financial statements.

7. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt were comprised of the following:

                                                               DECEMBER 31,
                                                             -----------------   SEPTEMBER 30,
                                                              1994      1995         1996
                                                             -------   -------   -------------
    Revolving loan facilities and notes payable............  $14,504   $51,735      $82,155
                                                             =======   =======      =======
    Equipment note.........................................  $   140
    Capital lease obligation...............................      735
                                                             -------
         Total.............................................      875
    Less: current maturities of long-term debt.............     (875)
                                                             -------
         Long-term debt....................................  $    --   $    --      $    --
                                                             =======   =======      =======

REVOLVING LOAN FACILITIES

     The Company's Amended and Restated Loan and Security Agreement (the "Company Loan Agreement") provides for maximum permitted borrowings of $60,000, an interest rate at the bank's prime rate less .25% (8.25% at December 31, 1995), and an option to borrow at 1.5% over the Eurodollar rate (7.15625%, 30 day Eurodollar rate, at December 31, 1995). The weighted average interest rate on borrowings outstanding under this facility for the year ended December 31, 1995 was 8.32%. The Company Loan Agreement expires on November 30, 1997. At December 31, 1995, there were no borrowings outstanding under the Company Loan Agreement, and at September 30, 1996, $45,399 was outstanding. The credit availability (net of letters of credit outstanding) under this agreement was $53,808 at December 31, 1995. Borrowings are collateralized by substantially all of the assets of the Company and its subsidiaries with the exception of Rauch, Farberware,

                     SYRATECH CORPORATION AND SUBSIDIARIES

Silvestri and C.J. Vander. The Company Loan Agreement restricts the payment of cash dividends to 33 1/3% of net income for the prior year. In addition, it limits repurchases of the Company's outstanding capital stock and capital expenditures, and contains covenants which require, among other things, minimum levels of consolidated tangible net worth and the maintenance of certain financial ratios. In December 1995, the restriction to repurchase outstanding capital stock was modified to allow the Company to repurchase all of the 3,064,751 shares of the Company's stock owned by affiliates of Katy Industries, Inc. (the "Katy Stock Repurchase"). The agreement was modified in December 1995 to permit the acquisition of Rauch referred to in Note 2. During 1996, further modifications were made to permit the Farberware, Silvestri and C.J. Vander acquisitions. At December 31, 1995, the Company had $15,400 of unrestricted retained earnings available for payment of cash dividends.

     As a result of the Rauch acquisition, the Company assumed the borrowings of Rauch (the "Rauch Loan"). The Rauch Loan is from the same lender as the Company Loan Agreement. During 1996, the Rauch Loan was modified to permit the continuation of the Rauch Loan under the company Loan Agreement. The Rauch Loan allowed long-term borrowings up to $12,800 and short-term borrowings up to $40,000. On September 30, 1996, there was $34,875 outstanding under the Rauch Loan. Effective October 31, 1996, the Company and the lender entered into an agreement that extended certain modifications previously agreed upon by the lender, added Rauch, Farberware and Silvestri as borrowers and limited total borrowings including amounts reserved for drawings on letters of credit to $100,000 through December 31, 1996 and to $60,000 until the earlier of April 30, 1997 or the completion of refinancing contemplated with respect to the Agreement and Plan of Merger with THL Transaction I Corp. The Rauch long-term loan was paid on October 31, 1996.

     In July 1996, the interest rate on each of the Company Loan Agreement and the Rauch Loan was set at the bank's prime rate less .75% and borrowings under the Eurodollar rate option was set at 1.0% over the Eurodollar rate.

     One of Wallace's Puerto Rican subsidiaries has a revolving credit facility (the "Facility") which provides for borrowings up to a maximum of $4,000. Interest on borrowings is charged at the bank's prime rate (8.50% at December 31, 1995). The weighted average interest rate on borrowings outstanding under this Facility for the year ended December 31, 1995 was 8.33%. There were no borrowings outstanding under the Facility at December 31, 1995. At September 30, 1996, $1,881 was outstanding under the Facility. The credit availability under the Facility was $4,000 at December 31, 1995. Borrowings are uncollateralized; however, the pledge of assets owned by one of the subsidiaries as collateral for other loans is prohibited. Borrowings under the Facility are guaranteed by the Company and cross-guaranteed by certain other subsidiaries. The Facility expired on May 30, 1996; however, the Company received a letter of commitment increasing the line from $4,000 to $10,000, lowering the interest rate to the bank's prime rate minus .30% or the Eurodollar rate plus 1.70% and extending it to May 31, 1997. As of September 30, 1996, the Company was negotiating the final details of the line of credit. On October 15, 1996, the Puerto Rican subsidiary and the lender entered into an Amended and Restated Line of Credit Agreement increasing the facility to $10 million and renewing it to May 31, 1997.

     At September 30, 1996, the Company had $16,687 of credit availability, net of $16,758 of letters of credit outstanding, under the Company's revolving credit facilities.

  Notes Payable

     At December 31, 1995, the Company had notes payable of $51,735 related to the purchase of 3,064,751 shares of the Company's common stock on December 29, 1995 (Note 11). These notes were paid on January 2, 1996.

                     SYRATECH CORPORATION AND SUBSIDIARIES

  Equipment Note

     One of Wallace's Puerto Rican subsidiaries had an equipment note payable in monthly installments of $17 plus interest at 10.375%. The note was collateralized by certain of the subsidiary's equipment. The note was paid in full during 1995.

  Capital Lease Obligation

     In 1990, one of Wallace's Puerto Rican subsidiaries sold and leased back, under a capital lease, certain of its tooling. The agreement provided for the repayment of $4,000 of proceeds received over 60 months in monthly installments of principal and interest of $86. The implicit interest rate of the lease was 10.375%. During 1995, the lease expired and the subsidiary repurchased the tooling for $25.

8. INCOME TAXES

     The provisions for income taxes were comprised of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1993       1994       1995
                                                               ------     ------     ------
    Current:
      Federal................................................  $1,484     $1,356     $6,297
      State..................................................     443        524      1,608
      Foreign................................................     779        625        937
                                                               ------     ------     ------
                                                                2,706      2,505      8,842
                                                               ------     ------     ------
    Deferred:
      Federal................................................    (578)      (561)    (1,805)
      State..................................................    (125)        87       (383)
      Foreign................................................     (78)       (19)
                                                               ------     ------     ------
                                                                 (781)      (493)    (2,188)
                                                               ------     ------     ------
    Tax benefit from exercise of stock options:
      Federal................................................     358        574        161
      State..................................................     107        172         48
                                                               ------     ------     ------
                                                                  465        746        209
                                                               ------     ------     ------
      Total..................................................  $2,390     $2,758     $6,863
                                                               ======     ======     ======

     The provision for income tax expense for the nine month period ended September 30, 1996 has been computed using an estimated effective tax rate for the year ended December 31, 1996.

                     SYRATECH CORPORATION AND SUBSIDIARIES

     The reconciliations between the Company's effective income tax rate and the U.S. federal statutory rate are as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                                     ----------------------
                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Federal statutory rate.........................................  35.0%    35.0%    35.0%
    State taxes, net of federal income tax benefit.................   2.6      3.1      2.5
    Hong Kong......................................................  (8.4)    (6.6)    (4.8)
    Puerto Rico....................................................  (5.9)    (6.0)    (3.8)
    Provision for undistributed foreign earnings...................   4.1      1.6      5.0
    Other..........................................................  (2.1)    (1.1)     0.4
                                                                     ----     ----     ----
      Effective income tax rate....................................  25.3%    26.0%    34.3%
                                                                     ====     ====     ====

     The components of income before provision for income taxes were comprised of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1993       1994        1995
                                                             ------     -------     -------
    Domestic...............................................  $6,302     $ 7,081     $14,480
    Foreign................................................   3,144       3,536       5,559
                                                             ------     -------     -------
              Total........................................  $9,446     $10,617     $20,039
                                                             ======     =======     =======

     Provisions have been made for taxes on the undistributed earnings of Syratech H.K. and Wallace's Puerto Rican subsidiaries which are ultimately expected to be remitted to the parent company. In addition, the Company has permanently invested a portion of the undistributed earnings of its Puerto Rican and Syratech H.K. subsidiaries. It is not practical to estimate the amount of unrecognized deferred tax liability attributable to these undistributed foreign earnings.

     Wallace's Puerto Rican subsidiaries operate under grants from the Commonwealth of Puerto Rico exempting 90% of their income from taxation until December 2003. Had the Company not been eligible for the tax exemption, net income in 1993, 1994, and 1995 would have been reduced by approximately $1,512, $1,330, and $1,198, and earnings per share would have been decreased by approximately $.13, $.11, and $.10, respectively.

                     SYRATECH CORPORATION AND SUBSIDIARIES

     The tax effects of significant items comprising the Company's net deferred tax asset (liability) are as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1995
                                                                       -------     -------
    Deferred tax assets:
      Accounts receivable............................................  $ 1,951     $ 2,171
      Inventory......................................................      851       1,447
      Other reserves.................................................      445       1,996
      Pension........................................................      221         522
      Other deductible amounts.......................................      206         250
                                                                       -------     -------
              Deferred tax asset.....................................    3,674       6,386
                                                                       -------     -------
    Deferred tax liability:
      Asset acquisition allocation...................................     (476)       (592)
      Depreciation...................................................   (2,540)     (2,352)
      Foreign earnings...............................................   (1,439)     (1,994)
                                                                       -------     -------
              Deferred tax liability.................................   (4,455)     (4,938)
                                                                       -------     -------
    Net deferred tax asset (liability)...............................  $  (781)    $ 1,448
                                                                       =======     =======

9. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries have various operating lease commitments for buildings and equipment. The lease agreements generally require the Company to pay insurance, real estate taxes, and maintenance and contain various renewal options. Future minimum rental payments for all noncancellable operating leases for each of the next five years and thereafter, including those resulting from the Rauch, Silvestri and C. J. Vander acquisitions, are as follows:

        1996................................................................  $4,273
        1997................................................................   2,559
        1998................................................................   1,146
        1999................................................................     896
        2000................................................................     751
        Subsequent to 2000..................................................     342

     Rent expense for all operating leases were approximately $1,601, $1,789, and $1,821 in 1993, 1994 and 1995 and $1,406 and $4,287 for the nine months ended September 30, 1995 and 1996, respectively.

     Certain subsidiaries were contingently obligated for outstanding letters of credit, trade acceptances and similar instruments aggregating $6,909 at December 31, 1995 and $16,758 (Note 7) at September 30, 1996. The assets of Syratech H.K. are pledged as collateral for certain of these contingent obligations.

10. EMPLOYEE BENEFIT PLANS

     The Company has three 401(k) savings plans. The 401(k) savings plans cover substantially all employees of its domestic and Puerto Rican subsidiaries. The 401(k) plans are subject to certain minimum age and length of employment requirements. Under two of these plans, the Company matches 30% of participants' contributions up to 6% of compensation. Under the other plan, the Company matches 50% of the first five hundred twenty dollars contributed and 25% thereafter, of the participants' contributions up to 15% of compensation. The Company also has a savings plan, established in 1991, covering substantially all employees

                     SYRATECH CORPORATION AND SUBSIDIARIES
of the Company's Hong Kong subsidiary. Under the Hong Kong plan, the Company contributes up to 10% of the participants' compensation. The Company contributed an aggregate of $140, $197, and $256 to all of these Plans in 1993, 1994 and 1995, and $194 and $444 for the nine months ended September 30, 1995 and 1996, respectively.

     The Company's C. J. Vander subsidiary also has an employee benefit plan. The Company's obligation under the plan is not material to the Company's financial position or results of operations.

     The Company has employment agreements with certain officers and employees (including one non-officer employee/director) for terms ranging from three to five years, which provide for minimum annual salaries aggregating $3,051 and certain other benefits.

     Employment agreements with the Company's five officers provide for retirement benefit payments. With respect to two of these officers, for the years ended December 31, 1994 and 1993, the agreements provided for benefit payments in amounts equal to two percent of the officers' final year base salaries multiplied by the number of years of service with the Company. In May 1995, these two agreements were amended to provide that the benefit payments be based upon two percent of the average total annual compensation (salary and bonus) for the three year period preceding the executives' retirement dates multiplied by the number of years of service. In addition, one of the agreements was amended (the "1995 Plan Amendment") to provide for a 100% survivor benefit for the executive's spouse. In July, 1996 existing employment agreements with the other three officers were amended to also provide for a retirement benefit. Two of these agreements were amended to provide for benefit payments based upon the greater of (i) $75,000 or (ii) one half of one percent of the average total annual compensation (salary and bonus) for the three year period preceding the executives' retirement dates multiplied by the number of years of service. One of these agreements was amended to provide for benefit payments based upon the greater of (i) $75,000 or (ii) one percent of the average total annual compensation (salary and bonus) for the three year period preceding the executives' retirement dates multiplied by the number of years of service.

     Upon consummation of the Merger (Note 15), an employment agreement with an officer will be amended so as to (i) change the officer's term of full-time employment from a rolling five-year term to a fixed five-year term, (ii) provide for a minimum base salary of $1,150 per annum, (iii) establish $1,150 as the minimum amount upon which the officer's retirement benefit (and the survivor's benefit of his surviving spouse) will be computed and (iv) create contractual rights with respect to certain perquisites that he is accorded informally under present arrangements with the Company. Additionally, an employment agreement with another officer will be amended to change the officer's term of full-time employment from a rolling five-year term to a fixed five-year term.

     Pension expense is determined using assumptions at the beginning of the year. Assumptions used in determining the actuarial present value of the projected benefit obligation include: a discount rate of 8.5% and a rate of future increases in benefit compensation of 5%. The Company has changed its discount rate assumption to 7.5% effective January 1, 1996. The effect of the change in discount rate was not material to the December 31, 1995 financial statements.

     Net pension cost included the following components:

                                                                    1993     1994     1995
                                                                    ----     ----     ----
    Service cost for benefits earned..............................  $124     $137     $196
    Interest cost benefit obligation..............................    64       71      123
    Amortization of prior service cost............................    --       --      476
                                                                    ----     ----     ----
    Net periodic pension cost.....................................  $188     $208     $795
                                                                    ====     ====     ====

                     SYRATECH CORPORATION AND SUBSIDIARIES

     The following table summarizes the amounts recognized in the consolidated balance sheets as of December 31, 1994 and 1995:

                                                                          1994       1995
                                                                         ------     ------
    Actuarial present value of obligations:
      Vested benefit obligation........................................  $1,602     $1,724
      Projected benefit obligation.....................................   1,648      2,012
    Fair value of plan assets..........................................      --         --
    Projected benefit obligation in excess of plan assets..............   1,648      2,012
    Unrecognized prior service cost....................................  (1,079)      (603)
    Unrecognized gain/(loss)...........................................      --        (45)
    Additional minimum liability.......................................      --        360
                                                                         ------     ------
    Net accrued pension liability......................................  $  569     $1,724
                                                                         ======     ======

11. STOCKHOLDERS' EQUITY

  Key Employee Stock Option Plans

     Under the Company's 1986 Key Employee Stock Option Plan ("1986 Plan"), qualified and non-qualified options to purchase up to a maximum of 1,300,000 shares of common stock were granted to certain employees at exercise prices not less than 85% of the fair market value at the date of grant. Options become exercisable ratably over a five-year period and expire ten years from the date of grant. There were no shares available for grant under the 1986 Plan at December 31, 1995 and September 30, 1996.

     In 1993, the Company established the 1993 Key Employee Stock Option Plan ("1993 Plan"), with provisions similar to the 1986 Plan. Under the 1993 Plan, qualified and non-qualified options to purchase up to a maximum of 400,000 shares of common stock may be granted to certain employees at an exercise price not less than fair market value at the date of grant. Options outstanding under the 1993 plan at December 31, 1995 and September 30, 1996 were 47,500 and 67,000, respectively.

     In 1995, the Company established the 1995 Key Employee Stock Option Plan ("1995 Plan"). The 1995 Plan contains certain provisions similar to the 1993 Plan and would allow the grant of 800,000 options at an exercise price not less than fair market value at the date of grant. No options were outstanding under the 1995 plan at December 31, 1995. At September 30, 1996, 120,000 options were outstanding under the 1995 plan.

                     SYRATECH CORPORATION AND SUBSIDIARIES

     A summary of stock option activity under the Plans is as follows:

                                                                                EXERCISE
                                                                                  PRICE
                                                                 SHARES         PER SHARE
                                                               ----------     -------------
    Outstanding at January 1, 1993...........................   1,299,960     $.0038-$10.67
    Canceled.................................................     (19,100)    $10.00-$10.67
    Granted..................................................      18,300            $13.70
    Exercised................................................  (1,001,810)    $.0038-$10.67
                                                               ----------
    Outstanding at December 31, 1993.........................     297,350     $.0038-$13.70
    Canceled.................................................      (8,400)           $10.67
    Granted..................................................      50,000            $14.35
    Exercised................................................     (38,200)    $.0038-$10.67
                                                               ----------
    Outstanding at December 31, 1994.........................     300,750     $.0038-$14.35
    Canceled.................................................     (90,900)    $10.67-$14.56
    Granted..................................................      54,500     $14.56-$18.75
    Exercised................................................     (44,150)    $.0038-$10.67
                                                               ----------
    Outstanding at December 31, 1995.........................     220,200     $.0038-$18.25
    Canceled.................................................      (2,000)           $10.67
    Granted..................................................     139,500     $23.00-$24.75
    Exercised................................................      (9,600)    $.0038-$10.67
                                                               ----------
    Outstanding at September 30, 1996........................     348,100     $.0038-$24.75
                                                               ==========
    Exercisable at December 31, 1995.........................      85,720     $.0038-$13.70
                                                               ==========
    Exercisable at September 30, 1996........................      86,020     $.0038-$18.75
                                                               ==========

  Purchase of Common Stock

     On December 29, 1995, the Company effected the Katy Stock Repurchase. The aggregate purchase price of $52,054 represented approximately $17 per share. The purchase was financed by the issuance of two promissory notes due January 2, 1996 to subsidiaries of Katy and the assumption of short-term bank debt, all aggregating $51,735. The two promissory notes and the short-term bank debt were paid on January 2, 1996. The Company's par and additional paid-in capital values have been decreased to reflect the purchase.

  Shareholder Rights Plan

     On October 26, 1992 the Company's Board of Directors adopted a Shareholder Rights Plan (the "Plan"). Under the Plan, the Company distributed a dividend of one right (a "Right") to purchase shares of preferred stock to stockholders of record on October 31, 1992 and further authorized the issuance of one Right to each share of common stock which becomes outstanding after the record date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of a new series of preferred stock ("Series A Preferred stock") at a price of $50, subject to adjustment. As amended on July 5, 1994, the Rights become exercisable only if an individual or group (an "Acquiring Person") acquires 15% or more of the outstanding common stock or commences a tender offer which would result in its ownership of 30% or more of the outstanding common stock, or in the case of a person who beneficially owned 20% or more of the outstanding common stock on October 26, 1992, such person acquires an additional 1% or more of the outstanding common stock.

                     SYRATECH CORPORATION AND SUBSIDIARIES

     Once exercisable, the Rights, under certain circumstances, permit the holder (other than an Acquiring Person) to acquire shares of common stock of the Company or of an acquiring company, having a value equal to twice the exercise price of the Right.

     The right to acquire shares of common stock described in the preceding paragraph shall not arise as a result of a tender offer for the acquisition of any and all of the outstanding common shares of the Company for cash, provided such tender offer remains open for a period of not less than 60 calendar days. Furthermore, at any time after an Acquiring Person acquires ownership of 15% or more (but less than 50%) of the Company's outstanding common stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than those held by the Acquiring Person) for shares of the Company's common stock at a ratio of one share of common stock per Right, as adjusted. The Company is generally entitled to redeem the Rights at $0.01 per Right. As required by the Agreement and Plan of Merger (Note 15), effective on November 8, 1996, the Company redeemed all outstanding Rights and terminated the Shareholder Rights Plan pursuant to which the Rights were issued. The redemption price for each Right is one cent and if holders of Rights have not received payment of the redemption price prior to the Effective Time they will, upon receipt of satisfactory proof of non-payment of the redemption price of Rights held by them on November 8, 1996, have the redemption price of their Rights added to the payment of the cash price for their shares of Company Common Stock in the Merger.

12. RELATED PARTY TRANSACTIONS

     A beneficial owner of less than 1% of the Company holds a significant management role in Service Merchandise Co., Inc. ("Service"). A different person is a director of the Company and is also a director of Service. The Company had net sales to Service of approximately $10,065, $9,909 and $10,706 in 1993, 1994 and 1995, and $9,206 and $20,273 in the nine months ended September 30, 1995 and 1996, respectively. The Company had accounts receivable from Service of approximately $834, $756 and $10,884 at December 31, 1994, 1995 and September 30, 1996, respectively.

     Effective July 12, 1996, the Company, through an indirect wholly-owned subsidiary, granted a license to Service to use certain trademarks, patents and copyrights relating to certain electric and other products. The agreement is subject to cancellation with six months notice by the licensee.

     Wacker Industrial Company ("Wacker"), a major supplier, is owned by a holder of less than 1% of the Company's common stock. In 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, the Company had purchases from this supplier of approximately $12,297, $6,176 and $5,371 and $4,324 and $3,097, respectively. Accounts payable to this supplier approximated $161, $75 and $158 at December 31, 1994, 1995 and September 30, 1996, respectively.

     Other transactions with companies affiliated with certain directors/stockholders include net sales of approximately $403, $297 and $735 and purchases of products and services of $1,637, $1,228 and $746 in 1993, 1994 and 1995, respectively. For the nine month periods ended September 30, 1995 and 1996, net sales to affiliated companies approximated $608 and $4,283, respectively. As of December 31, 1995, amounts payable to these companies approximated $319, and as of September 30, 1996, there were no amounts payable; there also were no accounts receivable.

                     SYRATECH CORPORATION AND SUBSIDIARIES

13. FOREIGN OPERATIONS

     The Company's foreign operations relate to its Hong Kong subsidiary, the sales of which are substantially to customers in the United States. Summarized financial information about the Company's operations in different geographic areas is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1993       1994       1995
                                                             --------   --------   --------
    Net sales:
      United States........................................  $ 95,643   $114,457   $122,950
      Foreign..............................................    27,039     32,834     46,570
                                                             --------   --------   --------
         Total.............................................  $122,682   $147,291   $169,520
                                                             ========   ========   ========
    Income from operations:
      United States........................................  $  7,110   $  7,497   $  9,846
      Foreign..............................................     3,202      3,581      5,599
                                                             --------   --------   --------
         Total.............................................  $ 10,312   $ 11,078   $ 15,445
                                                             ========   ========   ========
    Identifiable assets:
      United States........................................  $147,147   $185,632   $213,162
      Foreign..............................................     4,913      5,052      7,404
                                                             --------   --------   --------
                                                             $152,060   $190,684   $220,566
                                                             ========   ========   ========

     As of May 8, 1996, the Company's foreign operations include its C.J. Vander subsidiary (Note 2).

14. LITIGATION

     The Company has been named as a defendant in several legal actions arising from its normal business activities. The Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be predicted, in the opinion of management, the Company's potential liability on all known claims would not have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The Company is also involved in litigation with Bruckner Manufacturing Corp. ("BMC") and its parent, U.S. Industries, Inc. ("USI") growing out of the acquisition by its Farberware Inc. subsidiary of the Farberware assets previously owned by BMC and certain related transactions. The Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be accurately predicted, in the opinion of management, the Company's potential liability on all known claims would not have a material adverse effect on the results of operations or financial condition of the Company.

15. SUBSEQUENT EVENT

     On October 23, 1996, the Company and THL Transaction I Corp., a company organized and controlled by affiliates of Thomas H. Lee Company, entered into an
Agreement and Plan of Merger, which on November   , 1996 was amended and
restated effective as of October 23, 1996, pursuant to which THL Transaction I Corp. will be merged into the Company (the "Merger"). Pursuant to the transaction, stockholders of the Company will receive $32 in cash per share or may elect to receive a portion of their consideration by retaining stock of the surviving entity.

     Upon consummation of the Merger, the Company would have on a pro forma basis, as of September 30, 1996, outstanding debt of approximately $252,083. The transaction is expected to close in the first quarter of

                     SYRATECH CORPORATION AND SUBSIDIARIES

1997. It is intended that the transaction will be accounted for as a recapitalization. If the Merger were consummated on September 30, 1996, it is anticipated that financing proceeds, capital from THL I obtained by it from an equity contribution by its stockholders and existing cash on the Company's balance sheet, together aggregating approximately $377,083, would have been required to consummate such transactions. The equity contribution to be made to THL I will constitute approximately $102,139 (less the value of the shares retained by stockholders other than the Company's chairman) of such $377,083. The Company expects to have a stockholders' deficit ($3,863 on a pro forma basis at September 30, 1996) considering the effects of the Merger, because the distribution to stockholders, as well as approximately one-third of the Merger expenses, will reduce stockholders' equity.

                                   SCHEDULE I

                         CERTAIN INFORMATION REGARDING
                            THL TRANSACTION I CORP.

     The following table sets forth the name, business address, age, principal occupation or employment at the present time and during the last five years, the name, principal business and address of any corporation or other organization in which such occupation or employment is or was conducted and current directorships of the executive officers, directors and stockholders of THL I, all of whom are citizens of the United States. Except as otherwise noted, the address of each such corporation or organization listed and the business addresses of such persons is the address of Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109. Each person has had the principal occupation or employment listed for more than the past five years except as otherwise noted.

           NAME AND                               PRESENT PRINCIPAL OCCUPATION OR
       BUSINESS ADDRESS         AGE         EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------  ---   --------------------------------------------------------
Thomas H. Lee.................  52    Founder of Thomas H. Lee Company and its President since
                                      1974. Director of Autotote Corporation, Finlay
                                      Enterprises Inc., Gillett Holdings, Inc. (Vail
                                      Associates), Health o meter Products, Inc., Livent,
                                      Inc., Playtex Products, Inc., Sondik Supply Corporation,
                                      First Security Services Corporation and Miller Import
                                      Corporation. Mr. Lee owns all of the outstanding shares
                                      of THL I.
David V. Harkins..............  55    Senior Managing Director of Thomas H. Lee Company since
                                      1991; Joined Thomas H. Lee Company in 1986. President
                                      and Trustee of THL Equity Trust III, the General Partner
                                      of THL Equity Advisers III Limited Partnership, which is
                                      the General Partner of Thomas H. Lee Equity Fund III,
                                      L.P. Chairman of National Dentex Corporation since 1983.
                                      Mr. Harkins is a director of Stanley Furniture Company,
                                      Inc., National Dentex Corporation, HomeSide, Inc.,
                                      Freedom Securities, Inc. and First Alert, Inc.
Scott A. Schoen...............  38    President and director of THL I. Managing Director of
                                      the Thomas H. Lee Company since 1991. Joined Thomas H.
                                      Lee Company in 1986. Vice President and Trustee of THL
                                      Equity Trust III, the General Partner of THL Equity
                                      Advisers III Limited Partnership, which is the General
                                      Partner of Thomas H. Lee Equity Fund III, L.P. Mr.
                                      Schoen is a director of First Alert, Inc., Rayovac
                                      Corporation, Anchor Advanced Products, Inc., Alliance
                                      International Group, Inc., Health o meter Products, Inc.
                                      and LaSalle ReHoldings Limited.
Thomas M. Hagerty.............  33    Treasurer and director of THL I. Managing Director of
                                      the Thomas H. Lee Company since 1993; Joined Thomas H.
                                      Lee Company in 1988. Vice President and Trustee of THL
                                      Equity Trust III, the General Partner of THL Equity
                                      Advisers III Limited Partnership, which is the General
                                      Partner of Thomas H. Lee Equity Fund III, L.P. Mr.
                                      Hagerty is a director of Select Beverages, Inc., Freedom
                                      Securities, Inc. and HomeSide, Inc.
Seth W. Lawry.................  32    Worked at Thomas H. Lee Company from 1989 to 1990 and
                                      rejoined in 1994. Vice President of THL Equity Trust
                                      III, the General Partner of THL Equity Advisers III
                                      Limited Partnership, which is the General Partner of
                                      Thomas H. Lee Equity III, L.P. From 1990 to 1992, Mr.
                                      Lawry attended Stanford Graduate School of Business.
                                      From 1992 to 1994, Mr. Lawry worked in the Mergers &
                                      Acquisitions Department of Morgan Stanley & Co.
                                      Incorporated. Mr. Lawry is a director of Freedom
                                      Securities, Inc.

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

           NAME AND                               PRESENT PRINCIPAL OCCUPATION OR
       BUSINESS ADDRESS         AGE         EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------  ---   --------------------------------------------------------
Kent R. Weldon................  29    Secretary and director of THL I. Vice President of THL
                                      Equity Trust III, the General Partner of THL Equity
                                      Advisers III Limited Partnership, which is the General
                                      Partner of Thomas H. Lee Equity III, L.P. Worked at
                                      Thomas H. Lee Company from 1991 to 1993 and rejoined in
                                      1995. From 1989 to 1991, Mr. Weldon worked in the
                                      Mergers & Acquisitions Department of Morgan Stanley &
                                      Co. Incorporated. From 1993 to 1995, Mr. Weldon attended
                                      the Harvard Graduate School of Business Administration.

                     THE PROXY SOLICITOR FOR THE MERGER IS:

                                [TO BE PROVIDED]

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requests for additional copies of this Proxy Statement or the Proxy Card may be directed to the Proxy Solicitor.

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                                       S-2